As filed with the Securities and Exchange Commission on March 9, 2018
Registration Statement No. 333-223237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JUNIATA VALLEY FINANCIAL CORP.
(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	23-2235254
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
Bridge and Main Streets
P.O. Box 66
Mifflintown, PA 17059
(717) 827-4041
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marcie A. Barber
President and Chief Executive Officer
Juniata Valley Financial Corp.
Bridge and Main Streets
P.O. Box 66
Mifflintown, PA 17059
(717) 436-8211
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Paul G. Mattaini, Esq. Kimberly J. Decker, Esq. Barley Snyder LLP 126 East King Street Lancaster, PA 17602 (717) 299-5201	Kenneth J. Rollins, Esq. Pillar + Aught 4201 E. Park Circle Harrisburg, PA 17111 (717) 308-9633
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transaction described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer) ☐
Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, no par value	324,834	$3,132.52	$4,762,188	$593.00(3)

(1)
Based on the maximum number of shares of common stock of Juniata Valley Financial Corp. (“Juniata”) that may be issued in connection with the proposed acquisition of Liverpool Community Bank (“Liverpool”) by Juniata. In accordance with Rule 416, this Registration Statement shall also register any additional shares of Juniata’s common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger.

(2)
Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(2), on the basis of  (i) the book value of Liverpool’s common stock, computed as of the latest practicable date prior to the date of filing (January 31, 2018) of  $3,132.52, (ii) a maximum of 1,886 shares of Liverpool common stock to be received by Juniata in the merger (which excludes 1,214 shares of Liverpool common stock owned by Juniata that will be canceled in the merger), and (iii) cash of at least $1,145,745 to be paid in the merger by Juniata.

(3)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement/Prospectus

PROXY STATEMENT/PROSPECTUS
FOR SPECIAL MEETING OF SHAREHOLDERS
OF LIVERPOOL COMMUNITY BANK
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:
On December 29, 2017, Juniata Valley Financial Corp., or Juniata, and Liverpool Community Bank, or Liverpool, entered into a merger agreement that provides for the merger of Liverpool with and into Juniata’s wholly-owned subsidiary, The Juniata Valley Bank, or JVB, with JVB surviving.
Before Liverpool and Juniata can complete the merger, the shareholders of Liverpool must adopt the merger agreement. Liverpool’s shareholders will vote on a proposal to adopt the merger agreement, and on the other matters described below, at a special meeting of shareholders to be held on March 27, 2018.
If the merger is completed, Liverpool shareholders, other than Juniata, which owns 1,214 shares of Liverpool common stock that will be canceled in the merger, will receive, for each share of Liverpool common stock they own immediately prior to completion of the merger, either: (i) 202.6286 shares of Juniata common stock, which we refer to as the exchange ratio, or (ii) $4,050.00 in cash. Liverpool’s shareholders may elect to receive the cash consideration or the stock consideration for each share owned, subject to the limitation that at least 15%, but no more than 20%, of the outstanding Liverpool shares are converted into the cash consideration. If cash elections are made for less than 15% or more than 20% of the outstanding Liverpool shares, all stock elections (where the minimum cash of 15% is not met) or all cash elections (where the maximum cash of 20% is exceeded) will be proportionately converted into cash or stock elections, respectively, until the relevant limit is met. The merger has been structured to qualify as a tax-free reorganization. If the average price of Juniata’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $16.00 per share and also declines by twenty percent more than the decline in the Nasdaq Bank Stock Index between December 28, 2017 and the last trading date in the 30 day period, Liverpool’s board of directors may elect to terminate the merger agreement unless Juniata increases the aggregate consideration to at least $10.044 million.
Liverpool’s board of directors has determined that the combination of Liverpool and Juniata is advisable and in the best interests of Liverpool based upon its analysis, investigation and deliberation. Liverpool’s board of directors unanimously recommends that Liverpool shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.
Juniata’s common stock is quoted on the OTC Pink Marketplace under the symbol “JUVF.” Juniata’s closing stock price on December 28, 2017, the date preceding public announcement of the merger, was $20.00. Juniata’s closing stock price as of March  2, 2018 was $21.50.
You should read this entire proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 17.
The shares of Juniata common stock to be issued to Liverpool’s shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither Liverpool’s nor Juniata’s common stock is listed on any securities exchange.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the Juniata common stock to be issued in the merger, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The date of this proxy statement/prospectus is March 2, 2018, and it is first being mailed or otherwise delivered to shareholders of Liverpool on or about March 13, 2018.

LIVERPOOL COMMUNITY BANK
104 North Front Street
P.O. Box A
Liverpool, Pennsylvania 17045
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MARCH 27, 2018
TO THE SHAREHOLDERS OF LIVERPOOL COMMUNITY BANK:
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Liverpool Community Bank (“Liverpool”) will be held at 11:00 a.m., local time, on March 27, 2018, at Liverpool Community Bank, 104 North Front Street, Liverpool, PA 17045, to consider and vote upon the following proposals:
1.
Adoption of the Agreement and Plan of Merger, dated December 29, 2017, by and among Juniata Valley Financial Corp., The Juniata Valley Bank, the wholly owned subsidiary of Juniata Valley Financial Corp. (“JVB”), and Liverpool, which provides for, among other things, the merger of Liverpool with and into JVB, with JVB surviving;

2.
Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

3.
Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to adopt the merger agreement and the merger, are described in more detail in the accompanying proxy statement/prospectus. You should read that document, including all Annexes, in its entirety, before voting. Only shareholders of record at the close of business on February 27, 2018, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the meeting.
Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Liverpool and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. In addition, your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each of the directors of Liverpool has executed a letter agreement in favor of Juniata pursuant to which he or she has agreed to vote all shares of Liverpool common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby. In addition, Juniata executed a letter agreement in favor of Liverpool pursuant to which it agreed to vote all shares of Liverpool common stock owned by it in favor of adoption of the merger agreement and the transactions contemplated thereby.
You are cordially invited to attend Liverpool’s special meeting in person. Please take a moment now to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided, which requires no postage if mailed in the United States. Even if you plan to be present, you are encouraged to return the enclosed proxy card at your earliest convenience. If you attend Liverpool’s special meeting, you may vote either in person or by your proxy. If you fail to return your proxy card or attend the special meeting and vote in person, your shares will not be counted for purpose of determining whether a quorum is present at Liverpool’s special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement.
We urge you to vote as soon as possible so that your shares will be represented.
BY ORDER OF THE BOARD OF DIRECTORS,
Secretary
March 13, 2018
Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately.

WHERE YOU CAN FIND MORE INFORMATION
Juniata has filed with the SEC a registration statement under the Securities Act that registers the shares of Juniata common stock to be issued to Liverpool shareholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Juniata, and a proxy statement of Liverpool for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about Juniata common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.
As permitted by the SEC, the following documents are incorporated by reference by Juniata (SEC File No. 0-13232) in this document:
•
Annual Report on Form 10-K, filed March 15, 2017, for the year ended December 31, 2016;

•
Quarterly Reports on Form 10-Q: filed May 10, 2017, for the quarter ended March 31, 2017; filed August 9, 2017 for the quarter ended June 30, 2017; and filed November 9, 2017 for the quarter ended September 30, 2017;

•
Current Reports on Form 8-K filed: January 31, 2017, March 24, 2017, May 3, 2017, May 18, 2017, July 28, 2017, October 31, 2017; and

•
The description of Juniata common stock contained in Juniata’s registration statement on Amended and Restated Form 8-K, filed September 13, 2011, and any amendment or reports filed for purposes of updating such description.

All documents filed by Juniata pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the special meeting are also incorporated by reference into this document and will be deemed to be a part hereof from the date of filing of such documents.
Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement.
You may read and copy any documents Juniata files, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents we incorporate by reference above, at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Juniata also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Juniata files with the SEC by going to Juniata’s website at http://www.jvbonline.com or by making a written or oral request to Danyelle Pannebaker at 717-436-3229, The Juniata Valley bank, P.O. Box 66, Mifflintown, PA 17059. In order to ensure timely delivery of such documents, any request should be made by March 20, 2018.
Information on any Juniata or Liverpool website is not part of this proxy statement/prospectus, and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement/prospectus. The Internet website addresses of Juniata and Liverpool are provided as inactive textual references only. The information provided on these Internet websites, other than copies of the documents we expressly incorporate by reference and that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.
All information contained or incorporated by reference in this document relating to Juniata and its subsidiaries has been supplied by Juniata. All information contained in this document relating to Liverpool and its subsidiaries has been supplied by Liverpool.
i

Neither Juniata nor Liverpool has authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
This proxy statement/prospectus contains a description of the representations and warranties that each of Juniata and Liverpool made to the other in the merger agreement. Representations and warranties made by Juniata and Liverpool are also set forth in contracts and other documents that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated, by reference into this proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Juniata, Liverpool or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
LIVERPOOL SHAREHOLDER MEETING
The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the Liverpool shareholder meeting. They may not include all the information that is important to the shareholders of Liverpool. Shareholders of Liverpool should read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to in this document. This document is first being sent to Liverpool shareholders on or about March 13, 2018.
Questions about the Merger
Q:
What is the merger?

A:
Juniata and Liverpool have entered into an Agreement and Plan of Merger, dated December 29, 2017, referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Juniata and Liverpool. Under the merger agreement, Liverpool will merge with and into Juniata’s wholly owned bank subsidiary, The Juniata Valley Bank, or JVB, with JVB surviving the merger, and the separate corporate existence of Liverpool will cease. We refer to this transaction as the “merger.”

Q:
Why am I receiving these materials?

A:
This document constitutes a proxy statement of Liverpool and a prospectus of Juniata. Liverpool is sending these materials to its shareholders to help them decide how to vote their shares of Liverpool common stock with respect to the proposed merger and the other matters to be considered at the special meeting.

The merger cannot be completed unless the shareholders of Liverpool adopt the merger agreement. Liverpool is holding its special meeting of shareholders to vote on the merger, as well as the other proposals described in “Liverpool’s Special Meeting,” beginning on page 69. Information about the meeting, the merger and the other business to be considered at the meeting is contained in this proxy statement/prospectus.
Q:
Why are Liverpool and Juniata proposing the merger?

A:
Liverpool’s board of directors, in unanimously determining that the merger is in the best interests of Liverpool, considered a number of factors which are described under the headings “The Merger —  Liverpool Background of the Merger” and “The Merger — Liverpool’s Reasons for the Merger,” beginning on pages 25 and 29, respectively.

Q:
What will Liverpool shareholders receive as a result of the merger?

A:
Each share of Liverpool common stock issued and outstanding immediately prior to the completion of the merger, other than shares owned by Juniata, will be converted into the right to receive, at the election of the shareholder, either (i) 202.6286 shares of Juniata common stock (which we refer to as the exchange ratio) or (ii) $4,050.00 in cash. Liverpool’s shareholders may elect to receive the cash consideration or the stock consideration for each share owned, subject to the limitation that at least 15%, but no more than 20%, of the outstanding Liverpool shares are converted into the cash consideration. If cash elections represent less than 15% of the outstanding Liverpool shares, all shares for which no election was made will be converted into cash consideration and, if necessary, all stock elections will be proportionately converted into cash elections until the 15% minimum cash election condition is met. If cash elections are made for more than 20% of the outstanding Liverpool shares, all shares for which no election was made will be converted into the stock consideration and, if necessary, all cash elections will be proportionately converted into stock elections until the 20% maximum cash limitation limit is met.

Q:
Will the merger consideration fluctuate with changes in the market value of Juniata common stock?

A:
The exchange ratio is fixed. However, if the average price of Juniata’s common stock, as measured over the 30 trading day period occurring shortly before the closing date of the merger, both: (i) drops below $16.00 per share, and (ii) declines by twenty percent more than the decline in the Nasdaq Bank Stock Index (“NBSI”) between December 28, 2017 and the last trading date in the 30 day period, then Liverpool’s board of directors may elect to terminate the merger agreement unless Juniata increases the aggregate consideration to at least $10.044 million.

Q:
How do Liverpool shareholders elect the form of merger consideration they wish to receive?

A:
After the shareholders of Liverpool have approved the merger, Juniata, acting as the exchange agent, will send you an official election form to complete and return to Juniata, with appropriate instructions. You should only complete and return the official election form when it is sent to you. All election forms must be returned to Juniata before the election deadline.

Q:
When is the election deadline?

A:
After Liverpool’s shareholders approve the merger, Juniata will mail the election form to all shareholders of Liverpool with instructions, which will include the election deadline. In addition, we will publicly announce the election deadline through a press release or other public communication.

Q:
What if I do not complete and return the election form before the election deadline?

A:
If you do not submit a properly completed election form prior to the election deadline, and pro-ration of elections is necessary, your shares will be converted into stock or cash, as necessary to achieve the minimum and maximum cash limits. If you do not submit a properly completed election form prior to the election deadline, and pro-ration of elections is not necessary, you will receive Juniata stock in exchange for your shares of Liverpool common stock.

Q:
Can I change my election?

A:
Yes. Liverpool shareholders can change or revoke their election at any time prior to the election deadline by delivering a written notice of revocation to Liverpool or delivering a new, properly completed election form to the exchange agent, no later than the election deadline.

Q:
When should I send in my Liverpool stock certificates?

A:
DO NOT SEND IN YOUR CERTIFICATES OF LIVERPOOL COMMON STOCK NOW.   If Liverpool’s shareholders approve and adopt the merger agreement, when the exchange agent mails you the form of election, it will also send you a letter of transmittal that will explain how to exchange Liverpool stock certificates for the merger consideration. Please do not send in any Liverpool stock certificates until you receive the letter of transmittal.

Q:
Who will be the directors and executive officers of Juniata and JVB following the merger?

A:
Following the merger, Juniata and JVB’s boards of directors will consist of their current directors. The executive officers of Juniata and JVB will remain the same.

Q:
Will Liverpool continue to pay a dividend prior to the closing of the merger?

A:
Yes, Liverpool will be permitted to pay dividends, consistent with past practices. In addition, Juniata and Liverpool agreed that, prior to closing, Liverpool will pay a special dividend of  $32.26 per share to Liverpool shareholders.

Q:
When do you expect to complete the merger?

A:
We cannot complete the merger until all conditions to the merger in the merger agreement are satisfied or waived, including receipt of shareholder approval at the special meeting of Liverpool, and until we receive the required regulatory approvals. We currently expect to complete the merger in the first half of 2018. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing the merger at all.

Q:
What are the federal income tax consequences of the merger?

A:
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. It is a condition to the completion of the merger that the parties receive a written opinion from Barley Snyder LLP, counsel to Juniata, to the effect that (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (ii) the holders of Liverpool common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Liverpool common stock for Juniata common stock (except for cash consideration received or cash received in lieu of fractional shares); (iii) the basis of Juniata common stock received by the shareholders of Liverpool will be the same as the basis of such shareholders’ common stock exchanged therefore; and (iv) the holding period of the shares of Juniata common stock received by the shareholders of Liverpool will include the holding period of Liverpool common stock, provided such shares of common stock were held as a capital asset as of the effective time of the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” beginning on page 59.

We recommend that holders of Liverpool common stock consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.
Questions about the Liverpool Special meeting
Q:
What are the matters on which I am being asked to vote at the Liverpool special meeting?

A:
You are being asked to consider and vote on the following matters:

1.
Adoption of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.
Adjournment of Liverpool’s special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:
How does Liverpool’s board of directors recommend that I vote my shares?

A:
Liverpool’s board of directors recommends that Liverpool shareholders vote their shares as follows:

•
“FOR” adoption of the merger agreement; and

•
“FOR” an adjournment of Liverpool’s special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at Liverpool’s special meeting. Please follow the instructions stated on the proxy card provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:
Who is entitled to vote at Liverpool’s special meeting?

A:
Only shareholders of record as of the close of business on February 27, 2018, which is referred to as the Liverpool record date, are entitled to notice of, and to vote at, Liverpool’s special meeting.

Q:
How many votes do I have?

A:
Each outstanding share of Liverpool common stock is entitled to one vote.

Q:
How do I vote my Liverpool shares?

A:
You may vote your Liverpool shares by completing and returning the enclosed proxy card or by voting in person at Liverpool’s special meeting. Should you have any questions on the procedure for voting your shares, please contact Jan Gibboney, Chief Executive Officer, Liverpool Community Bank, 104 North Front Street, P.O. Box A, Liverpool, Pennsylvania 17045, telephone (717) 444-3714.

Voting by Proxy.   You may vote your Liverpool shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement/prospectus, your proxy will be voted in favor of that proposal.
ON YOUR LIVERPOOL PROXY CARD:
•
Mark your selections;

•
Date and sign your name exactly as it appears on your card; and

•
Return your completed proxy card in the enclosed postage-paid envelope.

Voting in Person.   If you attend Liverpool’s special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot, which will be available at Liverpool’s special meeting.
Q:
Why is my vote important?

A:
Because the merger cannot be completed without the affirmative vote of the holders of two-thirds of all of the outstanding shares of Liverpool common stock, and because a majority of the outstanding shares of Liverpool common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important.

Q:
If my shares of Liverpool common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker CANNOT automatically vote your shares on any proposal at Liverpool’s special meeting, other than the proposal to adjourn the meeting if necessary to solicit additional proxies, without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:
What if I fail to instruct my broker?

A:
If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at Liverpool’s special meeting, other than the proposal to adjourn the meeting. Abstentions are considered for purposes of determining the presence of a quorum, but are not considered a vote cast under Pennsylvania law. Although broker non-votes will not be counted as votes “for” or “against” any proposal, they will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting only if such shares have been voted at the special meeting on another matter other than a procedural motion. Because the merger requires the affirmative vote of holders of two-thirds of the outstanding shares, broker non-votes will effectively act as a vote “against” adoption of the merger agreement.

Q:
What constitutes a quorum for Liverpool special meeting?

A:
As of Liverpool’s record date, 3,100 shares of Liverpool common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Liverpool’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes that are voted on at least one non-procedural item are also included for purposes of determining the presence of a quorum.
Q:
Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at Liverpool’s special meeting?

A:
The affirmative vote at the meeting of the holders of two-thirds of the outstanding shares of Liverpool common stock, in person or by proxy, is required to adopt the merger agreement. With respect to the proposal to adjourn Liverpool’s meeting if necessary to solicit additional votes in favor of the proposal to adopt the merger agreement, and on any other matter properly presented at the special meeting, such matters require the approval of holders of a majority of the votes present, in person or by proxy, at the special meeting. Because the merger requires the affirmative vote of holders of two-thirds of the outstanding shares, abstentions and broker non-votes will act as a vote against adoption of the merger agreement, but will have no effect on the proposal to adjourn the meeting.

As of the record date, the directors of Liverpool had the right to vote 1,109 shares of Liverpool common stock. In addition, as of the record date, Juniata had the right to vote 1,212 shares of Liverpool common stock. In accordance with the terms of the merger agreement, Juniata and each of the directors of Liverpool has executed a letter agreement pursuant to which he, she or it has agreed to vote all shares of Liverpool common stock owned in favor of adoption of the merger agreement and the transactions contemplated thereby. Collectively, Juniata and the Liverpool directors had the right to vote 2,321 shares of Liverpool common stock, or 74.87% of the outstanding shares of Liverpool common stock entitled to be voted at the special meeting.
Q:
Do I have appraisal or dissenters’ rights?

A:
Yes. Shareholders of Liverpool will be entitled to dissenters’ rights with respect to the merger, entitling them to request the “fair value” of their shares of Liverpool stock. To perfect your dissenters’ rights, you must follow, precisely, the required statutory procedures stated in Annex C.

Q:
Can I attend Liverpool’s special meeting and vote my shares in person?

A:
Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Liverpool common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

Q:
Can I change my vote?

A:
Yes. You may revoke your proxy at any time before it is voted at the special meeting by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Liverpool’s Corporate Secretary, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Liverpool’s Secretary’s mailing address is Liverpool Community Bank, 104 North Front Street, P.O. Box A, Liverpool, Pennsylvania 17045, Attention: Secretary. Liverpool will honor the latest vote cast.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy if notification of such revocation has been given to Liverpool’s Corporate Secretary, but the mere presence (without notifying Liverpool’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:
What happens if additional proposals are presented at Liverpool’s special meeting?

A:
Other than the proposals described in this proxy statement/prospectus, Liverpool does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the special meeting at the direction of Liverpool’s board of directors.

Q:
Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:
Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 17 of this proxy statement/prospectus.

Q:
Whom should I contact if I have additional questions?

A:
If you have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact: Jan Gibboney, Chief Executive Officer, (717) 444-3714.

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page i. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
Information about the Parties
Juniata Valley Financial Corp. and The Juniata Valley Bank
Juniata Valley Financial Corp., or Juniata, is a Pennsylvania corporation that was formed in 1983 as a result of a plan of merger and reorganization of The Juniata Valley Bank, or JVB. The plan received regulatory approval on June 7, 1983, and Juniata, a one-bank holding company, registered under the Bank Holding Company Act of 1956. At December 31, 2017, Juniata had $591.9 million in assets. The common stock of Juniata is currently quoted on the OTC Pink Marketplace under the symbol “JUVF”. Juniata’s website can be accessed at www.jvbonline.com. The principal executive offices of Juniata are located at Bridge and Main Streets, Mifflintown, Pennsylvania 17059, and its telephone number is (717) 436-8211. Juniata is a public company that files periodic reports with the SEC, which can be accessed at www.sec.gov.
Juniata Valley Bank, or JVB, is the oldest independent commercial bank in Juniata and Mifflin Counties, having originated under a state bank charter in 1867. JVB is a state chartered, FDIC insured, full service commercial bank providing personal and business lending, deposit products and wealth management services through fifteen community offices in the counties of Juniata, Mifflin, Perry, Huntingdon, McKean and Potter, Pennsylvania.
Liverpool Community Bank (page 72)
Liverpool Community Bank, or Liverpool, is a Pennsylvania banking institution, originating under a national bank charter in 1906. On December 23, 2011, Liverpool completed its conversion to a Pennsylvania chartered bank. Liverpool conducts a full service commercial banking business, providing personal and business lending products through its office in Liverpool and surrounding areas of Pennsylvania. At December 31, 2017, Liverpool had $46.3 million in assets. The common stock of Liverpool is not currently quoted by any exchange or quotation system. Liverpool’s website can be accessed at www.liverpoolbank.com. The principal executive offices of Liverpool are located at 104 North Front Street, Liverpool, Pennsylvania 17045, and its telephone number is (717) 444-3714.
Share Information and Market Prices (page 72)
Currently, neither the common stock of Juniata nor the common stock of Liverpool is traded on a national securities exchange, but Juniata’s common stock is quoted on the OTC Pink Marketplace. There is currently a very limited public trading market for the common stock of both Juniata and Liverpool, although Juniata common stock trades more frequently than Liverpool common stock.

The table below shows the last sale prices of Juniata common stock, Liverpool common stock and the equivalent price per share of Liverpool common stock based on the exchange ratio as of December 28, 2017, the day before announcement of the merger, and on March 2, 2018, the latest practicable date before printing of this document.
	Historical Price Per Share	Pro Forma Equivalent Price Per Share(1)
Juniata Common Stock
Closing Price on December 28, 2017	$20.00	N/A
Closing Price on March 2, 2018	$21.50	N/A
Liverpool Common Stock
Closing Price on December 28, 2017(2)	$2,285.54	$4,052.57
Closing Price on March 2, 2018(2)	$2,285.54	$4,153.89

(1)
Based upon the product of the exchange ratio (202.6286) and the closing price of Juniata common stock, rounded to the nearest cent.

(2)
The last known sales price for Liverpool common stock was $2,285.54 per share on September 1, 2006.

Given the absence of an active trading market and publicly available trading information for Juniata and Liverpool shares, such prices may not reflect actual current market values.
The Merger Agreement (page 48)
The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger. The merger agreement is not intended to provide any other factual information about Juniata, JVB, Liverpool, or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the merger agreement were made as of specific dates, may be subject to limitations agreed upon by the parties as stated in the agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement, none of which materially alter the representations and warranties made by either party.
Liverpool and Juniata will Merge (page 48)
We are proposing the merger of Liverpool and JVB, with JVB surviving. As a result of the merger, the corporate existence of Liverpool will end. We refer to this event as the “merger” in this document.
Liverpool Will Hold Its Special Meeting on March 27, 2018 (page 69)
Liverpool will hold a special meeting on Tuesday, March 27, 2018 at 11:00 a.m., local time, at Liverpool Community Bank, 104 North Front Street, Liverpool, PA 17045. At the special meeting, Liverpool shareholders will be asked to:
1.
Adopt the merger agreement; and

2.
Approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date.   Only holders of record of Liverpool common stock at the close of business on February 27, 2018 will be entitled to vote at the special meeting. Each share of Liverpool common stock is entitled to one vote. As of Liverpool’s record date, there were 3,100 shares of Liverpool common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote.   The affirmative vote of two-thirds of the outstanding shares of Liverpool common stock is required to adopt the merger agreement. Approval of each other proposal requires approval of the holders of a majority of the shares present, in person or by proxy, at the meeting. A majority of the outstanding shares of Liverpool common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.
As of the record date, directors of Liverpool and their affiliates had the right to vote 1,109 shares of Liverpool common stock, or 35.78% of the outstanding Liverpool common stock entitled to be voted at the special meeting. In addition, Juniata owned 1,212 shares of Liverpool common stock as of the record date. In accordance with the terms of the merger agreement, Juniata and each of the directors of Liverpool has executed a letter agreement pursuant to which he, she or it has agreed to vote all shares of Liverpool common stock owned in favor of adoption of the merger agreement and the transactions contemplated thereby. Juniata and Liverpool’s directors collectively own 2,321 shares of Liverpool common stock, or 74.87% of the outstanding Liverpool common stock.
Liverpool Shareholders Will Receive Cash or Shares of Juniata Common Stock in the Merger (page 49)
In the proposed merger, Liverpool shareholders will receive, in exchange for each share of Liverpool common stock they own immediately prior to completion of the merger, either (i) 202.6286 shares of Juniata common stock or (ii) $4,050.00 in cash. Fractional shares of Juniata common stock resulting from the application of the exchange ratio to a shareholder’s holdings of Liverpool common stock will be converted into the right to receive a cash payment for each such fractional share. The cash payment will be equal to an amount determined by multiplying (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $4,050.00. Juniata shareholders will continue to own the shares of Juniata common stock they held at the time of the merger.
Liverpool shareholders will be entitled to elect to receive the form of merger consideration they wish to receive for each share owned. However, the actual form of merger consideration you receive will depend on your election and, in some circumstances, on the election made by other Liverpool shareholders. Although the merger agreement permits you to elect the form of consideration you want to receive in exchange for each share of Liverpool common stock you own, your election is subject to proration if the total number of shares for which cash is elected is less than 15% or more than 20% of the total number of Liverpool shares outstanding. If cash elections and non-elections account for fewer than 15% of the outstanding Liverpool shares, all such shares will be converted into the cash consideration, and a percentage of all stock elections will be converted into cash elections, on the same percentage basis, so that the total number of shares receiving cash consideration is equal to 15% of the total number of shares outstanding, and all remaining stock elections will be honored. If total cash elections exceed 20% of the outstanding Liverpool shares, all shares for which no election was made or for which a stock election was made will be converted into stock, and, if necessary, a percentage of all cash elections will be converted into stock elections, on the same percentage basis, so that the total number of shares receiving cash consideration is equal to 20% of the total number of shares outstanding, and remaining cash elections will be honored. If the total number of shares for which all Liverpool shareholders elect to receive cash is greater than or equal to 15%, and less than or equal to 20%, of the total number of shares of Liverpool outstanding, then all shareholders who made valid elections will receive the consideration that they elect, and all shares for which no election was made will receive the stock consideration.
Although the Exchange Ratio Is Fixed, Liverpool May Terminate the Merger Unless Juniata Increases the Exchange Ratio or Per Share Cash Consideration in Certain Circumstances (page 58)
The exchange ratio is fixed. However, if the average price of Juniata’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $16.00 per share and also declines by twenty percent more than the decline in the Nasdaq Bank Stock Index (“NBSI”) between December 28, 2017 and the last trading date in the 30 day period, Liverpool’s board of directors may elect to terminate the merger agreement unless Juniata increases, either or both the stock and the cash consideration so that total consideration is at least $10.044 million.

Liverpool will continue to pay its normal dividend, pending closing of the merger, and may also pay a special dividend to Liverpool shareholders.
Pending the completion of the merger, Liverpool is permitted to pay dividends to its shareholders, consistent with past practices, and provided that payment of a dividend by Liverpool would not, due to the timing of closing of the merger, cause the Liverpool shareholders to receive a dividend from Juniata for the same period. In addition, Juniata and Liverpool agreed that Liverpool may also pay a special dividend to Liverpool shareholders of  $32.26 per share prior to closing.
Expected Material United States Federal Income Tax Treatment as a Result of the Merger
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, and it is a condition to the completion of the merger that the parties receive a written opinion from Barley Snyder LLP, counsel to Juniata, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that holders of Liverpool common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Liverpool common stock for Juniata common stock pursuant to the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” beginning on page 59.
We recommend that holders of Liverpool common stock consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.
Accounting Treatment of the Merger (page 58)
The merger will be treated as a business combination to be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of Liverpool will be recorded, as of the date of completion of the merger, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as “goodwill”. Under U.S. generally accepted accounting principles, goodwill is not amortized, but is assessed annually, or more frequently if necessary, for impairment with any resulting impairment losses included in net income. If the net assets acquired exceed the purchase price, there will be no goodwill recorded, and the resulting difference will be recorded as a bargain purchase gain. The results of operations of the combined entity will include the results of Liverpool’s operations only after completion of the merger. The merger will be treated as a “business combination” using the acquisition method of accounting with Juniata treated as the acquirer under generally accepted accounting principles in the United States of America, or GAAP.
The Kafafian Group, Inc. has Provided an Opinion to Liverpool’s Board of Directors Regarding the Fairness of the Merger Consideration (page 33)
Liverpool’s financial advisor, The Kafafian Group, Inc., has conducted financial analyses and delivered an opinion to Liverpool’s board of directors that, as of December 29, 2017, the merger consideration was fair, from a financial point of view, to Liverpool’s shareholders.
The full text of Kafafian’s opinion is attached as Annex B to this proxy statement/prospectus. Liverpool shareholders should read that opinion and the summary description of Kafafian’s opinion contained in this proxy statement/prospectus in their entirety. The opinion of Kafafian does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Liverpool does not expect that it will request an updated opinion from Kafafian.
Liverpool paid Kafafian a retainer of  $15,000 upon their engagement by Liverpool and a fee of $15,000 upon rendering their opinion to Liverpool’s board of directors. In addition, Liverpool has agreed to pay Kafafian a fee of  $50,000 upon completion of the merger as well as to reimburse Kafafian for all reasonable out-of-pocket expenses up to $5,000.

Board of Directors and Executive Officers of Juniata and JVB after the Merger (page 44)
Following the merger, the Juniata and JVB boards of directors will consist of the current members of the board. The current executive officers of Juniata and of JVB will remain the same after the merger.
The Liverpool Board of Directors Recommends That Liverpool and Juniata Shareholders Vote “FOR” Adoption of the Merger Agreement (page 31)
Liverpool’s board of directors believes that the merger is in the best interests of Liverpool and has unanimously approved the merger and the merger agreement. Liverpool’s board of directors recommends that Liverpool shareholders vote “FOR” adoption of the merger agreement. Liverpool’s board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.
Liverpool’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from Your Interests (page 47)
In addition to their interests as Liverpool shareholders, the directors and executive officers of Liverpool may have interests in the merger that are different from or in addition to interests of other Liverpool shareholders. These interests include, among others, provisions in the merger agreement regarding employment agreements, indemnification and insurance. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as an Liverpool shareholder.
The financial interests of Liverpool’s executive officers and directors in the merger include the following:
•
Jan Gibboney, Liverpool’s Chief Executive Officer, will receive a cash payment as a result of the termination of, and in accordance with, his employment agreement, which is expected to occur just prior to the merger as well as the continuation of a life insurance policy in accordance with an executive supplemental life insurance plan in which he participates;

•
Mr. Gibboney and Liverpool directors Robert L. and Carole L. Holmes will each be entitled to receive a lump sum cash payment under the Liverpool defined compensation plan upon their termination of employment or service as a director, which benefits were fully vested prior to the merger; and

•
the continued indemnification of current directors and officers of Liverpool and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with director’s and officer’s liability insurance.

In addition, two of Liverpool’s five directors are officers or directors of Juniata. However, they did not participate in the negotiations on behalf of Liverpool.
Liverpool’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
Holders of Liverpool Common Stock Have Dissenters’ Rights (page 44)
Liverpool shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended, or PBCL. The statutorily determined “fair value” could be more or less then the value of the merger consideration. If you intend to exercise dissenters’ rights, you should read the statute carefully and consult with your own legal counsel. Failure to strictly comply with the procedures set forth in the PBCL will result in the loss of dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “The Merger — Liverpool Shareholders Have Dissenters’ Rights in the Merger” and Annex D.

The Rights of Liverpool Shareholders Will Be Governed by Pennsylvania Law and Juniata’s Articles of Incorporation and Bylaws after the Merger (page 74)
The rights of Liverpool shareholders will change as a result of the merger due to differences in Juniata’s and Liverpool’s governing documents. A description of shareholder rights under each of the Juniata and Liverpool governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 74.
Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 56)
Currently, we expect to complete the merger in the first half of 2018. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others: approval of the merger by the requisite vote of Liverpool’s shareholders; the receipt of all required regulatory approvals from the Board of Governors of the Federal Reserve System (“FRB”), Federal Deposit Insurance Corporation (“FDIC”), and the Pennsylvania Department of Banking and Securities (“PDB”); the holders of no more than 20% of the outstanding shares of common stock of Liverpool exercising dissenters’ rights; and the receipt of a legal opinion from Barley Snyder LLP, counsel to Juniata, regarding the tax treatment of the merger. Applications are pending with the FRB, PDB and FDIC.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation of Other Offers (page 55)
Liverpool has agreed that it, its directors and officers and its representatives and advisors will not, between the date of the merger agreement and the date of the special meeting of Liverpool’s shareholders, directly or indirectly:
•
Initiate, solicit, induce or encourage, or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•
Respond to any inquiry relating to an alternative acquisition proposal or an alternative acquisition transaction;

•
Recommend or endorse an alternative acquisition transaction;

•
Participate in any discussions or negotiations, or furnish information or data to any person, that may relate to an alternative acquisition proposal;

•
Release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which either Juniata or Liverpool is a party; or

•
Enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit Liverpool from taking such actions prior to its shareholders’ meeting if its board of directors determines, in good faith, that such discussions or consideration of an alternative acquisition proposal are required for its board of directors to fulfill its fiduciary duties.
For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 55.

Termination of the Merger Agreement (page 57)
We may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval has been obtained. In addition, (i) either Juniata or Liverpool may decide to terminate the merger agreement if a bank regulator or governmental entity issues a final order that is not appealable prohibiting the merger, (ii) either Juniata or Liverpool may decide to terminate the merger agreement if the shareholders of Liverpool fail to adopt the merger agreement at its shareholder meeting, (iii) either Juniata or Liverpool may decide to terminate the merger agreement if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice; and (iv) either Liverpool or Juniata may terminate the merger agreement if the merger has not been completed by September 30, 2018, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the party seeking to terminate the merger agreement.
Juniata may terminate the merger agreement if Liverpool’s board of directors, in connection with the receipt of an alternative acquisition proposal, (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Juniata, or (4) delivers a written notice to Juniata of its determination to accept the alternative acquisition proposal.
Liverpool may terminate the merger agreement if Liverpool receives an alternative acquisition proposal and delivers a written notice to Juniata of its determination to accept the alternative acquisition proposal.
If the average price of Juniata’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $16.00 per share and also declines by twenty percent more than the decline in the NBSI between December 28, 2017 and the last trading date in the 30 day period, Liverpool’s board of directors may elect to terminate the merger agreement unless Juniata increases the consideration to at least $10.044 million.
Termination Fee (page 58)
Liverpool will pay Juniata a termination fee of  $439,425 in the event that the merger agreement is terminated:
•
By Juniata because Liverpool’s shareholders fail to approve the merger at the special meeting of Liverpool and, (1) prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for Liverpool or (2) within 12 months following termination Liverpool enters into an agreement regarding or is acquired in a transaction; or

•
By Juniata because Liverpool has received an alternative acquisition proposal, and Liverpool (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Juniata, or (4) delivers a written notice to Juniata of its determination to accept the alternative acquisition proposal; or

•
By Liverpool, if Liverpool receives an alternative acquisition proposal and delivers a written notice to Juniata of its determination to accept the alternative acquisition proposal in compliance with all requirements of the merger agreement.

Regulatory Approvals Required for the Merger and the Bank Merger (page 46)
The merger is subject to certain regulatory approvals, including approval of the FRB, FDIC and PDB. As of the date hereof, applications are pending with the FRB, FDIC and PDB.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF JUNIATA (UNAUDITED)
(In thousands of dollars, except share and per share data)
The following table provides historical consolidated summary financial data for Juniata. The data for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are derived from Juniata’s audited financial statements for the periods then ended. The results of operations for the nine months ended September 30, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period.
	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Selected Financial Data:
Assets	$599,922	$577,017	$580,354	$583,928	$480,529	$448,782	$448,869
Investments	163,146	153,173	154,448	156,186	145,629	128,262	124,911
Loans	382,616	377,279	378,297	377,043	294,901	277,798	277,500
Allowance for loan loss	(2,907)	(2,688)	(2,723)	(2,478)	(2,380)	(2,287)	(3,281)
Goodwill	5,448	5,448	5,448	5,381	2,046	2,046	2,046
Deposits	473,583	463,317	455,822	457,126	380,884	379,645	386,751
Short-term borrowings	32,707	18,303	32,196	35,057	20,544	13,797	5,436
Long-term debt	25,000	25,000	25,000	22,500	22,500	—	—
Stockholders’ equity	60,448	62,147	59,090	59,962	49,856	49,984	50,297
Average for the year
Assets	592,915	574,371	577,341	489,323	470,660	450,031	454,057
Stockholders’ equity	59,927	61,305	61,209	51,131	50,704	49,571	49,766
Weighted average shares outstanding	4,764,325	4,800,804	4,801,245	4,240,319	4,192,761	4,210,336	4,231,404
Selected Operating Data:
Net interest income	13,898	13,648	18,201	15,337	14,334	13,834	14,522
Provision for loan losses	389	366	466	502	357	415	1,411
Non-interest income	4,091	4,095	5,418	4,505	4,334	4,233	4,592
Non-Interest expense	12,940	12,956	17,178	16,199	13,570	13,146	13,077
Income before income taxes	4,660	4,421	5,975	3,141	4,741	4,506	4,626
Federal income tax expense	701	567	819	83	525	505	978
Net income	$3,959	$3,854	$5,156	$3,058	$4,216	$4,001	$3,648
Per Common Share:
Basic earnings	$0.83	$0.80	$1.07	$0.72	$1.01	$0.95	$0.86
Diluted earnings	0.83	0.80	1.07	0.72	1.01	0.95	0.86
Dividends declared	0.66	0.66	0.88	0.88	0.88	0.88	0.88
Book value	12.68	12.94	12.43	12.50	11.91	11.91	11.92
Earnings Performance Ratios:
Return on average assets	0.89%	0.89%	0.89%	0.62%	0.90%	0.89%	0.80%
Return on average equity	8.81%	8.38%	8.42%	5.98%	8.31%	8.07%	7.33%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF LIVERPOOL (UNAUDITED)
(In thousands of dollars, except share and per share data)
The following table provides historical consolidated summary financial data for Liverpool. The data for the years ended December 31, 2016, and 2015 are derived from Liverpool’s unaudited financial statements for the periods then ended which are neither contained herein nor incorporated by reference. The results of operations for the nine months ended September 30, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period.
	Nine Months Ended September 30,		Years Ended December 31,
	2017	2016	2016	2015
Income Statement Data
Interest and dividend income	$1,477	$1,470	$1,956	$1,951
Interest expense	141	145	194	219
Net interest income	1,336	1,325	1,762	1,732
Provision for loan losses	1	—	(15)	(43)
Net interest income after provision for loan losses	1,335	1,325	1,777	1,775
Other operating income	156	119	155	178
Other operating expense	913	847	1,103	1,075
Income before income taxes	578	597	829	878
Income tax expense	186	181	263	270
Net Income	$392	$416	$566	$608
Per Share Data
Net earnings basic and diluted	$126.45	$134.19	$182.58	$196.13
Weighted average common shares outstanding basic and diluted	3,100	3,100	3,100	3,100
Balance Sheet Data
Assets	$46,432	$45,139	$47,261	$44,464
Investment securities	10,177	6,432	6,015	5,729
Loans, net	33,646	34,489	33,358	33,636
Deposits	36,234	35,362	37,374	34,949
Other liabilities	465	420	453	465
Shareholders’ equity	9,733	9,357	9,434	9,050
Shares outstanding	3,100	3,100	3,100	3,100
Performance Ratios
Return on average assets	1.11%	1.24%	1.26%	1.38%
Return on average shareholders’ equity	5.47%	6.05%	6.45%	6.92%
Noninterest expense as percentage of average assets	2.58%	2.52%	2.45%	2.43%
Efficiency ratio	60.26%	57.93%	56.85%	55.45%
Asset Quality
Allowance for loan losses to loans	1.21%	1.22%	1.22%	1.25%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%	0.00%
Non-performing loans to total loans	0.00%	0.00%	0.00%	0.00%
Allowance for loan losses to non-performing assets	NA	NA	NA	NA
Liquidity and Capital Ratios
Average loans to average deposits	88.92%	96.10%	95.43%	95.00%
Average equity to average assets	20.25%	20.48%	19.46%	19.87%
Tier 1 leverage ratio	20.60%	20.62%	20.52%	20.36%
Tier 1 risk based capital ratio	37.09%	36.95%	37.82%	35.87%
Total risk based capital ratio	38.34%	38.20%	39.07%	37.13%

COMPARATIVE PER SHARE DATA (UNAUDITED)
(In dollars)
The following table sets forth certain historical Juniata and Liverpool per share data. This data should be read together with Juniata’s and Liverpool’s historical consolidated financial statements and notes thereto, which are not contained herein or incorporated by reference. Please see “Where You Can Find More Information,” beginning on page i. The per share data is not necessarily indicative of the operating results that Juniata would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.
	As of or for the Nine Months Ended September 30, 2017	As of or for the Year Ended December 31, 2016
Comparative Per Share Data:
Basic and diluted net income per common share:
Juniata historical	$0.83	$1.07
Liverpool historical	126.45	182.58
Pro forma combined(1)(2)	0.83	1.08
Pro forma equivalent for one share of Liverpool common stock(3)	168.18	218.84
Book value per common share:
Juniata historical	$12.68	$12.43
Liverpool historical	3,139.68	3,043.23
Pro forma combined(1)(2)	13.12	12.70
Pro forma equivalent for one share of Liverpool common stock(3)	2,658.49	2,573.38
Dividends declared per share:
Juniata historical	$0.66	$0.88
Liverpool historical	40.00	50.00
Pro forma combined(1)(2)	0.66	0.88
Pro forma equivalent for one share of Liverpool common stock(3)	133.73	178.31

(1)
The pro forma combined basic earnings and diluted earnings of Juniata’s common stock is based on the pro forma combined net income per common share for Juniata and Liverpool divided by the pro forma common shares or diluted common shares of the combined entity, assuming 80% of the outstanding shares of Liverpool common stock (not owned by Juniata or its affiliates) are exchanged for Juniata common stock at an exchange ratio of 202.6286 shares of Juniata common stock for each share of Liverpool common stock in accordance with the merger agreement. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma information does not include anticipated cost savings or revenue enhancements.

(2)
The pro forma combined book value of Juniata’s common stock is based on pro forma combined common shareholders’ equity of Juniata and Liverpool divided by total pro forma common shares of the combined entities, assuming 80% of the outstanding shares of Liverpool common stock (not owned by Juniata or its affiliates) are exchanged for Juniata common stock at an exchange ratio of 202.6286 shares of Juniata common stock for each share of Liverpool common stock in accordance with the merger agreement. The unaudited pro forma combined information does not include anticipated cost savings or revenue enhancements.

(3)
The pro forma equivalent per share amount is calculated by multiplying the pro forma combined share amount by an assumed exchange ratio of 202.6286, assuming 80% of the outstanding shares of Liverpool common stock (not owned by Juniata or its affiliates) are exchanged for Juniata common stock at an exchange ratio of 202.6286 shares of Juniata common stock for each share of Liverpool common stock in accordance with the merger agreement.

RISK FACTORS
In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.
Shares of Juniata common stock will lack a significant trading market.
Shares of Juniata common stock are quoted on the OTC Pink Marketplace and will not be traded on any national securities exchange (such as NASDAQ or NYSE). Therefore, Juniata’s common stock should be considered illiquid. We do not currently intend to apply for listing of Juniata common stock on a national securities exchange. While Juniata common stock has active market makers, there is no assurance that an active trading market in Juniata’s common stock will develop or, if such a market develops, that it will be sustained. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock, and the common stock may not be suitable for margin loans, for investment by financial institutions, as consideration in future acquisition transactions or other purposes.
The market price of Juniata common stock after the merger may be affected by factors different from those affecting the shares of Juniata or Liverpool currently.
The markets of Juniata and Liverpool differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of Juniata and Liverpool. For a discussion of the business and markets of Liverpool, see “Information About Liverpool Community Bank” beginning on page 72. For a discussion of the business and markets of Juniata, see Juniata’s documents that are incorporated by reference under the heading “Where You Can Find More Information” on page i.
Shareholders of both Juniata and Liverpool will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
When the merger occurs, the percentage ownership of every shareholder in the combined organization will be smaller than the shareholder’s percentage ownership of Juniata or Liverpool, respectively, prior to the merger. Assuming Liverpool shareholders elect to receive cash for 20% of the outstanding Liverpool shares, upon completion of the merger, current Liverpool shareholders will own approximately 6% of the outstanding shares of Juniata common stock, and current Juniata shareholders will own approximately 94%. Conversely, assuming Liverpool shareholders elect to receive cash for 15% of the outstanding Liverpool shares, upon completion of the merger, current Liverpool shareholders will own approximately 6.4% of the outstanding shares of Juniata common stock, and current Juniata shareholders will own approximately 93.6%.
The exchange ratio for the conversion of Liverpool stock into Juniata stock will not be adjusted in the event that the price of Juniata common stock declines before the merger is completed, except in certain limited circumstances. As a result, the value of the shares of Juniata common stock at the time Liverpool shareholders receive them could be less than the equivalent value (taking into consideration the applicable exchange ratio) of those shares today and on the date of the shareholder meeting.
In the merger, shareholders of Liverpool will be entitled to exchange each share of Liverpool stock owned for either 202.6286 shares of Juniata common stock or $4,050.00 in cash. The exchange ratio is fixed. However, if the average price of Juniata’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $16.00 per share and also declines by twenty percent more than the decline in the NBSI between December 28, 2017 and the last trading date in the 30 day period, Liverpool’s board of directors may elect to terminate the merger agreement unless Juniata increases the merger consideration to at least $10.044 million, using either additional cash or through an increase in the exchange ratio or by using a combination of both. As a result, except in the limited instance just described, the exchange ratio will not be adjusted as a result of any change in the market price of Juniata common stock between the date of this proxy statement/prospectus and the date Liverpool shareholders receive shares of Juniata common stock in exchange for their shares. The market price of Juniata common stock will likely be different, and may be lower or higher, on the date shareholders receive their shares of Juniata common stock than the market price of Juniata common stock on the date of this proxy statement/prospectus. Differences in the market price of Juniata common stock may be the result of changes in the business, operations or prospects of Juniata, market reactions to the proposed merger, regulatory considerations, general market and economic conditions or other factors. If the market price of Juniata common stock declines after Liverpool shareholders vote, the value of the stock portion of the merger consideration shareholders will be receiving will be less than the value of such consideration at the time of the vote unless the adjustment provision described above is triggered, and Juniata elects to modify the exchange ratio.
Future issuances of Juniata equity securities could dilute shareholder ownership and voting interest.
Juniata’s Articles of Incorporation authorize the issuance of up to 20,000,000 shares of common stock and 500,000 shares of preferred stock. Any future issuance of equity securities by Juniata may result in dilution in the percentage ownership and voting interest of Juniata shareholders. Also, any securities Juniata sells in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by Juniata shareholders. As noted under the caption “Comparison of Shareholders’ Rights,” Juniata shareholders do not have any preemptive rights to acquire additional shares in the event of future issuances of equity by Juniata.
There is no assurance that Juniata will continue paying dividends at the current rate.
Juniata’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. Juniata paid an annual dividend of  $0.88 per share of common stock for the year ended December 31, 2017. This practice can be changed at any time at the discretion of Juniata’s board of directors, and Juniata’s common shareholders will have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations and these outcomes could cause capital not to be available when needed in an amount sufficient to support Juniata’s dividend practice. The amount of dividends that Juniata may distribute will also be subject to restrictions under Pennsylvania law and applicable bank regulatory provisions. If Juniata’s board of directors were to adopt a change to Juniata’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of Juniata’s common stock.
The merger agreement limits Liverpool’s ability to pursue alternatives to the merger and, in certain circumstances, requires the payment of a termination fee.
The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Liverpool’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of Liverpool. In addition, a termination fee is payable by Liverpool under certain circumstances, generally involving the consummation of an alternative transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Liverpool from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Liverpool than it might otherwise have proposed to pay. Moreover, under specified circumstances, Liverpool could be required to pay Juniata a termination fee in connection with the termination of the merger agreement due to an alternate transaction. See “The Merger Agreement — Termination Fee.”
The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could delay or have an adverse effect on Juniata.
Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB, FDIC and PDB. Juniata and Liverpool have agreed to use their reasonable best efforts to complete these filings and obtain these waivers, approvals and consents; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger that could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, Juniata following the merger, any of which might have an adverse effect on Juniata following the merger. We cannot assure you as to whether these regulatory waivers, approvals and consents will be received, the timing of such or whether any conditions will be imposed. Applications with the FRB, PDB and FDIC are currently pending.
Liverpool’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Liverpool shareholders.
The directors of Liverpool negotiated the terms of the merger agreement. Liverpool’s board of directors approved and adopted the merger agreement and unanimously recommended that Liverpool shareholders vote to adopt the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Liverpool’s officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Liverpool’s shareholders. These include:
•
Receipt by an executive officer of Liverpool of severance payments just prior to completion of the merger as specified in his employment agreement; and

•
Provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Liverpool for events occurring before the merger.

In addition, two of Liverpool’s directors are directors or executive officers of Juniata. However, they did not participate in the negotiations on behalf of Liverpool.
These additional interests of Liverpool directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a Juniata or Liverpool shareholder may view it.
Liverpool’s board of directors was aware of these interests and took them into account in their decision to adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “The Merger — Liverpool’s Directors and Executive Officers Have Financial Interests in the Merger.”
The shares of Juniata common stock to be received by Liverpool shareholders as a result of the merger will have different rights from the shares of Liverpool common stock.
Upon completion of the merger, Liverpool shareholders who receive Juniata common stock in the merger will become Juniata shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Juniata. The rights associated with Liverpool common stock are different from the rights associated with Juniata common stock.
Juniata and Liverpool believe that the material differences in such rights are as follows:
•
Juniata’s Articles of Incorporation authorize the issuance of up to twenty million (20,000,000) shares of common stock, and Liverpool is only authorized to issue up to ten thousand (10,000) shares of common stock.

•
Juniata’s Articles of Incorporation authorize the issuance of up to five hundred thousand (500,000) shares of preferred stock, and Liverpool has no authorized preferred stock.

•
Liverpool shareholders have the right to vote cumulatively in the election of directors. Juniata shareholders do not have cumulative voting rights.

•
In order to nominate candidates to the board of directors, Juniata’s shareholders are required to notify the secretary of Juniata, in writing, not less than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Liverpool’s corresponding notice provision only requires sixty (60) days notice prior to the meeting date.

•
Liverpool shareholders have preemptive rights to purchase additional securities that Liverpool may sell while Juniata shareholders do not have preemptive rights.

•
Amending Articles 7, 8, 9, 10, 11 and 12 of Juniata’s Articles of Incorporation requires the affirmative vote of holders of at least eighty-five percent (85%) of the votes which all shareholders are entitled to cast on the matter, but if the amendment is recommended to the shareholders by two-thirds of the whole Board of Directors, then the affirmative vote of the holders of at least two-thirds of the votes which all shareholders are entitled to cast on the matter is required. Amendment of Article 5 requires the affirmative vote of the holders of at least two-thirds of the votes which all shareholders are entitled to cast on the matter. For any other article, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter is required. There is no express provision relating to the amendment of Liverpool’s articles of incorporation. Therefore, under the Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter. Liverpool’s Articles of Incorporation require approval by the holders of two-thirds of its outstanding common stock to amend Articles 10 and 11, and approval by holders of seventy-five percent (75%) of the outstanding common stock to amend Article 12.

•
Juniata’s Articles of Incorporation require the affirmative vote of eighty-five percent (85%) of Juniata’s shareholders to approve certain business combinations such as mergers or sales of assets that involve shareholders who own more than ten percent (10%) of Juniata’s stock. Juniata’s Articles require the affirmative vote of seventy-five percent (75%) of Juniata’s shareholders in order to approve certain business combinations such as mergers or sales of assets that do not involve shareholders who own more than ten percent (10%) of Juniata’s stock; provided, however, that where the transaction is approved by seventy-five percent (75%) of Juniata’s board of directors, shareholders only need to approve such a transaction to the extent required by Pennsylvania law, which currently would require the affirmative vote of a majority of the votes cast by shareholders. Liverpool’s Articles of Incorporation require the affirmative vote of at least seventy-five percent (75%) of Liverpool’s common stock to approve a merger, consolidation or sale of substantially all of its assets unless the transaction was approved by seventy-five percent (75%) of the members of the board of directors, in which case only the affirmative vote of the holders of two-thirds of the common stock is required for approval.

•
Juniata’s bylaws may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares of its common stock or by a majority vote of the members of its Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, with the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds of the outstanding shares of its common stock. Liverpool’s bylaws may be amended by a majority vote of its Board of Directors. Liverpool’s provision for amendment of its bylaws is substantially the same except that all shareholder voting percentages are a majority of the outstanding shares instead of two-thirds.

•
Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations.” Juniata is a registered corporation, but has opted out of the anti-takeover provisions relating to control share acquisitions and disgorgement of profits by certain controlling persons. Juniata has not opted out of the anti-takeover provisions relating to business combination transactions with interested shareholders and the rights of shareholders to demand fair value for their stock following a control transaction. Liverpool is not a registered corporation and therefore is not subject to these anti-takeover provisions.

See the section of this proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 74 for a complete discussion of the different rights associated with ownership of Juniata common stock.

If the merger is not consummated by September 30, 2018, either Juniata or Liverpool may choose not to proceed with the merger.
Either Juniata or Liverpool may terminate the merger agreement if the merger has not been completed by September 30, 2018, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.
The fairness opinion obtained by Liverpool from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.
Liverpool obtained a fairness opinion from its financial advisor as of December 29, 2017. Liverpool is not required to obtain an updated opinion as of the date of this proxy statement/prospectus from its financial advisor. Changes in the operations and prospects of Juniata or Liverpool, general market and economic conditions and other factors that may be beyond the control of Juniata and Liverpool, and on which the fairness opinion was based, may alter the value of Juniata or Liverpool or the price of shares of Juniata common stock or Liverpool common stock by the time the merger is completed. The fairness opinion does not speak to the time the merger will be completed or to any date other than the date of such opinion. As a result, the opinions will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Liverpool received from its financial advisor, please see “The Merger — Opinion of Liverpool’s Financial Advisor,” beginning on page 33 of this proxy statement/prospectus.
We may fail to realize all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Juniata and Liverpool. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Juniata and Liverpool. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected. Juniata and Liverpool have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.
If the merger is not completed, Juniata and Liverpool will have incurred substantial expenses without realizing the expected benefits of the merger.
Juniata and Liverpool have incurred substantial expenses in connection with the merger described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have been expended or would be recognized currently and not capitalized, and Juniata and Liverpool would not have realized the expected benefits of the merger.
The management teams of Juniata and Liverpool may be required to dedicate significant time and effort to the integration of the two companies which could divert their attention from other business concerns.
It is possible that the integration process could result in the diversion of the attention of the management teams of Juniata and Liverpool, the disruption or interruption of, or the loss of momentum in, the ongoing businesses of Juniata and Liverpool or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect Juniata’s ability to maintain relationships with its customers and employees or Juniata’s ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect Juniata’s business and financial results.
Each of Juniata and Liverpool will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on each of the parties to the merger agreement. These uncertainties may impair Juniata’s and/or Liverpool’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with each of Juniata and Liverpool to seek to change existing business relationships with them.

Retention of certain Liverpool employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Juniata. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to continue with Juniata, Juniata’s business following the merger could be harmed. In addition, the merger agreement restricts each of Juniata and Liverpool from taking specified actions until the merger occurs without the consent of the other. These restrictions may prevent Juniata and/or Liverpool from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement — Covenants and Agreements” beginning on page 51 of this proxy statement/prospectus for a description of the restrictive covenants to which Juniata and Liverpool are subject under the merger agreement.
Juniata and Liverpool expect to incur non-recurring expenses related to the merger.
Juniata and Liverpool are developing a plan to integrate the operations of Juniata and Liverpool after the merger. In connection with that plan, Juniata and Liverpool anticipate that certain non-recurring charges, such as branding, severance and computer system conversion costs, will be incurred in connection with this integration. Juniata and Liverpool cannot identify the timing, nature and amount of all such charges as of the date of this proxy statement/prospectus. However, any such charges could affect the parties’ respective results of operations in the period in which such charges are recorded.
Future governmental regulation and legislation, including the Dodd-Frank Act and Basel III, could limit the combined company’s future growth.
Following the merger, Juniata and its subsidiaries will be subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Juniata. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect Juniata’s ability to expand its services and to increase the value of its business. Additionally, Basel III is being phased in, and a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new regulations, including, without limitation, higher minimum capital levels, the higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Bureau of Consumer Financial Protection, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with Basel III and the Dodd-Frank Act may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Juniata, these changes could be materially averse to Juniata’s shareholders.
Following the consummation of the merger, investors in the combined company will own an institution with different financial and other characteristics than either Juniata or Liverpool on a standalone basis.
Following the consummation of the merger, current shareholders of Juniata and Liverpool will become shareholders in a combined company that will have different financial and other characteristics than either company had on a standalone basis prior to the merger. For example, the merger will result in a combined company with higher dollar amounts of total assets, risk-based assets and non-performing assets, including non-performing loans and other real estate owned, from the amounts currently existing for each of them individually. If we are unable to successfully combine the businesses of Juniata and Liverpool, our future earnings may be adversely affected, which in turn could adversely impact the amount of capital of the combined company. The merger transaction will also initially result in lower amounts of book value per common share and tangible book value per common share for both Juniata and Liverpool shareholders as set forth in the comparative per share data on page 16, and there can be no assurance that any such book value dilution will be earned back through earnings following completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document and other publicly available documents, including the documents incorporated herein by reference, contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will”, “proforma” and similar references to future periods.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:
•
completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•
the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the integration of Liverpool’s business and operations with those of Juniata may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Liverpool’s or Juniata’s existing businesses;

•
the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected;

•
uncertainties associated with defined benefit accounting related to discount rate fluctuations and mortality table changes;

•
the ability to achieve anticipated merger-related operational efficiencies;

•
the ability to enhance revenue through increased market penetration, expanded lending capacity and product offerings;

•
our ability to integrate acquisitions;

•
the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand;

•
the effect of market interest rates, particularly following a period of low market interest rates and current market uncertainties, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;

•
the effect of competition on rates of deposit and loan growth and net interest margin;

•
increases in non-performing assets, which may result in increases in the allowance for credit losses, loan charge-offs and elevated collection and carrying costs related to such non-performing assets;

•
other income growth, including the impact of regulatory changes which have reduced debit card interchange revenue; investment securities gains and losses, including other than temporary declines in the value of securities which may result in charges to earnings;

•
the level of other expenses, including salaries and employee benefit expenses;

•
the increasing time and expense associated with regulatory compliance and risk management; the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd Frank Act;

•
capital and liquidity strategies, including the expected impact of the capital and liquidity requirements modified by the Basel III standards;

•
changes in the applicable federal income tax rate that could result in the reversal of net deferred tax assets and the reduction of current tax expense;

•
the Company’s failure to identify and to address cyber-security risks;

•
the Company’s ability to keep pace with technological changes;

•
the Company’s ability to attract and retain talented personnel;

•
the Company’s reliance on its subsidiary for substantially all of its revenues and its ability to pay dividends;

•
the effects of changes in relevant accounting principles and guidelines on the Company’s financial condition; and

•
failure of third party service providers to perform their contractual obligations.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Juniata or Liverpool or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Juniata and Liverpool undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER
Background of the Merger
Liverpool
Juniata acquired its 39.16% ownership interest in Liverpool in 2006. It was understood by the Liverpool board of directors at that time that Juniata acquired the shares with a view toward acquiring the remaining shares should the board later determine it to be in the best interest of Liverpool to sell the bank. Due to the requirement in Liverpool’s articles of incorporation that any merger be approved by at least sixty-six and two-thirds percent (66 2∕3%) of the issued and outstanding shares, it was also understood that Juniata, as a holder of an excess of one-third of the issued and outstanding shares of Liverpool, effectively held a veto right with respect to any potential sale of Liverpool.
Since the acquisition of the Liverpool shares in 2006, Juniata has had two representatives serve on the Liverpool board of directors, while a majority of the board of directors has been independent of Juniata. At all times relevant to the events described below, JoAnn McMinn, Chief Financial Officer of Juniata, and Timothy Havice, Chairman of the board of directors of Juniata, served as the representatives of Juniata on the Liverpool board. In this discussion, we refer to those Liverpool directors other than Ms. McMinn and Mr. Havice as the non-Juniata board members.
From time to time during 2006 to 2014, Juniata would informally inquire of Liverpool’s board of directors its openness to considering a transaction with Juniata, but serious discussions regarding business combination were never held.
In late 2014, after expressing concerns regarding an aging directorate and difficulties in identifying suitable successor directors, an aging shareholder base and the implications of a potential redistribution of shares among new shareholders, and the continued future profitability of the bank in light of continued customer migration toward technology driven banking products, the non-Juniata board members, collectively owning over 30% of the outstanding shares, determined it to be an appropriate time to begin to explore a potential sale of the bank. In light of the ownership position of Juniata, and understanding the likelihood of Juniata to be willing to engage in such a transaction, the non-Juniata board members invited Juniata to make an offer to acquire the remaining shares of Liverpool.
Between November 2014 and May 2015, representatives of Juniata and the non-Juniata board members held numerous informal meetings, during which terms of a proposed transaction were discussed. The terms discussed included the anticipated treatment of employees, the general structure of a transaction, and potential consideration to be offered to Liverpool shareholders. Two informal proposals were made by Juniata, both of which were rejected by the non-Juniata board members. During this time period, the non-Juniata board members did not seek legal representation or advice from a financial advisor.
In late 2015, the non-Juniata board members verbally requested that Juniata submit a new proposal to acquire the remaining Liverpool shares. In response to this request, representatives of Juniata indicated to the non-Juniata board members that, while Juniata remained willing to continue to explore the possibility of a transaction, Juniata felt it important that Liverpool retain legal counsel and a financial advisor prior to engaging in further discussions.
As a result of this request, the non-Juniata board members Liverpool formally engaged legal counsel to assist it in assessing its strategic options and merger and acquisition matters on December 22, 2015.
Following the engagement of legal counsel, the board of directors of Liverpool formed a committee of the board, the Strategic Initiatives Committee, which was comprised of all of the non-Juniata board members. The committee was formed to ensure the independent, objective evaluation of any offers received from Juniata or other entities regarding a potential business combination with Liverpool.
In early 2016, the Strategic Initiatives Committee met with representatives of multiple investment banking firms having experience advising banks in a sale transaction; however, no firm was retained at this time.

On September 7, 2016, the Strategic Initiatives Committee received an initial non-binding indication of interest from Juniata proposing the acquisition of Liverpool through a merger of Liverpool with and into The Juniata Valley Bank, Juniata’s wholly-owned bank subsidiary. The Juniata proposal provided for a fixed exchange ratio comprised of a mix of stock and 20% cash equal to $3,344.00 per share, representing total consideration of approximately $10.4 million. The Juniata proposal explained that the aggregate consideration offered was approximately equal to 1.16 times the Liverpool tangible book value per share, after deducting the expense of paying out the anticipated severance owed to Liverpool’s Chief Executive Officer under his employment agreement, assuming that he would not be retained by Juniata. The initial Juniata proposal did not provide for representation on the board of Juniata. On a post-acquisition basis, Liverpool shareholders would own approximately 6.0% of Juniata.
Following the receipt of the initial proposal from Juniata, the Strategic Initiatives Committee met with its legal counsel to discuss the merits of the proposal. By letter dated November 29, 2016, the committee formally rejected the initial Juniata proposal as being too low. The committee made clear, however, that it was willing to continue to engage in a dialogue regarding a potential combination with Juniata.
From time to time between December 2016 and April 2017, counsel to Liverpool engaged in discussions with representatives of Juniata regarding Juniata’s initial offer, primarily regarding the reasons for Liverpool’s determination that the proposed financial terms were too low. Juniata proposed a meeting of the Liverpool board of directors at which representatives of Juniata, together with their legal and financial advisors, could discuss the initial proposal and any questions or concerns the directors of Liverpool may have had regarding such proposal, so as to ensure that there was no misunderstanding among the parties; however, no meeting was held.
In February 2017, counsel to Liverpool advised the Strategic Initiatives Committee that another financial institution, referred to in this discussion as Institution B, was interested in meeting to discuss a potential business combination.
On March 2, 2017, the Strategic Initiatives Committee met with representatives of Institution B regarding a potential business combination. On March 29, 2017, the Strategic Initiatives Committee met with members of the board of directors of Institution B. Discussion was held regarding a potential acquisition of Liverpool by Institution B.
On April 4, 2017, the Strategic Initiatives Committee of Liverpool received a non-binding indication of interest from Institution B, referred to in this discussion as Proposal B, proposing the acquisition of Liverpool through a merger of Liverpool with and into Institution B’s wholly-owned bank subsidiary. Proposal B provided for a fixed exchange ratio comprised of a mix of 50% stock and 50% cash equal to $4,261.00 per share, representing total consideration of approximately $13.209 million, which was approximately equal to 1.4 times the Liverpool book value per share and 23.3 times Liverpool’s earnings per share as of December 31, 2016. Proposal B also provided that one member of Liverpool’s board of directors would be appointed to the board of directors of Institution B.
During the months that followed, Institution B agreed to extend the expiration of its proposal on several occasions; however, the Strategic Initiatives Committee did not engage in further negotiations with Institution B.
On April 12, 2017, counsel to Liverpool contacted Ms. McMinn, Chief Financial Officer of Juniata and a director of Liverpool, to discuss Juniata’s initial proposal. During this conversation, counsel to Liverpool advised Ms. McMinn that the Strategic Initiatives Committee was not open to a meeting with representatives of Juniata and that Liverpool had received an indication of interest from at least one other institution at a price above that proposed by Juniata. During this conversation, the financial terms of Proposal B were communicated to Ms. McMinn.
By letter dated April 18, 2017, Juniata informed the Strategic Initiatives Committee that Juniata would not be able to match the price offered by the other institutions and had withdrawn its offer, but would be willing to re-enter negotiations in the future if Liverpool so desired.
On May 30, 2017, counsel to Liverpool emailed Proposal B to Ms. McMinn and Mr. Havice for their consideration in their capacity as directors of Liverpool.

On June 9, 2017, Ms. McMinn requested additional information of counsel to Liverpool considered by Ms. McMinn to be necessary in order to appropriately evaluate Proposal B in light of her fiduciary duties to Liverpool. Information requested included the financial analysis supporting the transaction and identification of all institutions that had approached Liverpool regarding a potential transaction.
On June 27, 2017, a board meeting of Liverpool was held at which the status of all pending offers to acquire Liverpool were discussed. The only written offer received was from Institution B. The board discussed the fact that Juniata, acting in its capacity as a shareholder of Liverpool, would not approve the proposed transaction with Institution B; however, Ms. McMinn and Mr. Havice advised the non-Juniata board members that Juniata was prepared to deliver a revised proposal.
On July 13, 2017, the Strategic Initiatives Committee received a revised non-binding indication of interest from Juniata. In response to a request of the Strategic Initiatives Committee for a portion of the consideration to be paid in shares of Juniata common stock, the revised proposal provided for an increase in the stock portion of the merger consideration to a range of 80 – 85% Juniata stock (at a fixed exchange ratio), with the remaining merger consideration being paid in cash of to $4,050.00 per share, representing total consideration of approximately $12.555 million, which was approximately equal to 1.30 times the Liverpool tangible book value per share at June 30, 2017 and 1.35 times tangible book value after deducting the anticipated severance to be paid under Liverpool’s Chief Executive Officer’s employment agreement. Consistent with the initial Juniata proposal, the revised proposal did not provide for representation on the board of Juniata. On a post-acquisition basis, Liverpool shareholders would own between 6.02% and 6.38% of Juniata.
On July 14, 2017, the Liverpool board of directors met with counsel to Liverpool to discuss the revised proposal received from Juniata. While the merits of the proposal were discussed, no decision was made to accept or reject the revised proposal.
On August 22, 2017, a regular meeting of the Liverpool board of directors was held, at which the non-Juniata board members made clear that they felt that engaging in a privately negotiated transaction with Juniata, rather than an open bidding process, was the most desirable course of action, particularly given Juniata’s most recent offer. The merits of the revised Juniata proposal were discussed at this meeting, as well as the logistics of negotiating a definitive merger agreement and the need to obtain a fairness opinion from an independent investment banking firm in order to ensure that the financial terms of the transaction were fair, from a financial point of view, to shareholders of Liverpool. Discussion was also held regarding the future profitability of Liverpool, including the impact of the need for investment in technology, such as electronic and mobile banking services, if the bank were to remain independent.
By letter dated September 29, 2017, Institution B informed the Liverpool board of directors that it remained willing to engage in discussions with the Liverpool board of directors regarding the rationale for its proposal despite not having received a formal response to Proposal B.
On October 27, 2017, a representative of the Strategic Initiatives Committee contacted Ms. McMinn via telephone to communicate to Juniata that the committee had determined that, in light of the strength of the most recent proposal received from Juniata, the concerns regarding director succession and the increased costs associated with a potential transaction, it would like to proceed toward negotiating a deal with Juniata.
On November 2, 2017, representatives of the Strategic Initiatives Committee contacted a representative of the law firm of Pillar Aught LLC, or Pillar+Aught, and expressed the committee’s desire to engage new legal counsel to advise the committee in its consideration of a proposed business combination with Juniata. Following a discussion regarding the experience of members of Pillar+Aught in representing banks in sale transactions, Pillar+Aught was invited to submit a proposal to provide the services requested.
On November 5, 2017, representatives of the Strategic Initiatives Committee contacted a representative of The Kafafian Group, Inc., or Kafafian, to inquire as to the qualifications of Kafafian to serve as investment banker and to provide financial advisory services to Liverpool in connection with a potential combination with Juniata, and whether Kafafian would be willing to serve as such.

On November 10, 2017, a special meeting of the Liverpool board of directors was held. At this meeting, the members of the Strategic Initiatives Committee reiterated their desire to pursue merger discussions with Juniata. Also at this meeting, the Liverpool board unanimously authorized the Strategic Initiatives Committee to engage the law firm of Pillar+Aught and the investment banking firm of The Kafafian Group, Inc. to assist the committee in evaluating Juniata’s revised proposal and Liverpool’s strategic alternatives.
On November 11, 2017, Liverpool formally engaged Pillar+Aught to serve as Liverpool’s legal advisor in connection with the negotiations with Juniata and any resultant transaction.
On November 15, 2017, Liverpool formally engaged Kafafian to provide financial advisory and investment banking services to Liverpool in connection with the proposed combination with Juniata.
On November 16, 2017, the Strategic Initiatives Committee received an updated non-binding indication of interest from Juniata. The material terms of the revised proposal, including the financial terms, were substantially identical to the material terms contained in the July 13, 2017 proposal.
From November 16, 2017, through December 13, 2017, representatives of Pillar+Aught and Kafafian engaged in due diligence on Liverpool, which included on-site due diligence and management interviews on November 29, 2017, and numerous phone conversations were held among representatives of Pillar+Aught, Kafafian and members of the Strategic Initiatives Committee and the Chief Executive Officer of Liverpool.
On December 1, 2017, the Strategic Initiatives Committee met with representatives of Pillar+Aught and Kafafian to review the terms of Juniata’s November 16th letter. During this meeting, representatives of Pillar+Aught advised the committee of its fiduciary duty under Pennsylvania law in connection with the proposed transaction. Representatives of Kafafian conducted a presentation of the financial terms of the Juniata proposal. Discussion was held and representatives of Pillar+Aught and Kafafian responded to questions from the committee, including questions regarding the fairness of the deal and the execution risk associated with pursuing a different merger partner in light of Juniata’s 39.16% ownership. The committee unanimously concluded that, while slightly lower in aggregate consideration value, Juniata’s proposal was superior to Institution B’s, primarily due to the lack of execution risk, the amount of stock offered in the deal (between 80% and 85%) being favorable to minimize adverse tax consequences associated with the transaction, the liquidity of Juniata’s stock as compared to Institution B’s, and the committee members’ familiarity with Juniata and its management team. The committee unanimously determined to proceed with negotiating a business combination exclusively with Juniata on the terms set forth in Juniata’s November 16th offer letter, but, recognizing the excess of capital being maintained by Liverpool, instructed Kafafian to communicate to Juniata’s financial advisor the desire for Liverpool to be permitted to pay its shareholders a special cash dividend immediately prior to the merger.
Between December 5, 2017 and December 13, 2017, discussions were held between Kafafian and Juniata’s financial advisor, Sandler O’Neill + Partners, LP, or SOP, concerning Liverpool’s desire to pay the special cash dividend prior to closing.
On December 13, 2017, the Strategic Initiatives Committee received a revised non-binding indication of interest from Juniata. The material terms of the revised proposal, including the financial terms, were substantially identical to the material terms contained in the July 13, 2017 and November 16, 2017 proposal, except that it now acknowledged Liverpool’s intention to pay a $100,000 special cash dividend to shareholders prior to the closing of the transaction.
Following receipt of the December 13, 2017 revised proposal, Liverpool executed customary confidentiality and exclusivity agreements with Juniata.
Between December 13, 2017 and December 28, 2017, representatives of each of Liverpool and Juniata and their respective legal and financial advisors conducted remote and on-site due diligence on the other party. Also, during this time period, the parties’ legal advisors, with the assistance of their financial advisors, negotiated the terms and conditions of the definitive merger agreement and related documents, on substantially the terms set forth in Juniata’s December 13th revised proposal.
On December 29, 2017, at a special meeting of the Liverpool board of directors, representatives of Pillar+Aught reviewed with Liverpool’s board the terms and conditions of the proposed definitive agreement and again reminded the directors of their fiduciary duty under Pennsylvania law. Also at this meeting, representatives of Kafafian reviewed the financial terms of the transaction with the Liverpool board, and Kafafian provided the Liverpool board with a written fairness opinion stating the exchange ratio expressed in the agreement was fair to Liverpool shareholders, from a financial point of view.
The board meeting was temporarily adjourned and a meeting of the Strategic Initiatives Committee was held without the Juniata representatives present. Deliberation was held, and representatives of Pillar+Aught and Kafafian responded to questions of the Strategic Initiatives Committee.
After all questions were answered, a meeting of the full board of Liverpool was reconvened and, for the reasons described in the section titled “Liverpool’s Reasons for the Merger” below, the Liverpool board of directors unanimously approved the merger agreement and recommended that Liverpool shareholders approve and adopt the merger agreement and all related transactions.
On December 29, 2017, Liverpool and Juniata executed the merger agreement and issued a joint press release announcing the transaction.
Liverpool’s Reasons for the Merger
After careful consideration, the Liverpool board of directors determined it was in the best interests of Liverpool for Liverpool to enter into the merger agreement with Juniata.
In the process of making the recommendation to approve the merger with Juniata, the Liverpool board of directors consulted with its legal and financial advisors, as well as Liverpool’s Chief Executive Officer. In determining that a business combination, generally, and the proposed merger with Juniata, specifically, is in the best interests of Liverpool, Liverpool’s board considered the following factors, which are not necessarily all-inclusive:
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The ability of Liverpool to attract and retain qualified individuals to replace those non-Juniata members of its board of directors, who collectively own in excess of 30% of the outstanding shares of Liverpool, as such individuals retire from the board over the next twelve to twenty-four months;

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The lack of liquidity in Liverpool common stock and the pricing issues that could result as Liverpool’s aging shareholder base attempt to transfer shares to a younger generation;

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The limited strategic alternatives available to Liverpool, including the difficulty in executing a combination with another institution, particularly in light of the ownership position of Juniata;

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The limited growth opportunities in Liverpool’s current market area;

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The expected results to Liverpool shareholders from continuing to operate as an independent community bank compared with the value of the merger consideration offered by Juniata;

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The cost and execution risk associated with growing organically through the establishment of additional branches, development and implementation of new products and services, and the hiring of additional personnel, which the board believes would be required to maintain profitability at historical levels;

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The size of, and resources available to, financial institutions currently operating in the market areas in which organic growth may likely be derived;

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The current merger and acquisition market, including the attractive prices being paid by acquirers and the uncertainty that such pricing would continue or that Liverpool’s future earnings would remain at a level sufficient to attract such prices;

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The consideration offered in the transaction, valued at approximately $12.55 million, which represents a premium to book value multiple of approximately 1.29 times and a price to earnings multiple of 23.2 times;

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The 80 – 85% stock/15 – 20% cash consideration offered in the merger;

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The fact that Liverpool shareholders will have the opportunity to receive shares of Juniata common stock in the merger on a tax-free basis, which would allow Liverpool shareholders to participate in the future performance of the combined company’s businesses and synergies resulting from the merger;

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The opinion, dated December 29, 2017, of TKG to the Liverpool board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Liverpool common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of Liverpool’s Financial Advisor;”

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The increased liquidity for Liverpool shareholders who receive Juniata common stock in the transaction;

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The ability for Liverpool shareholders who receive Juniata common stock to participate in cash dividends representing an approximately 261% increase over the current dividend paid by Liverpool;

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The fact that up to approximately $1.15 million of the merger consideration would be composed of cash at $4,050.00 per share, thereby permitting Liverpool shareholders (other than Juniata) who wish to receive cash to elect an all cash exchange or an exchange comprised of part Juniata common stock and part cash, subject to the election, allocation and pro ration provisions of the merger agreement;

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The fact that the merger agreement contemplates the payment of a special cash dividend of  $32.26 per share to Liverpool shareholders prior to the closing;

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The anticipated impact on employees of Liverpool, including the fact that a merger with Juniata, which does not currently operate in Liverpool, Pennsylvania, will result in few reductions in staff;

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Juniata’s commitment to operate under the Liverpool office as “The Liverpool Community Banking Office of The Juniata Valley Bank” for a period of three years following the merger, maintaining its local focus;

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The likelihood and anticipated time of completion of the merger; and

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The understanding that aligning with Juniata would provide more robust technology and systems, broader product offerings, more favorable terms with vendors and more sophisticated marketing.

The Liverpool board also considered a variety of potential risks associated with the merger, including the following:
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The possibility the merger might not close and the negative impact that could have on Liverpool’s reputation and earnings;

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The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Liverpool and Juniata;

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The fact that, because the stock consideration in the merger is based upon a fixed exchange ratio of shares of Juniata common stock to Liverpool common stock, Liverpool shareholders who receive Juniata common stock could be adversely affected by a decrease in the trading price of Juniata common stock during the pendency of the merger;

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The fact that certain provisions of the merger agreement prohibit Liverpool from soliciting, and limit its ability to respond to, proposals for alternative transactions, and the obligation to pay a termination fee of  $439,425 in the event that the merger agreement is terminated in certain circumstances, including if Liverpool terminates the merger agreement to accept a superior offer;

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The potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Liverpool’s business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated; and

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The fact that pursuant to the merger agreement, Liverpool must generally conduct its business in the ordinary course and Liverpool is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent Liverpool from undertaking business opportunities that may arise pending completion of the merger.

Liverpool’s board of directors realizes there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Liverpool board concluded the potential positive factors outweighed the potential risks of completing the merger. During its consideration of the merger, Liverpool’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under “Liverpool’s Directors and Executive Officers Have Financial Interests in the Merger” beginning on page 47.
The foregoing discussion of the factors considered by the Liverpool board of directors in evaluating the transaction is not intended to be exhaustive, but, rather, includes all material factors considered by the Liverpool board of directors. In reaching its decision to approve the transaction, the Liverpool board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Liverpool board of directors evaluated the factors described above, including asking questions of Liverpool management and legal and financial advisors, and determined that the transaction was in the best interests of Liverpool. In reaching its determination, the Liverpool board of directors relied on the experience of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of Liverpool’s Financial Advisor,” below. It should be noted that this explanation of the reasoning of Liverpool’s board of directors and all other information in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 23.
Recommendation of Liverpool’s Board of Directors
After careful consideration, Liverpool’s board of directors determined that the merger is in the best interests of Liverpool and unanimously approved the merger agreement. Accordingly, Liverpool’s board of directors unanimously recommends that Liverpool’s shareholders vote “FOR” adoption of the merger agreement.
Juniata’s Reasons for the Merger
Juniata’s 39.16% ownership of Liverpool originated in 2006 and, since that time, two Juniata affiliates have been elected as active directors of Liverpool. It was understood by Liverpool at the time of Juniata’s initial investment that Juniata was interested in eventually acquiring the remaining shares of Liverpool if and when Liverpool’s board of directors determined it would be in the best interest of Liverpool. In 2016, the non-Juniata directors of Liverpool (who collectively own 35.7% of Liverpool shares) expressed interest in the possibility of selling the remaining 60.84% of the shares to Juniata, and stated the primary reason of concern was over director succession planning. Because of the existing ownership and relationship level, the proximity and similarities of the market and clientele served, the ten-year ongoing exchange of ideas and consultations, and the soundness and profitability of Liverpool, Juniata entered into negotiations with Liverpool.
In the course of making its decision to approve the proposed transaction with Liverpool, Juniata’s Board of Directors consulted with Juniata’s executive management and Juniata’s financial and legal advisors. Juniata’s Board of Directors considered, among other things, the following factors:
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The Board’s understanding of the current and prospective environment in which Juniata operates, including national, regional and local economic conditions, the competitive environment for financial institutions in Pennsylvania, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward mergers in the financial services industry and the likely effect of these factors on Juniata’s future growth, profitability and strategic options;

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The Board’s view that the size of the institution and related economies of scale, beyond the level it believed could be reached through organic growth within similar timelines, are relevant to profitability and acceptable shareholder returns;

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The Board’s understanding of Juniata’s prospects and Liverpool’s business operations, financial condition, earnings and prospects;

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The Board’s perception that Juniata’s operating philosophy as a community oriented financial services company with a strong customer focus is compatible with Liverpool’s similar operating philosophy;

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The Board’s perception regarding the enhanced future prospects of the combined company compared to those Juniata was likely to achieve on a stand-alone basis, the compatibility of Juanita’s and Liverpool’s business activities, opportunities for cost reductions and anticipated increased revenues resulting from a higher lending limit along with additional product offerings to be made available to Liverpool’s customer base;

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The Board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents including the Board’s assessment of the adequacy of the Juniata exchange ratio;

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The expectation that the combination and strategic benefits of the transaction would result in future earnings accretion;

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The expectation of a non-disruptive integration process, given the knowledge of similarities in operating environments, as Liverpool and Juniata use the same core processing service provider;

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The fact that certain provisions of the merger agreement prohibit Liverpool from soliciting or responding to proposals for alternate transactions and Liverpool’s obligation to pay a termination fee of  $439,425 if the merger agreement is terminated due to Liverpool accepting a different offer;

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The fact that pursuant to the merger agreement, Liverpool must generally conduct its business in its ordinary course and Liverpool is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement; and

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The financial information and analyses presented by Juniata’s financial advisor to the Board of Directors.

Juniata’s Board of Directors also considered the following:
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The fact that new Juniata shares to be issued to holders of Liverpool stock to complete the merger will result in ownership dilution to existing Juniata shareholders;

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The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

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The fact that, pursuant to the merger agreement, Juniata is subject to certain restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent Juniata from undertaking business opportunities which may arise pending completion of the merger;

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The risk that potential benefits, cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of Juniata and Liverpool;

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The risk that certain tax attributes of Liverpool and Juniata may be affected by the transaction as well as by a possible change in corporate tax rates; and

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The potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the merger and the potential effect on Juniata’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

Juniata’s Board of Directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The Board of Directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.
The foregoing discussion of the information and factors considered by Juniata’s Board of Directors is not exhaustive, but includes the material factors considered by Juniata’s Board. In view of the wide variety of factors considered by the Juniata Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the Juniata Board of Directors did not consider it practical to, and did not attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Juniata’s Board of Directors evaluated the factors described above, including asking questions of Juniata’s legal and financial advisors. In considering the factors described above, individual members of Juniata’s Board of Directors may have given different weights to different factors. The Juniata Board of Directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Juniata’s Board of Directors and all other information presented in this section is forward-looking in nature, and therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 23.
Opinion of Liverpool’s Financial Advisor
The Liverpool board of directors engaged Kafafian on November 13, 2017 to provide financial advisory and investment banking services to Liverpool, including an opinion to the Liverpool board as to the fairness, from a financial point of view, of the merger consideration to be received by the non-Juniata holders of Liverpool common stock. Liverpool selected Kafafian based in part on Kafafian’s substantial experience in banking merger and acquisition mergers and valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of Kafafian attended a special meeting of the Liverpool board held on December 29, 2017, at which the Liverpool board evaluated the proposed merger with Juniata. At this meeting, Kafafian reviewed the financial aspects of the proposed merger and rendered to the Liverpool board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Kafafian as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the non-Juniata holders of Liverpool’s common stock. The Liverpool board approved the merger agreement at the December 29, 2017 meeting.
The description of Kafafian’s fairness opinion set forth herein is qualified in its entirety by reference to the full text of the fairness opinion, which is attached as an annex to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Kafafian in preparing the fairness opinion.
Kafafian’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Liverpool board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration to be received by the non-Juniata holders of Liverpool’s common stock. The fairness opinion does not address the underlying business decision of Liverpool to engage in the merger or enter into the merger agreement. The fairness opinion does not constitute a recommendation to the Liverpool board in connection with the merger and does not constitute a recommendation to any holder of Liverpool’s common stock as to how to vote in connection with the merger or on any other matter. The fairness opinion does not constitute a recommendation regarding whether or not any stockholder of Liverpool should enter into a voting or stockholders’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

In connection with the fairness opinion regarding the merger, Kafafian reviewed, analyzed and relied upon material concerning the historical, current and prospective financial and operating condition of both Liverpool, Juniata and proforma Juniata, including, among other things:
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The merger agreement dated December 29, 2017;

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the financial statements for each of the three fiscal years covering periods ending December 31, 2014, 2015 and 2016 of Liverpool;

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the audited financial statements and the Annual Reports on Form 10-K for each of the three fiscal years covering periods ending December 31, 2014, 2015 and 2016 of Juniata;

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the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the period ended September 30, 2017 of Juniata;

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certain unaudited regulatory filings of Juniata and Liverpool including for Juniata the semi-annual reports on Form FR Y-9SP and for Juniata and Liverpool call reports filed with respect to each quarter during the three-year period ended September 30, 2017;

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the nature and terms of certain other merger mergers and business combinations in the banking industry and compared the merger consideration to be paid to Liverpool’s shareholders pursuant to the merger agreement to the consideration paid in comparable merger mergers of other financial institutions;

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a comparison of certain financial information for Liverpool, and financial and stock market information for Juniata with similar information for certain other publicly traded companies;

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financial and operating forecasts and projections of Juniata and Liverpool relating to growth in assets and net income that were prepared or reviewed by Juniata and Liverpool, respectively, that were discussed with Juniata and Liverpool management, and were used and relied upon by Kafafian;

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compared the contribution of each of Juniata and Liverpool to the proforma Juniata on a number of key financial and operating measures and impact of the merger on the earnings per share, book value per share, tangible book value per share and cash dividends per share on each of the Juniata and Liverpool stockholders; and

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estimates regarding certain proforma financial effects of the merger on Juniata and Liverpool, including, without limitation, capital ratios, concentration ratios, cost savings and related expenses expected to result or be derived from the merger, that were prepared or reviewed by Juniata management, and used and relied upon by Kafafian based on such discussions, at the direction of Liverpool management and with the consent of the Liverpool board.

Kafafian also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other mergers, as well as its experience in securities valuation and the banking industry. Kafafian also participated in discussions held by the managements and representatives of Juniata and Liverpool regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as Kafafian deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, Kafafian relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Kafafian relied upon the managements of Juniata and Liverpool as to the reasonableness and achievability of the financial and operating forecasts and projections of Juniata and Liverpool referred to above (and the assumptions and bases therefor), and Kafafian assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management.

It is understood that the portion of the foregoing financial information of Juniata and Liverpool that was provided to Kafafian was not prepared with the expectation of public disclosure. Kafafian assumed, based on discussions with the respective managements of Juniata and Liverpool and with the consent of the Liverpool board, that all such information provided a reasonable basis upon which Kafafian could form its opinion and Kafafian expressed no view as to any such information or the assumptions or bases therefor. Kafafian relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
Kafafian also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Juniata or Liverpool since the date of the last financial statements of each such entity that were made available to Kafafian. Kafafian is not an expert in the independent verification of the adequacy of allowances for loan and lease losses, and Kafafian assumed, without independent verification and with Liverpool’s consent, that the aggregate allowances for loan and lease losses for Juniata and Liverpool are adequate to cover such losses. In rendering its opinion, Kafafian did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise), the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did Kafafian examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of any customer or borrower of Juniata or Liverpool.
Further, Kafafian assumed, in all respects material to its analyses:
•
that the merger would be completed substantially in accordance with the terms set forth in the merger agreement;

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or be subject to any adverse conditions, any necessary regulatory or governmental approval for the integrated mergers, or any related mergers (including the subsidiary bank merger) and that all conditions to the completion of the integrated mergers and any related merger would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Juniata, Liverpool or proforma Juniata.

Kafafian assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, as amended, and all other applicable federal and state statutes, rules and regulations. Kafafian was further advised by representatives of Liverpool that Liverpool relied upon advice from its advisors (other than Kafafian) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Liverpool, Juniata and any related element of the merger, and the merger agreement. Kafafian did not provide advice with respect to any such matters.
Kafafian’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received by the non-Juniata holders of Liverpool common stock. Kafafian expressed no view or opinion as to any other terms or aspects of the merger. Kafafian’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Kafafian through such date. Developments subsequent to the date of Kafafian’s opinion may have affected, and may affect, the conclusion reached in Kafafian’s opinion, and Kafafian did not and does not have an obligation to update, revise or reaffirm its opinion. Kafafian’s opinion did not address, and Kafafian expressed no view or opinion with respect to:

•
the underlying business decision of Liverpool to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Liverpool or the Liverpool board;

•
any change in the aggregate value of the merger consideration that would be paid to the non-Juniata holders of Liverpool common stock resulting from fluctuations in the market price or value of shares of Juniata common stock; and

•
the prices, trading range or volume at which the Juniata common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Juniata common stock would trade following the consummation of the merger.

In performing its analyses, Kafafian made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Kafafian, Juniata and Liverpool. Any estimates contained in the analyses performed by Kafafian are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Kafafian opinion was among several factors taken into consideration by the Liverpool board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Liverpool board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Juniata and Liverpool and the decision of Liverpool to enter into the merger agreement was solely that of the Liverpool board.
The following is a summary of the material financial analyses presented by Kafafian to the Liverpool board, on December 29, 2017, in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Kafafian to the Liverpool board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Kafafian did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kafafian believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the analyses described below, Kafafian utilized an initial value for the proposed merger of  $4,050.00 per outstanding share of Liverpool common stock for shares not owned by Juniata; further, non-Juniata shareholders may, in the aggregate, elect to receive between 15% and 20% of the total merger value in cash and the remaining value in the shares of Juniata, and we refer to as the merger consideration.
Liverpool Comparable Companies Analyses.   Using publicly available information, Kafafian compared the financial condition and financial performance of Liverpool to the financial condition and financial performance of commercial banking organizations considered by Kafafian to possess characteristics similar to those of Liverpool. For the purposes of Kafafian’s comparable companies analyses, Kafafian prepared four (4) groups of companies that were considered comparable to Liverpool (the “Liverpool Peers”). The following summarize the Liverpool Peers:

Regional Relational Peer	National Relational Peer	U.S. Bank Pink < $100MM Peer	UBPR Peer

Publicly traded commercial banks located in the Mid-Atlantic region of the U.S., with total assets as of September 30, 2017 less than or equal to $250MM. There were a total of 16 institutions in this group of comparable companies.

Publicly traded commercial banks located in the U.S., with total assets as of September 30, 2017 less than or equal to $250MM, NPAs/Assets less than 1.00% and ROAA greater than or equal to 0.50% for the latest twelve months ended September 30, 2017. There were a total of 19 institutions in this group of comparable companies.

Publicly traded commercial banks located in the U.S. that are covered by S&P Global Market Intelligence, with total assets as of September 30, 2017 less than or equal to $100MM. There was a total of 15 institutions in this group of comparable companies.

Uniform Bank Performance Report “UBPR” Peer is comprised of insured commercial banks with total assets less than $50 million as of September 30, 2017, with one full service branch office located in a metropolitan statistical area. There were a total of 94 institutions in this group of comparable companies.

Kafafian’s analysis indicated the following concerning the financial condition of Liverpool relative to the median of the financial condition metrics for the Liverpool Peers:
		Liverpool Peers (Median)
	Liverpool	Regional Relational Peer	National Relational Peer	U.S. Bank Pink < $100MM Peer	UBPR Peer
Total Assets ($000s)	$46,432	$179,945	$170,461	$84,534	$29,892
Total Loans ($000s)	33,646	119,610	102,108	53,604	15,278
Total Deposits ($000s)	36,234	151,919	139,389	69,493	24,291
Loans/Deposits	92.86%	87.86%	83.18%	84.86%	62.43%
Borrowings/Assets	0.00%	2.68%	1.42%	1.42%	0.00%
Tangible Equity/Tangible Assets	20.96%	10.20%	11.67%	12.81%	11.85%
Equity/Assets	20.96%	10.20%	11.74%	12.81%	12.10%
Tier 1 Leverage Ratio	20.60%	10.26%	11.41%	11.18%	11.84%
Tier 1 Capital Ratio	37.09%	15.63%	15.39%	18.66%	20.04%
Total Capital Ratio	38.34%	16.89%	16.65%	19.93%	21.23%
NPAs/Assets	0.33%	1.10%	0.22%	0.76%	0.24%
NPAs ex. TDRs/Assets	0.00%	0.69%	0.03%	0.28%	0.20%
Reserves/NPAs	264.94%	78.64%	223.96%	56.96%	71.43%
NCOs/Average Loans	0.00%	0.02%	0.00%	-0.02%	0.00%
Kafafian’s analysis indicated the following concerning the financial performance of Liverpool relative to the median of the financial performance metrics for the Liverpool Peers:
		Liverpool Peers (Median)
	Liverpool	Regional Relational Peer	National Relational Peer	U.S. Bank Pink < $100MM Peer	UBPR Peer
Net Interest Margin	4.21%	3.51%	3.84%	3.99%	3.33%
Yield on Earning Assets	4.67%	4.01%	4.30%	4.35%	3.72%
Yield on Loans	5.42%	4.54%	5.26%	5.45%	5.30%
Yield on Securities	1.83%	2.02%	1.88%	1.69%	1.55%
Cost of Funds	0.51%	0.57%	0.53%	0.42%	0.40%
Cost of Int. Bearing Deposits	0.62%	0.65%	0.60%	0.58%	0.49%
Non-Int. Income/Avg. Assets	0.31%	0.34%	0.37%	0.34%	0.41%
Non-Int. Income/Operating Revenue	7.56%	8.56%	8.72%	10.12%	10.96%

		Liverpool Peers (Median)
	Liverpool	Regional Relational Peer	National Relational Peer	U.S. Bank Pink < $100MM Peer	UBPR Peer
Non-Int. Expense/Avg. Assets	2.39%	2.75%	2.83%	3.64%	3.00%
Efficiency Ratio (FTE basis)	57.64%	80.60%	69.10%	81.22%	79.78%
Return on Average Assets	1.16%	0.58%	0.95%	0.56%	0.65%
Return on Average Common Equity	5.68%	6.47%	8.15%	4.37%	4.49%
Kafafian also prepared a summary of the market performance and valuation metrics for certain of the Liverpool Peers. In the table below, Kafafian does not present market performance or valuation metrics for Liverpool as Liverpool is not a publicly traded security and does not have a developed market in which to trade Liverpool’s common stock. Kafafian also does not present market performance or valuation metrics for the UBPR Peers as institutions in this peer group are generally not publicly traded companies.
		Liverpool Peers (Median)
	Liverpool	Regional Relational Peer	National Relational Peer	U.S. Bank Pink < $100MM Peer	UBPR Peer
Year over Year Price Change	Not applicable	5.45%	25.38%	9.55%	Not applicable
Market Value ($M)		$18.79	$22.87	$9.32
Average Daily Volume (Shares)		79	322	157
Price/Book		90.88%	108.01%	85.48%
Price/Tangible Book		90.88%	108.01%	87.08%
Price/LTM EPS (X)		15.6	13.3	19.2
Price/Core EPS (X)		18.0	12.8	19.3
Market Premium Deposits		-0.77%	0.92%	-2.16%
Current Dividend Yield(1)		1.55%	1.94%	1.41%

(1)
Dividend yield calculated using MRQ dividend annualized (excluding special dividends) as a percentage of stock price.

No company used as a comparable company in the above comparable companies analyses, as a member of the Liverpool Peers, is identical to Liverpool. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Liverpool Capitalized Earnings Analysis.   Kafafian performed a capitalized earnings analysis of Liverpool to estimate a range for the implied value per share of Liverpool’s common stock.
A capitalized earnings analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The range of value generated by the capitalized earnings analysis did not purport to be indicative of the actual values of Liverpool.
For the purposes of the capitalized earnings analysis, stand-alone projections for Liverpool assumed assets increased at an approximate 6% compounded annual growth rate and net income increased at an approximate 11% compounded annual growth rate, over the time period covering 2018 to 2020. The assumed dividend payout ratio over the time frame is 22%. The base is reflective of Liverpool’s projected year-end 2017 assets of  $46.4 million, while annual net income to common shareholders for 2017 was projected as $553,000. The effective tax rate used by Liverpool in calculating net income for the time period 2018 to 2020 reflected an assumption of a lower effective tax rate as a result of the passage of the 2017 Tax Cut and Jobs Act.
The ranges of values were derived by first multiplying Liverpool’s 2020 net income as a stand-alone company by terminal earnings multiples that ranged from 13.0X to 17.0X. The terminal values were then discounted to a present value using discount rates that ranged from 9.0% to 13.0%. The present values were then divided by the number of outstanding Liverpool common shares to arrive a range of value for a single share of Liverpool common stock. The capitalized earnings analysis, which did not include any further discounts or premiums, produced a range of value of  $2,188.33 to $3,190.30 per share for Liverpool.
Juniata Comparable Companies Analyses.   Using publicly available information, Kafafian compared the financial condition and financial performance of Juniata to the financial condition and financial performance of commercial banking organizations considered by Kafafian to possess characteristics similar to those of Juniata. For the purposes of Kafafian’s comparable companies’ analyses, Kafafian prepared three (3) groups of companies that were considered comparable to Juniata (the “Juniata Peers”). The following summarize the Juniata Peers:
Regional Relational Peer	National Relational Peer	U.S. Bank Pink > $500MM Peer

Publicly traded commercial banks located in the Mid-Atlantic region of the U.S., with total assets as of September 30, 2017 between $500MM to $750MM. There were a total of 15 institutions in this group of comparable companies.

Publicly traded commercial banks located in the U.S., with total assets as of September 30, 2017 between $500MM and $750MM, NPAs/Assets less than 1.00% and ROA greater than or equal to .50% for the latest twelve months ended September 30, 2017. There were a total of 27 institutions in this group of comparable companies.

Includes all Banks in SNL’s coverage universe traded OTC with total assets greater than $500MM as of most recent financial data There were a total of 183 institutions in this group of comparable companies.

Kafafian’s analysis indicated the following concerning the financial condition of Juniata relative to the median of the financial condition metrics for the Juniata Peers:
		Juniata Peers (Median)
	Juniata	Regional Relational Peer	National Relational Peer	U.S. Bank Pink > $500MM Peer
Total Assets ($000s)	$599,922	$570,200	$610,328	$849,950
Total Loans ($000s)	382,733	457,709	426,512	572,264
Total Deposits ($000s)	473,583	480,759	525,622	699,543
Loans/Deposits	80.79%	90.87%	78.14%	85.89%
Borrowings/Assets	9.62%	6.28%	1.86%	5.22%
Tangible Equity/Tangible Assets	9.22%	9.68%	9.18%	9.49%
Equity/Assets	10.08%	9.68%	9.74%	9.85%
Tier 1 Leverage Ratio	9.51%	10.20%	9.52%	9.79%
Tier 1 Capital Ratio	14.16%	11.89%	12.75%	12.46%
Total Capital Ratio	14.93%	13.10%	13.81%	14.02%
NPAs/Assets	0.75%	0.96%	0.35%	0.65%
NPAs ex. TDRs/Assets	0.70%	0.30%	0.21%	0.37%
Reserves/NPAs	64.23%	111.56%	159.86%	113.07%
NCOs/Average Loans	0.12%	0.00%	0.00%	0.02%

Kafafian’s analysis indicated the following concerning the financial performance of Juniata relative to the median of the financial performance metrics for the Juniata Peers:
		Juniata Peers (Median)
	Juniata	Regional Relational Peer	National Relational Peer	U.S. Bank Pink > $500MM Peer
Net Interest Margin	3.44%	3.54%	3.64%	3.56%
Yield on Earning Assets	3.92%	4.06%	4.10%	4.03%
Yield on Loans	4.65%	4.74%	4.86%	4.69%
Yield on Securities	2.03%	2.14%	1.92%	2.08%
Cost of Funds	0.51%	0.56%	0.25%	0.42%
Cost of Int. Bearing Deposits	0.56%	0.58%	0.34%	0.42%
Non-Int. Income/Avg. Assets	0.78%	0.64%	0.76%	0.74%
Non-Int. Income/Operating Revenue	19.98%	15.21%	17.48%	17.67%
Non-Int. Expense/Avg. Assets	2.91%	2.63%	2.65%	2.79%
Efficiency Ratio (FTE basis)	72.03%	64.47%	64.24%	65.58%
Return on Average Assets	0.89%	0.84%	0.97%	0.90%
Return on Average Common Equity	8.74%	8.64%	9.25%	8.97%
Kafafian also prepared a summary of the market performance and valuation metrics for Juniata and to the extent data are publicly available, the Juniata Peers.
		Juniata Peers (Median)
	Juniata	Regional Relational Peer	National Relational Peer	U.S. Bank Pink > $500MM Peer
Year over Year Price Change	6.47%	20.96%	32.15%	22.77%
Market Value ($M)	$94.16	$66.42	$89.01	$104.86
Average Daily Volume (Shares)	706	616	1,793	595
Price/Book	155.77%	124.82%	146.66%	131.89%
Price/Tangible Book	171.86%	127.72%	148.83%	139.34%
Price/LTM EPS (X)	18.0	15.0	17.0	15.4
Price/Core EPS (X)	19.8	15.7	17.6	15.6
Market Premium Deposits	7.12%	3.08%	5.98%	3.92%
Current Dividend Yield(1)	4.46%	2.59%	2.09%	1.97%

(1)
Dividend yield calculated using MRQ dividend annualized (excluding special dividends) as a percentage of stock price.

No company used as a comparable company in the above comparable companies analyses as a member of the Juniata Peers is identical to Juniata. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Juniata Capitalized Earnings Analysis.   Kafafian performed a capitalized earnings analysis of Juniata to estimate a range for the implied value per share of Juniata’s common stock.
A capitalized earnings analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The range of value generated by the capitalized earnings analysis did not purport to be indicative of the actual values of Juniata.

For the purposes of the capitalized earnings analysis, stand-alone projections for Juniata assumed assets increased at an approximate 3% compounded annual growth rate and net income increased an approximate 4% compounded annual growth rate, over the time period covering 2018 to 2020. The assumed dividend payout ratio over the time frame is 82%. The base is reflective of Juniata’s projected year-end 2017 assets of  $598.2 million, while annual net income to common shareholders for 2017 was projected as $4.7 million. The effective tax rate used by Juniata in calculating net income for the time period 2018 to 2020 reflected an assumption of a lower effective tax rate as a result of the passage of the 2017 Tax Cut and Jobs Act.
The ranges of values were derived by first multiplying Juniata’s 2020 net income as a stand-alone company by terminal earnings multiples that ranged from 13.0X to 17.0X. The terminal values were then discounted to a present value using discount rates that ranged from 9.0% to 13.0%. The present values were then divided by the number of outstanding Juniata common shares to arrive a range of value for a single share of Juniata common stock. The capitalized earnings analysis, which did not include any further discounts or premiums, produced a range of value of  $9.96 to $14.51 per share for Juniata.
Selected Mergers Analyses.   Kafafian reviewed publicly available information for three different groups of bank mergers believed by Kafafian to possess characteristics similar to those of the merger. For the purposes of Kafafian’s selected mergers analyses, Kafafian prepared three (3) groups of mergers that were considered comparable to the merger (the “Comparable Merger Group”). The following summarize screening criteria used to develop the Comparable Merger Group data:
Pennsylvania Mergers	Mid-Atlantic Mergers	National Mergers

Bank or thrift target located in Pennsylvania, merger announced after January 1, 2015, with a merger value less than or equal to $50 million at announcement date. This group excludes private equity investors & government assisted mergers. There were a total of 10 institutions in this group of comparable mergers.

Bank target located in the Mid-Atlantic region of the U.S., merger announced after January 1, 2015, with a merger value less than or equal to $25 million at announcement date. This group excludes private equity investors & government assisted mergers. There were a total of 15 institutions in this group of comparable mergers.

Bank target located in the U.S., merger announced after January 1, 2015, with a merger value less than or equal to $25 million at announcement date, target NPAs/Assets less than 0.75% at announcement date and target ROAA greater than or equal to 0.75% for the latest twelve months ended prior to the announcement date. This group excludes private equity investors & government assisted mergers. There were a total of 19 institutions in this group of comparable mergers.

Kafafian’s analysis indicated the following concerning the financial condition and financial performance of Liverpool relative to the median of the financial condition and financial performance metrics for the Comparable Merger Group:
		Comparable Merger Group (Median)
	Liverpool	Pennsylvania Mergers	Mid-Atlantic Mergers	National Mergers
Total Assets ($000s)	$46,432	$165,179	$143,742	$65,648
Total Deposits ($000)	36,234	138,904	129,379	51,431
Tangible Equity/Assets	20.96%	10.34%	8.11%	12.49%
NPAs/Total Assets	0.33%	1.22%	1.88%	0.16%
Non-Int. Income/Avg. Assets	0.31%	0.43%	0.40%	0.46%
Non-Int. Expense/Avg. Assets	2.39%	2.54%	2.96%	2.43%
Return on Average Assets	1.16%	0.71%	0.12%	1.09%
Return on Average Common Equity	5.68%	5.30%	1.50%	10.00%
For each selected merger and for the Comparable Merger Group, Kafafian also calculated selected merger statistics, in each case based on the merger consideration value paid for the acquired company and using financial data based on the acquired company’s latest publicly available financial statements prior to the announcement of the respective merger. Kafafian excluded the impact of price/LTM EPS multiples that were greater than 40.0X as such multiples were considered to be not meaningful. The following summarize these data as compared to the valuation metrics for the merger:
		Comparable Merger Group (Median)
	The Merger	Pennsylvania Mergers	Mid-Atlantic Mergers	National Mergers
Deal Value ($M)(1)	$12.55	$24.08	$13.32	$9.15
Price/Book	128.99%	126.17%	111.66%	117.50%
Price/Tangible Book	128.99%	127.87%	114.46%	117.86%
Price/LTM EPS (X)	23.2	20.6	25.7	15.0
Price/Deposits	34.65%	17.37%	10.68%	18.31%
Franchise Prem./Core Deps	8.14%	4.24%	2.39%	3.72%

(1)
Assumes merger consideration of  $4,050.00 per share; excludes the value of the cash dividend payable to the holders of Liverpool’s common stock

Kafafian noted that the valuation metrics for the merger compared favorably to the median values for the Comparable Merger Group. Kafafian also noted that Liverpool had a substantially higher tangible equity/tangible asset ratio than the median for the Comparable Merger Group.
No company or merger used as a comparison in the Comparable Merger Groups is identical to Liverpool or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   Kafafian evaluated the relative standalone contribution of Juniata and Liverpool to the proforma balance sheet and proforma income statement of the combined entity. This analysis did not include fair value and acquisition accounting adjustments, cost savings, revenue enhancements, non-recurring expenses or special dividends incurred by Liverpool as a result of the merger or the elimination of the Juniata’s current investment in Liverpool.
To complete the relative contribution analysis, Kafafian used (i) balance sheet data as of September 30, 2017 for Juniata and Liverpool and, (ii) income statement data for the latest twelve months ended September 30, 2017. The results of Kafafian’s analysis are set forth in the following table, which also presents the range of implied ownership percentages of Juniata and Liverpool stockholders in the combined entity assuming that holders of Liverpool common stock, excluding Juniata, will be converted into 202.629 shares of Juniata common stock in the proposed merger:
Dollars in thousands	Juniata	%	Liverpool	%
Balance sheet
Gross loans	$382,733	91.9%	$33,646	8.1%
Total assets	599,922	92.8%	46,432	7.2%
Total deposits	473,583	92.9%	36,234	7.1%
Tangible equity	54,790	85.0%	9,733	15.1%
Income statement
Net interest income	18,451	91.2%	1,773	8.8%
Non-interest income	4,607	96.9%	145	3.1%
Non-interest expense	17,187	93.9%	1,122	6.1%
Net income	5,261	90.7%	542	9.3%
Ownership
80% stock/20% cash		94.0%		6.0%
85% stock/15% cash		93.6%		6.4%

Proforma Financial Impact Analysis.   Kafafian prepared a proforma financial impact analysis that combined the balance sheet and regulatory capital information as of September 30, 2017 and income statement information for the latest twelve months ended September 30, 2017 for Juniata and Liverpool, assuming the merger closed on September 30, 2017. The proforma financial impact analysis included certain preliminary fair value and acquisition accounting adjustments, merger expenses, cost savings and importantly, Kafafian eliminated Juniata’s current investment in Liverpool.
The proforma financial impact analysis indicated the merger:
•
may be (i) accretive to Juniata’s diluted earnings per share, assuming a 80% stock and 20% cash election by the non-Juniata holders of Liverpool’s common stock, and (ii) marginally dilutive to Juniata’s diluted earnings per share, assuming a 85% stock and 15% cash election by the non-Juniata holders of Liverpool’s common stock;

•
may be (i) accretive to Juniata’s book value per share, assuming a 80% stock and 20% cash election by the non-Juniata holders of Liverpool’s common stock, and (ii) accretive to Juniata’s book value per share, assuming a 85% stock and 15% cash election by the non-Juniata holders of Liverpool’s common stock;

•
may be (i) marginally dilutive to Juniata’s tangible book value per share, assuming a 80% stock and 20% cash election by the non-Juniata holders of Liverpool’s common stock, and (ii) marginally dilutive to Juniata’s tangible book value per share, assuming a 85% stock and 15% cash election by the non-Juniata holders of Liverpool’s common stock; and

•
does not materially impact Juniata’s or The Juniata Valley Bank’s tangible equity/tangible asset ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Capital Ratio, Tier 1 Capital Ratio, and Total Capital Ratio and further, would not result in any material increase in the concentration of any loan category to total capital.

For all of the above analysis and statements, the actual results achieved by Juniata from the merger may vary from the projected results, and the variations may be material.
Miscellaneous.   Kafafian acted as financial advisor to Liverpool and not as an advisor to or agent of any other person. As part of its investment banking business, Kafafian is continually engaged in the valuation of the securities of companies involved in the financial services industry, including for acquisitions and valuations for various other purposes.
Pursuant to the Kafafian’s engagement by Liverpool, Liverpool agreed to pay Kafafian (i) a retainer of $15,000, (ii) a fairness opinion fee of  $15,000 paid upon Kafafian’s issuance of its fairness opinion and, (iii) a success fee of  $50,000 payable upon the consummation of the merger between Juniata and Liverpool. In total Kafafian’s cash fees were fixed at $80,000. Liverpool also agreed to reimburse Kafafian for reasonable out-of-pocket expenses. In addition to this present engagement, during the two years preceding the date of its opinion, Kafafian has not provided investment banking and financial advisory services to Liverpool or Juniata. Kafafian may in the future provide consulting, investment banking or other advisory services to Liverpool or Juniata and receive compensation for such services.
The full text of Kafafian’s written opinion, dated December 29, 2017, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement. The summary of Kafafian’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Kafafian’s opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.
No limitations were imposed by Liverpool on the scope of Kafafian’s investigation or the procedures to be followed by Kafafian in rendering its opinion. Kafafian was not requested to, and did not, make any recommendation to the Liverpool board of directors as to the form or amount of the consideration to be paid to the Liverpool stockholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Kafafian did not ascribe a specific range of values to Liverpool. Its opinion is based on the financial and comparative analyses described below.

Board of Directors and Management of Juniata and JVB Following Completion of the Merger
Following the merger, the Juniata and JVB boards of directors will consist of the current directors of each. The executive officers of Juniata will be the existing executive officers of Juniata, and the executive officers of JVB will be the current officers of JVB.
Liverpool Shareholders Have Dissenters’ Rights in the Merger
General
Liverpool shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex D, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex D.
In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Liverpool common stock, as applicable, immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. Before the effective date of the merger, Liverpool shareholders should send any written notice or demand required in order to exercise dissenters’ rights to Liverpool Community Bank, 104 North Front Street, P.O. Box A, Liverpool, Pennsylvania 17045 (Attn: Chief Executive Officer).
After the effective date of the merger, all dissenters should send any correspondence to Juniata Valley Financial Corp., Bridge and Main Streets, P.O. Box 66, Mifflintown, PA 17059 (Attn: JoAnn McMinn, Chief Financial Officer).
Notice of Intention to Dissent
If you wish to dissent from the merger, you must do the following:
•
Prior to the vote on the merger agreement by Liverpool shareholders at the Liverpool special meeting, file with Liverpool a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;

•
Make no change in your beneficial ownership of the common stock with respect to which you are dissenting from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and

•
Not vote your shares of common stock with respect to which you are dissenting to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your right to dissent will be lost.
Notice to Demand Payment
If the merger is adopted by the required vote of Liverpool shareholders, Liverpool will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent
You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.
Payment of Fair Value of Shares
Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Juniata will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that Juniata estimates to be the fair value of the common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:
•
A closing balance sheet and statement of income of Liverpool for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•
A statement of Juniata’s estimate of the fair value of Liverpool’s common shares; and

•
A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares
If a dissenting shareholder believes that the amount stated or remitted by Juniata is less than the fair value of their common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such common stock to Juniata within 30 days after Juniata mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by Juniata of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Juniata.
Valuation Proceedings
If any demands for payment remain unsettled within 60 days after the latest to occur of:
•
The effective date of the merger;

•
Timely receipt by Liverpool of any demands for payment; or

•
Timely receipt by Juniata of any estimates by dissenters of the fair value,

then, Juniata may file an application in the Court of Common Pleas requesting that the court determine the fair value of the common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.
If Juniata were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Juniata, may file an application in the name of Juniata at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the shares. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Juniata’s estimate of the fair value of their common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.
Juniata intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Juniata will file an application requesting that the fair value of the Liverpool common stock, as the case may be, be determined by the Court of Common Pleas.

Cost and Expenses
The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Juniata, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.
Liverpool shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.
Income Tax Consequences
The exercise of dissenters’ rights may result may result in taxable income to you. Juniata has not obtained a tax opinion regarding the tax consequences of a shareholder exercising its dissenters’ rights. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.
FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.
Lack of Active Trading Market
Currently, neither the common stock of Juniata nor the common stock of Liverpool is traded on a national securities exchange. Although Juniata’s common stock is quoted on the OTC Pink Marketplace, and although Juniata common stock trades more often than Liverpool common stock, resulting in greater liquidity of Juniata common stock compared to Liverpool common stock, there is currently a very limited public trading market for the common stock of either Juniata or Liverpool. The most recent trading price for Juniata’s common stock known to Juniata’s management was $21.50 per share on March 2, 2018, and the most recent trading price for Liverpool’s common stock known to Liverpool’s management was $2,285.54 per share on September 1, 2006. Given the absence of an active trading market for Juniata and Liverpool shares, such prices may not reflect actual current market values. Upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the shares issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act, by holders who will not be affiliates of Juniata after the merger.
Affiliates of Juniata may resell shares of Juniata common stock issued in connection with the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. We encourage any such person to obtain advice of securities counsel before reselling any Juniata common stock. Juniata is a public company that files periodic reports with the SEC. See “Where You Can Find More Information” on page i.
Regulatory Approvals Required for the Merger
The merger is subject to the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), as well as the approval of the FDIC under the Bank Merger Act and the approval of the PDB under the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”).
In reviewing Juniata’s application for approval of the merger under the BHC Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of Juniata, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the consolidating companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Juniata in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.
In reviewing JVB’s application for approval of the merger under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of JVB, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of JVB in combating money laundering activities, and the risk that would be posed by the merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing.
The merger is also subject to the approval of the PDB under the Banking Code. In reviewing an application for approval of a merger, the PDB will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.
The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
As of the date hereof, applications are pending with the FRB, FDIC and PDB.
Liverpool’s Directors and Executive Officers Have Financial Interests in the Merger
In considering the recommendation of the board of directors of Liverpool that Liverpool shareholders vote to adopt the merger agreement, Liverpool shareholders should be aware that Liverpool directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Liverpool shareholders generally. The board of directors was aware of and considered these potential interests, among other matters, in its decision to approve the merger agreement.
Share Ownership
As of February 27, 2018, the directors of Liverpool may be deemed to be the beneficial owners of 1,109 shares, representing 35.78% of the outstanding shares of Liverpool common stock. For more information, see “Security Ownership of Certain Beneficial Holders of Liverpool” (page 73).
Severance Payments and Benefits to Liverpool Chief Executive Officer
It is anticipated that the employment agreement of Jan Gibboney, Liverpool’s Chief Executive Officer, will be terminated immediately prior to the merger. As a result of the termination of his employment agreement and employment with Liverpool, Mr. Gibboney will be entitled to receive a lump sum cash payment equal to his base salary for the remaining term of his agreement (but in no event less than 27 months), plus annual cash bonuses for each year (prorated in the event of partial years) remaining under such term (but in no event less than 27 months), at the highest annual amount received by him in any of the three (3) calendar years prior to termination. He will also be entitled to receive for such period the benefits he would have received during such term under any retirement program, in which he participated prior to his termination and continue to participate in any health, life or disability benefit plans (or, alternatively, be entitled to comparable coverage on an individual policy basis).
In the event that the payments described about would result in the imposition of an excise tax under IRC Section 4999, such payments are to be reduced to the extent necessary to avoid such excise tax.

Additionally, under Liverpool’s executive supplemental life insurance plan, Mr. Gibboney will be entitled to the continuation of a life insurance policy purchased for his benefit in the event his employment is terminated in connection with the merger.
Liverpool Defined Compensation Plan
Each of Jan Gibboney and directors Carole and Robert Holmes participate in the Liverpool Defined Compensation Plan. Under the terms of the plan, upon the participant’s termination of employment or service as a director, vested amounts are payable in a lump sum cash payment. Each of the participants was fully vested prior to the merger.
Indemnification and Insurance
The merger agreement provides that Juniata will, following the merger, indemnify all current and former officers and directors of Liverpool and its subsidiaries in accordance with Pennsylvania law and the indemnification provisions of Liverpool’s articles of incorporation and bylaws. In addition, for six years after the acquisition, Juniata agrees to maintain liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Liverpool or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the acquisition, subject to a limit on the cost of such insurance of 150% of its current cost.
THE MERGER AGREEMENT
The following section describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, are subject to limitations agreed upon by the parties as stated therein, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement, none of which materially alter the representations and warranties made.
Terms of the Merger
The boards of directors of Liverpool and Juniata have unanimously adopted the agreement and plan of merger which provides for the merger of Liverpool and JVB, with JVB surviving. Each share of Liverpool common stock issued and outstanding at the effective time of the merger will be converted into either 202.6286 shares of Juniata common stock or $4,050.00 in cash, as elected by each shareholder, within certain limits, as described below. See “Consideration to Be Received in the Merger.” Juniata owns 1,212 shares of common stock of Liverpool, or 39.1% of the outstanding shares of Liverpool common stock, which will be cancelled in the merger.
Closing and Effective Time of the Merger
The merger will be completed only if all of the following occur:
•
The agreement and plan of merger is approved and adopted by Liverpool’s shareholders;

•
All required governmental and regulatory consents and approvals have been obtained;

•
No more than 20% of the outstanding shares of Liverpool shall have exercised dissenters’ rights, unless waived by Juniata; and

•
All other conditions to the merger discussed in this proxy statement/prospectus and the merger agreement are either satisfied or waived.

The merger will become effective as stated in articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than five (5) business days following the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that, by their nature, are to be satisfied at the closing, or on another mutually agreed date). It currently is anticipated that the effective time of the merger will occur in the first half of 2018, but we cannot guarantee when or if the merger will be completed.
Consideration to Be Received in the Merger
As a result of the merger, each Liverpool shareholder will have the right, with respect to each share of Liverpool common stock held (excluding company owned stock), to receive merger consideration consisting of either (i) 202.6286 shares of Juniata common stock or (ii) $4,050.00 in cash. Liverpool’s shareholders will be able to elect whether to receive the stock consideration or the cash consideration for each share of Liverpool’s stock owned. However, all shareholder elections are subject to proration if the total number of shares for which cash is elected is less than 15% or greater than 20% of the total number of Liverpool shares of common stock outstanding. If proration is necessary, a sufficient number of non-electing shares will be converted into cash, if the minimum cash percentage has not been met, or stock, if the maximum cash percentage has been exceeded, to the extent necessary to achieve the applicable minimum or maximum cash percentage. If, following the conversion of such non-electing shares, the minimum cash percentage has not been attained, then each Liverpool shareholder’s total stock election will be modified, on the same percentage basis, to become both a cash and stock election so that the total number of shares receiving cash consideration is 15%. Similarly, if the maximum cash election has been exceeded and, following the conversion of non-electing shares, the maximum cash percentage has not been attained, then each Liverpool shareholders’ cash election will be modified, on the same percentage basis, to become both a cash and stock election so that the total number shares receiving cash is 20%. If the total number of shares for which Liverpool shareholders elect to receive cash is equal to or greater than 15% and equal to or less than 20% of the total number of shares of Liverpool outstanding, then all shareholders who made valid elections will receive the consideration that they elect and any shareholder who failed to make an effective election will receive Juniata stock in exchange for their shares of Liverpool common stock.
No fractional shares of Juniata common stock will be issued. For each fractional share that would otherwise be issued, Juniata will pay an amount in cash equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $4,050.00.
Election Procedures
Liverpool shareholders may elect the form of consideration they wish to receive by completing an election form. After the merger is approved by the shareholders of both Liverpool and Juniata, Juniata will mail each Liverpool shareholder an official election form and instructions for completing and returning the form to Juniata. The official election form must be sent to Juniata before the election deadline, which will be announced after the merger is approved by the shareholders of Liverpool. You will be able to change or revoke your election at any time prior to the election deadline by delivering a written notice of revocation to Liverpool or delivering a new properly completed election form to the exchange agent, no later than the election deadline.
Share Exchange Procedures
Do not send in your certificates of Liverpool common stock now. After Liverpool’s shareholders approve and adopt the merger agreement, you will receive a letter of transmittal from the exchange agent at the same time you receive your election form. The letter of transmittal will explain how to exchange your Liverpool stock certificates for the merger consideration. Please do not send in any Liverpool stock certificates until you receive the letter of transmittal.
Representations and Warranties
The merger agreement contains customary representations and warranties of Liverpool and Juniata relating to their respective businesses. The representations must be true and correct in all material respects, as of the date of the merger agreement and as of the effective date as though made on and as of the effective date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.
Each of Juniata and Liverpool has made representations and warranties to the other regarding, among other things:
•
Corporate matters, including due organization and qualification;

•
Capitalization;

•
Authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•
Required governmental filings and consents;

•
The timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•
Financial statements, undisclosed liabilities;

•
Tax matters;

•
The absence of circumstances and events reasonably likely to have a material adverse effect;

•
Material contracts, real estate leases, and other certain types of contracts;

•
Properties;

•
Insurance coverage;

•
Legal proceedings;

•
Compliance with applicable laws;

•
Employee matters, including employee benefit plans;

•
Environmental matters;

•
Brokers, finders and financial advisors;

•
Loan related matters;

•
Related party transactions;

•
Credit card accounts and merchant processing;

•
Required vote;

•
Registration Obligations;

•
Risk management arrangements;

•
Trust accounts;

•
Intellectual property; and

•
Labor matters.

In addition, Liverpool made representations regarding its receipt of a fairness opinion from its financial advisor and Juniata made representations regarding its common stock. The representations and warranties described above and included in the merger agreement were made by each of Juniata and Liverpool to the other party. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Juniata and Liverpool in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Juniata and Liverpool rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Liverpool, Juniata or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.
Covenants and Agreements
Each of Liverpool and Juniata has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Juniata and Liverpool agreed to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable.
Juniata has agreed to operate its business only in the ordinary course, to use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises and to voluntarily take no action that would adversely affect the parties’ ability to obtain timely regulatory approval to complete the merger or adversely affect Juniata’s ability to perform its covenants under the merger agreement. In addition, Juniata has agreed that, with certain exceptions, and except with Liverpool’s prior written consent (which is not to be unreasonably withheld), that Juniata will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:
•
Change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordant with its bylaws;

•
Voluntarily take any action that would result in any of their representation and warranties or the representation and warranties of JVB becoming untrue or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•
Change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles or any regulatory authority responsible for regulating them or JVB; or

•
Acquire another depository institution or depository institution holding company if the proposed transaction, in Juniata’s reasonable judgment, could be expected to adversely affect the likelihood or timing of the regulatory approvals required by the merger.

Liverpool has agreed to operate its business only in the ordinary course and to use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises. In addition, Liverpool has agreed that, with certain exceptions and except with Juniata’s prior written consent (which is not to be unreasonably withheld), that Liverpool will not, among other things, undertake the following extraordinary actions:
•
Change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

•
Except as set forth in the merger agreement, change the number of authorized or issued shares of its capital stock, issue any shares or capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•
Enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

•
Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•
Except as set forth in the merger agreement, take specified actions relating to director and employee compensation, benefits, hiring and promotions;

•
Except as otherwise expressly permitted under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•
Merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•
Except as otherwise provided in the merger agreement, sell or otherwise dispose of their respective capital stock or sell or otherwise dispose of any of its assets other than in the ordinary course of business consistent with past practice; subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•
Incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•
Voluntarily take any action that would result in any of its representations and warranties becoming untrue or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•
Change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles or any regulatory authority responsible for regulating them;

•
Waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which it is a party;

•
Purchase any securities, including equity securities, except in accordance with past practice pursuant to policies approved by its board of directors currently in effect;

•
Except as permitted under the merger agreement, issue or sell any equity or debt securities;

•
Make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), in excess of  $500,000 or that is not in accordance with past practice pursuant to policies approved by the board of directors of Liverpool in effect on December 29, 2017;

•
Except as set forth in the merger agreement, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•
Enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest earning assets and interest bearing liabilities to changes in market rates of interest;

•
Except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•
Enter into any new line of business;

•
Make any material change in policies in existence on December 29, 2017 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a regulatory authority;

•
Except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employee benefit plan;

•
Except as set forth in the merger agreement, make any capital expenditures in excess of  $10,000 individually or $30,000 in the aggregate, other than pursuant to binding commitments existing on December 29, 2017 and other than expenditures necessary to maintain existing assets in good repair;

•
Except as set forth in the merger agreement, purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•
Undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by them of more than $50,000 annually, or containing any financial commitment extending beyond 24 months from December 29, 2017;

•
Except as set forth in the merger agreement, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $15,000 individually or $50,000 in the aggregate, and that does not create negative precedent and provided that they may not charge-off through settlement, compromise or discharge more than $5,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with the other party;

•
Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;

•
Issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of Juniata or issue any broadly distributed communication to customers without the prior approval of Juniata, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger;

•
Purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•
Other than charitable contributions contractually committed as of December 29, 2017, make any charitable contribution in excess of its budgeted amount for 2018 previously submitted to the other party or agree to make any such contribution for any period after the closing of the merger;

•
Change the dividend payout on Liverpool’s common stock to a level inconsistent with the level on the date of the merger agreement; provided that Liverpool is permitted to pay a special dividend of  $32.26 per share prior to closing; or

•
Agree or commit to do any of the actions prohibited by the preceding bullets.

Each of Juniata and Liverpool has agreed to additional covenants which include, among other things, commitments to:
•
Provide certain financial and regulatory information upon request;

•
Maintain insurance in reasonable amounts;

•
Obtain as soon as practicable all consents and approvals necessary or desirable to close the merger;

•
Take all actions which are necessary or advisable to complete the merger; and

•
Provide access to each other’s properties, book and records and personnel upon reasonable notice.

Juniata has further agreed that Juniata will:
•
Use its good faith efforts to retain the present employees of Liverpool in their current position and salary;

•
For purposes of determining eligibility and vesting for Juniata employee benefit plans, provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Liverpool or any predecessor of Liverpool;

•
Pay severance benefits to any employees of Liverpool or Liverpool Bank as of December 29, 2017 whose employment is terminated within one year of the closing of the merger, other than as a result of unsatisfactory performance and who is not party to an agreement that provides for specific severance payments, equal to two weeks’ salary for each full year of service with Liverpool or Liverpool Bank, but at least four weeks’ salary and no more than 26 weeks’ salary;

•
Honor the terms of all employment obligations, as disclosed to Juniata in Liverpool disclosure schedules to the merger agreement;

•
To indemnify, defend and hold harmless the officers, directors and employees of Liverpool against all claims which arise out of the fact that such person is or was a director, officer or employee of Liverpool and which relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Liverpool under Pennsylvania law and under Liverpool’s articles of incorporation and bylaws; and

•
Maintain, for six years following the merger, Liverpool’s current directors’ and officers’ liability insurance policies covering the officers and directors of Liverpool with respect to matters occurring at or prior to the merger, except that Juniata may substitute similar policies, and that Juniata is not required to spend more than 150% of the annual cost currently expended by Liverpool in order to obtain this insurance.

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, the regulatory applications and the holding of the special meeting of Liverpool shareholders, access to information or the other company and public announcements with respect to the transactions contemplated by the merger agreement. Liverpool and Juniata have also agreed to use all reasonable best efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.
Call of Shareholder Meeting; Support of the Merger
Liverpool has agreed to hold a meeting of its shareholders as promptly as practicable following effectiveness of the registration statement of which this proxy statement/prospectus is a part for the purpose of obtaining shareholder adoption of the merger agreement. Subject to its fiduciary duties, as determined in good faith after consultation with its outside legal counsel, Liverpool’s board of directors has agreed to recommend that its shareholders vote in favor of the agreement and plan of merger and to support the merger.

Agreement Not to Solicit Other Offers
Liverpool has also agreed that it and its officers, directors, employees, representatives, agents and affiliates will not, directly or indirectly:
•
Initiate, solicit, induce or encourage, or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an inquiry or proposal that constitutes an acquisition proposal (as defined below), respond to any such inquiry, participate in any discussions or negotiations with respect to such inquiry or recommend or endorse any such acquisition proposal; or

•
Enter into any agreement, agreement in principle or letter of intent regarding any acquisition proposal or authorize or permit any of its officers, directors, employees, or any representative to take any such action.

However, Liverpool may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal if and only if  (a) its special meeting has not occurred and (b) Liverpool complies with the terms of the agreement governing when and under what circumstances it may respond to an unsolicited offer; (c) its board of directors determines (after consultation with outside legal counsel and its independent financial advisor) that failure to take these actions would be inconsistent with its fiduciary duties under applicable law and (d) the acquisition proposal is an acquisition proposal that is deemed superior to the transactions contemplated by the merger agreement and provides the other party with notice of such determination within one business day thereafter. In addition, Liverpool must (1) otherwise have complied in all material respects with the applicable sections of the merger agreement, and (2) not provide confidential information or data to any person in connection with an acquisition proposal unless the person has executed a confidentiality agreement on terms at least as favorable as the terms contained in the confidentiality agreement between Liverpool and Juniata.
An acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Juniata and Liverpool) involving Liverpool:
•
Any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving it;

•
Any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of it representing, in the aggregate, twenty-five percent (25%) or more of the assets of it;

•
Any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of it;

•
Any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of it; or

•
Any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Liverpool has agreed:
•
To notify Juniata in writing within 24 hours, if any proposals or offers are received by, any information is requested from, or any negotiation or discussions are sought to be initiated or continued, with Liverpool or its representatives, in each case in connection with an acquisition proposal, and to provide Juniata with relevant information regarding such proposal, offer, information request, negotiations or discussions;

•
To keep Juniata fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto; and

•
Not to release any third party from the confidentiality and standstill provisions of any agreement to which Liverpool is a party and to terminate any discussions, negotiations, and communications with any person with respect to any acquisition proposal for Liverpool.

Expenses and Fees
In general, each of Juniata and Liverpool will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transaction contemplated by the merger agreement. Juniata will be responsible for any Securities and Exchange Commission filing fees, and each party shall bear equally all costs of printing and mailing the proxy materials incurred in connection with the shareholder meetings.
Indemnification and Insurance
The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of Liverpool or is threatened to be made party based in whole or in part on, or arising in whole or in part out of or pertaining to (i) the fact that he is or was a director, officer or employee of Liverpool, or (ii) the merger agreement, Juniata will defend against and respond thereto. Juniata has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each party to the fullest extent permitted by law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
The merger agreement requires Juniata to honor after completion of the merger the current rights of Liverpool directors, officers and employees to indemnification under Liverpool articles of incorporation or Liverpool bylaws or similar governing documents. The merger agreement also provides that, upon completion of the merger, Juniata will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Liverpool in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.
The merger agreement provides that Juniata will maintain for a period of six years after completion of the merger Liverpool’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Juniata is not required to incur an annual premium expense greater than 150% of Liverpool’s current annual directors’ and officers’ liability insurance premium.
Conditions to Complete the Merger
Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:
•
The adoption of the agreement and plan of merger by the requisite vote of Liverpool’s shareholders;

•
The effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Juniata common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•
The receipt of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•
The receipt and effectiveness of all governmental and other approvals, registrations and consents on terms and conditions, and the expiration of all related waiting periods required to complete the merger;

•
Termination and payout of the employment contract of Liverpool’s Chief Executive Officer; and

•
The absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Juniata’s and Liverpool’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:
•
The absence of a material adverse effect on the other party;

•
The truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect; and

•
The holders of no more than 20% of the outstanding shares of common stock of Liverpool exercise dissenters’ rights.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:
•
If there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•
If the merger has not been completed by September 30, 2018, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•
If any bank regulator, court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger; or

•
If the shareholders of Liverpool fail to adopt the merger agreement at its shareholder meeting.

In addition, Juniata’s board of directors may terminate the merger agreement if: (1) the Liverpool board of directors receives a superior acquisition proposal and (2) the board of directors of Liverpool: (a) enters into an acquisition agreement with respect to such proposal; (b) terminates the merger agreement; (c) withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Juniata; or (d) delivers a written notice to Juniata of its determination to accept such proposal.
Further, Liverpool’s board of directors may terminate the merger agreement if Liverpool has received a superior acquisition proposal and has delivered a written notice to Juniata of its determination to accept such proposal. In addition, if the average price of Juniata’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $16.00 per share and also declines by twenty percent more than the percent decline in the NBSI between December 28, 2017 and the last trading date in the 30 day period, Liverpool’s board of directors may elect to terminate the merger agreement unless Juniata increases the consideration to at least $10.044 million.
Effect of Termination
If the merger agreement is terminated, it will become void, and there will be no liability on the part of Juniata or Liverpool, except that (1) both Juniata and Liverpool will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee
Liverpool will pay Juniata a termination fee of  $439,425 in the event that the merger agreement is terminated:
•
By Juniata because Liverpool’s shareholders fail to approve the merger at the special meeting and, (1) prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for Liverpool or (2) within 12 months following termination Liverpool enters into an agreement regarding or completes an acquisition transaction; or

•
By Juniata because Liverpool has received an alternative acquisition proposal, and Liverpool (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Juniata, or (4) delivers a written notice to Juniata of its determination to accept the alternative acquisition proposal; or

•
By Liverpool, if Liverpool receives an alternative acquisition proposal and delivers a written notice to Juniata of its determination to accept the alternative acquisition proposal.

Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, the parties may amend the merger agreement by written agreement between Liverpool and Juniata executed in the same manner as the merger agreement.
At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:
•
Extend the time for the performance of any of the obligations or other acts of the other party;

•
Waive any inaccuracies in the representations and warranties of the other party; or

•
Waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement;

provided, however, that no amendment after approval by the shareholders of a party shall be made which changes in a manner adverse to such shareholders the consideration to be provided to Liverpool’s shareholders pursuant to this Agreement.
ACCOUNTING TREATMENT
The merger will be treated as a business combination to be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles. Juniata will be considered the acquirer and Liverpool will be considered the acquired entity. Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of Liverpool will be recorded, as of the date of completion of the merger, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as “goodwill”. Under U.S. generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. If the net assets acquired exceed the purchase price, there will be no goodwill recorded and the resulting difference will be recorded as a bargain purchase gain. The results of operations of the combined entity (Juniata) will include the results of Liverpool’s operations only after completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses the material United States federal income tax consequences of the merger to a shareholder of Liverpool who holds shares of common stock of Liverpool, as applicable, as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Liverpool shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Liverpool shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Liverpool shareholders who hold their respective shares of common stock as part of a hedge, straddle or conversion transaction, acquired their respective shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.
This discussion is not intended to be tax advice to any particular Liverpool shareholder. Liverpool shareholders are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger.
The closing of the merger is conditioned upon the receipt by Juniata and Liverpool of the opinion of Barley Snyder LLP, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion (including factual representations contained in certificates of officers of Juniata and Liverpool) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Juniata nor Liverpool intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.
Barley Snyder has opined that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The discussion below sets forth the opinion of Barley Snyder LLP as to the material United States federal income tax consequences of the merger to Juniata and to Liverpool shareholders.
A Liverpool shareholder will recognize no gain or loss as a result of such shareholder’s shares of Liverpool common stock, respectively, being exchanged in the merger solely for shares of Juniata common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of Liverpool common stock. A Liverpool shareholder’s aggregate tax basis in shares of Juniata common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder’s Liverpool common shares, as applicable, surrendered in the merger. The holding period of the Juniata common stock will include the holding period of the shares of Liverpool common stock surrendered in the merger, provided the Liverpool shareholder’s common shares are held as a capital asset at the time of the merger.
Cash received by a Liverpool shareholder in exchange for shares of Liverpool common stock generally will be treated as received in redemption of the shares, and gain or loss generally will be recognized based on the difference between the amount of cash received and the shareholder’s aggregate adjusted tax basis of the shares of Liverpool common stock, as applicable, surrendered. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Liverpool common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations.
Similarly, cash received by a Liverpool shareholder in lieu of a fractional share of Liverpool common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Liverpool common stock, as applicable, surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Liverpool common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations.
As parties to the merger, no gain or loss will be recognized by Juniata or Liverpool solely as a result of consummation of the merger.
Tax matters are complicated, and the tax consequences of the merger to each holder of Liverpool common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Liverpool common stock and may not be applicable to holders in special situations. Holders of Liverpool common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to Juniata or The Juniata Valley Bank by reason of any actions taken or events occurring subsequent to the merger.
SUPERVISION AND REGULATION
General
Juniata and Liverpool operate in a highly regulated industry, and thus may be affected by changes in state and federal regulations and legislation. As a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), Juniata is subject to supervision and examination by the Board of Governors of the Federal Reserve System (“FRB”) and is required to file with the FRB periodic reports and information regarding its business operations and those of Juniata’s subsidiaries. In addition, under the Pennsylvania Banking Code of 1965, the PDB has the authority to examine the books, records and affairs of both Juniata and Liverpool and to require any documentation deemed necessary to ensure compliance with the Pennsylvania Banking Code.
The Bank Holding Company Act requires FRB approval before acquiring more than five percent ownership interest in any class of the voting securities of any bank, acquiring all or substantially all of the assets of a bank, or merging or consolidating with another bank holding company. In addition, the Act prohibits a bank holding company from acquiring the assets, or more than five percent of the voting securities, of a bank located in another state, unless such acquisition is specifically authorized by the statutes of the state in which the bank is located.
A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in, or acquiring, direct or indirect ownership or control of more than five percent of the voting shares of any company engaged in nonbanking activities unless the FRB, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determination, the FRB considers whether the performance of these activities by a bank holding company can reasonably be expected to produce benefits to the public that outweigh the possible adverse effects.
A satisfactory safety and soundness rating, particularly with regard to capital adequacy, and a satisfactory Community Reinvestment Act rating are generally prerequisites to obtaining federal regulatory approval to make acquisitions and open branch offices. As of December 31, 2017, JVB was rated “satisfactory” under the Community Reinvestment Act and was a “well capitalized” institution and Liverpool was rated “satisfactory” under the Community Reinvestment Act and was a “well capitalized” institution. An institution’s Community Reinvestment Act rating is considered in determining whether to grant approvals relating to charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Less than satisfactory performance may be the basis for denying an application.

There are various legal restrictions on the extent to which a bank holding company and its non-bank subsidiaries can borrow or otherwise obtain credit from their bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of the holding company or such non-bank subsidiaries, to ten percent of the lending bank’s capital stock and surplus and, as to the holding company and all such non-bank subsidiaries in the aggregate, to 20 percent of the bank’s capital stock and surplus. Further, financial institutions are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.
As banks chartered under the laws of the Commonwealth of Pennsylvania, JVB and Liverpool are each subject to the regulations and supervision of the Federal Deposit Insurance Corporation (“FDIC), on the federal level, and the PDB, on the state level. These government agencies conduct regular safety and soundness and compliance reviews that have resulted in satisfactory evaluations to date. Some of the aspects of the lending and deposit businesses of JVB and Liverpool that are regulated by these agencies include personal lending, mortgage lending and reserve requirements.
The operations of JVB and Liverpool are also subject to numerous federal, state and local laws and regulations which set forth specific restrictions and procedural requirements with respect to interest rates on loans, the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions. JVB and Liverpool are also subject to certain limitations on the amount of cash dividends that they can pay. See Note 17 of Notes to Consolidated Financial Statements of Juniata filed with its Annual Report on Form 10-K for the year ended December 31, 2016, for an explanation of the restrictions and limitations on the ability of a FDIC and Pennsylvania regulated bank to pay dividends.
Under FRB policy, Juniata is expected to act as a source of financial strength to JVB and Liverpool, of which Juniata owns 39.1%, and to commit resources to support JVB and Liverpool in circumstances where the banks might not be in a financial position to support themselves. Consistent with the “source of strength” policy for subsidiary banks, the FRB has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the bank holding company’s capital needs, asset quality and overall financial condition.
As a public company, Juniata is subject to the Securities and Exchange Commission’s rules and regulations relating to periodic reporting, proxy solicitation and insider trading.
FDIC Insurance
The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The FDIC administers the Deposit Insurance Fund (“DIF”). The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) permanently raised the standard maximum deposit insurance coverage amount to $250,000 and made the increase retroactive to January 1, 2008. The FDIC deposit insurance coverage limit applies per depositor, per insured depository institution for each account ownership category. The FDIC has been given greater latitude in setting the assessment rates for insured depository institutions which could be used to impose minimum assessments.
The FDIC is authorized to set the reserve ratios for the DIF annually at between 1.15% and 1.5% of estimated insured deposits. FDIC assessment rates currently range from 12 to 50 basis points. Institutions in the lowest risk category, Risk Category I, pay between 12 and 14 basis points. Initial base assessment rates range between 12 and 45 basis points (12 – 16 basis points for Category I). The initial base rates for risk categories II, III and IV were 20, 30 and 45 basis points, respectively. For institutions in any risk category, assessment rates rose above initial rates for institutions relying significantly on secured liabilities. Assessment rates increased for institutions with a ratio of secured liabilities (repurchase agreements, Federal Home Loan Bank advances, secured Federal Funds purchased and other secured borrowings) to domestic deposits of greater than 15%, with a maximum of 50% above the rate before such adjustment.
The Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. Key requirements from the Dodd-Frank Act have resulted in the FDIC’s adoption of the following amendments: (1) redefined the assessment base used to calculate deposit insurance assessments to “average consolidated total assets minus average tangible equity”; (2) raised the DIF’s minimum reserve ratio to 1.35 percent and removed the upper limit on the reserve ratio; (3) revised adjustments to the assessment rates by eliminating one adjustment and adding another; and (4) revised the deposit insurance assessment rate schedules due to changes to the assessment base. Revised rate schedules and other revisions to the deposit insurance assessment rules became effective April 1, 2011. Though deposit insurance assessments maintain a risk-based approach, the FDIC’s changes impose a more extensive risk-based assessment system on large insured depository institutions with at least $10 billion in total assets since they are more complex in nature and could pose greater risk. Due to the changes to the assessment base and assessment rates, as well as the DIF restoration time frame, the impact on Juniata’s and Liverpool’s deposit insurance assessments resulted in lower premiums from 2011 through 2017 and will likely continue in future years.
The FDIC may terminate the insurance of an institution’s deposits upon finding that the institution has engaged in unsafe and unsound practices, is in an unsafe and unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Neither Juniata nor Liverpool know of any practice, condition or violation that might lead to termination of its deposit insurance.
In addition, all FDIC-insured institutions are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, an agency of the Federal government established to finance resolutions of insolvent thrifts. These assessments, the current quarterly rate of which is approximately .00115% of the total assessment base, will continue until the Financing Corporation bonds fully mature in 2019.
Community Reinvestment Act
Under the Community Reinvestment Act, each of JVB and Liverpool have a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. However, the Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act also requires:
•
the applicable regulatory agency to assess an institution’s record of meeting the credit needs of its community;

•
public disclosure of an institution’s CRA rating; and

•
the applicable regulatory agency to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system.

Capital Regulation
Juniata and JVB, as well as Liverpool, are subject to risk-based and leverage capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. The risk-based capital standards relate a banking organization’s capital to the risk profile of its assets and require that bank holding companies and banks have Tier 1 capital of at least 4% of total risk-adjusted assets, and total capital, including Tier 1 capital, equal to at least 8% of total risk-adjusted assets. Tier 1 capital includes common stockholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings. The remaining portion of this capital standard, known as Tier 2 capital, may be comprised of limited life preferred stock, qualifying subordinated debt instruments and the reserves for possible loan losses.
Additionally, banking organizations must maintain a minimum leverage ratio of 3%, measured as the ratio of Tier 1 capital to adjusted average assets. This 3% leverage ratio is a minimum for the most highly rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are expected to maintain leverage capital ratios that are 100 to 200 basis points above such minimum, depending upon their financial condition.

Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “1991 Act”), a bank holding company is required to guarantee that any “undercapitalized” (as such term is defined in the statute) insured depository institution subsidiary will comply with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of  (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards as of the time the institution failed to comply with such capital restoration plan.
Federal banking agencies have broad powers to take corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized”, “significantly undercapitalized,” or “critically undercapitalized.” As of December 31, 2017, each of JVB and Liverpool was a “well-capitalized” bank, as defined by its primary federal regulator.
The FDIC has issued a rule that sets the capital level for each of the five capital categories by which banks are evaluated. A bank is deemed to be “well capitalized” if the bank has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater, and is not subject to any order or final capital directive by the FDIC to meet and maintain a specific capital level for any capital measure. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it received an unsatisfactory safety and soundness examination rating.
All of the bank regulatory agencies have issued rules that amend their capital guidelines for interest rate risk and require such agencies to consider in their evaluation of a bank’s capital adequacy the exposure of a bank’s capital and economic value to changes in interest rates. These rules do not establish an explicit supervisory threshold. The agencies intend, at a subsequent date, to incorporate explicit minimum requirements for interest rate risk into their risk based capital standards and have proposed a supervisory model to be used together with bank internal models to gather data and hopefully propose at a later date, explicit minimum requirements.
The United States is a member of the Basel Committee on Banking Supervision (“the Basel Committee”) that provides a forum for regular international cooperation on banking supervisory matters. The Basel Committee develops guidelines and supervisory standards and is best known for its international standards on capital adequacy.
In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, officially identified by the Basel Committee as “Basel III”. In July 2013, the FRB published final rules to implement the Basel III capital framework and revise the framework for the risk-weighting of assets. The Basel III rules, among other things, narrow the definition of regulatory capital. When fully phased in on January 1, 2019, Basel III will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. Basel III also provides for a “countercyclical capital buffer,” an additional capital requirement that generally is to be imposed when national regulators determine that excess aggregate credit growth has become associated with a buildup of systemic risk, in order to absorb losses during periods of economic stress. Banking institutions that maintain insufficient capital to comply with the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. Additionally, the Basel III framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests, including a liquidity coverage ratio (LCR) designed to ensure that the banking entity maintains a level of unencumbered high-quality liquid assets greater than or equal to the entity’s expected net cash outflow for a 30-day time horizon under an acute liquidity stress scenario, and a net stable funding ratio (NSFR) designed to promote more medium and long-term funding based on the liquidity characteristics of the assets and activities of banking entities over a one-year time horizon. In September 2014, the federal regulatory agencies finalized rules implementing the LCR for U.S. financial institutions that are “internationally active banking organizations” and those generally with more than $250 billion in total consolidated assets. The FRB separately adopted a less stringent, modified LCR requirement for bank holding companies that have more than $50 billion in total consolidated assets. Neither of the final bank regulatory LCR rules apply to Juniata or Liverpool. The federal regulatory agencies have proposed rules to implement the NSFR, but the rules have not yet been adopted and as proposed, would not apply to Juniata or Liverpool.1
The final rules revise federal regulatory agencies’ risk-based and leverage capital requirements and their method for calculating risk-weighted assets to make them consistent with the Basel III framework. The final rules apply to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more, and top-tier savings and loan holding companies (“banking organizations”). Among other things, the rules establish a new common equity tier 1 (CET1) minimum capital requirement (4.5% of risk-weighted assets) and a higher minimum tier 1 capital requirement (from 4.0% to 6.0% of risk-weighted assets), and assign higher risk weightings (150%) to exposures that are more than 90 days past due or are on nonaccrual status and certain commercial real estate facilities that finance the acquisition, development or construction of real property.
When fully phased in, Basel III requires financial institutions to maintain: (a) as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7.0%); (b) a minimum ratio of tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum tier 1 capital ratio of 8.5% upon full implementation); (c) a minimum ratio of total (that is, tier 1 plus tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation); and (d) as a newly adopted international standard, a minimum leverage ratio of 3.0%, calculated as the ratio of tier 1 capital balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter). In addition, the final rules also limit a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer”.
Under the final rules, compliance was required beginning January 1, 2015 for most banking organizations, subject to a transition period for several aspects of the final rules, including the new minimum capital ratio requirements, the capital conservation buffer and the regulatory capital adjustments and deductions.
As a result of the new capital conservation buffer rules, if Juniata’s bank subsidiary, JVB, fails to maintain the required minimum capital conservation buffer, Juniata may be unable to obtain capital distributions from it, which could negatively impact Juniata’s ability to pay dividends, service debt obligations or repurchase common stock. In addition, such a failure could result in a restriction on Juniata’s ability to pay certain cash bonuses to executive officers, negatively impacting Juniata’s ability to retain key personnel.
As of December 31, 2017, each of Juniata and Liverpool believe its current capital levels would meet the fully phased-in minimum capital requirements, including capital conservation buffer, as prescribed in the U.S. Basel III Capital Rules.
Gramm-Leach-Bliley Act
On November 12, 1999, the Gramm-Leach-Bliley Act (“GLB”) was signed into law. GLB permits commercial banks to affiliate with investment banks. It also permits bank holding companies which elect financial holding company status to engage in any type of financial activity, including securities, insurance, merchant banking/equity investment and other activities that are financial in nature. Juniata has not elected financial holding company status. The merchant banking provisions allow a bank holding company to make a controlling investment in any kind of company, financial or commercial. GLB allows a bank to engage in virtually every type of activity currently recognized as financial or incidental or complementary to a financial activity. A commercial bank that wishes to engage in these activities is required to be well

1
See https://www.federalreserve.gov/newsevents/pressreleases/bcreg20160503a.htm.

capitalized, well managed and to have a satisfactory or better Community Reinvestment Act rating. GLB also allows subsidiaries of banks to engage in a broad range of financial activities that are not permitted for banks themselves. Although none of Juniata, JVB, Liverpool or Liverpool have commenced these types of activities to date, GLB enables them to evaluate new financial activities that would complement the products already offered to enhance non-interest income.
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act of 2002 implemented a broad range of corporate governance, accounting and reporting measures for companies, like Juniata, that have securities registered under the Securities Exchange Act of 1934 and would not, therefore, apply to Liverpool. Specifically, the Sarbanes-Oxley Act and the various regulations promulgated under the Act, established, among other things: (i) requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities relating to financial statements for the Chief Executive Officer and Chief Financial Officer of reporting companies; (iii) standards for auditors and regulation of audits, including independence provisions that restrict non-audit services that accountants may provide to their audit clients; (iv) increased disclosure and reporting obligations for reporting companies and their directors and executive officers, including accelerated reporting of stock transactions and a prohibition on trading during pension blackout periods; and (v) a range of civil and criminal penalties for fraud and other violations of the securities laws. In addition, Sarbanes-Oxley required stock exchanges, such as NASDAQ, to institute additional requirements relating to corporate governance in their listing rules.
Section 404 of the Sarbanes-Oxley Act requires Juniata to include in its Annual Report on Form 10-K a report by management and an attestation report by Juniata’s independent registered public accounting firm on the adequacy of Juniata’s internal control over financial reporting. Management’s internal control report must, among other things, set forth management’s assessment of the effectiveness of Juniata’s internal control over financial reporting.
Financial Privacy
Federal banking regulators have adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of the GLB Act affect Juniata, JVB and Liverpool by limiting how consumer information is transmitted and conveyed to outside vendors.
Anti-Money Laundering Initiatives and the USA Patriot Act
A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA Patriot Act of 2001 (“USA Patriot Act”) imposes significant compliance and due diligence obligations, creates criminal and financial liability for non-compliance and expands the extra-territorial jurisdiction of the U.S. The United States Department of the Treasury has issued a number of regulations that apply various requirements of the USA Patriot Act to financial institutions. These regulations require financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.
Office of Foreign Assets Control Regulation
The U.S. has instituted economic sanctions which restrict transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC rules” because they are administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). The OFAC-administered sanctions target countries in various ways. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country, and prohibitions on “U.S. persons” engaging in financial transactions which relate to investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences for the institution. As U.S. financial institutions, Juniata, JVB and Liverpool are required to comply with the OFAC rules.
Consumer Protection Statutes and Regulations
JVB and Liverpool are subject to many federal consumer protection statutes and regulations, including the Truth in Lending Act, Truth in Savings Act, Equal Credit Opportunity Act, Fair Housing Act, Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act. Among other things, these acts:
•
require banks to disclose credit terms in meaningful and consistent ways;

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prohibit discrimination against an applicant in any consumer or business credit transaction;

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prohibit discrimination in housing-related lending activities;

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require banks to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

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require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

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prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

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prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

On November 17, 2009, the FRB published a final rule amending Regulation E, which implements the Electronic Fund Transfer Act. The final rule limits the ability of a financial institution to assess an overdraft fee for paying automated teller machine transactions and one-time debit card transactions that overdraw a customer’s account, unless the customer affirmatively consents, or opts in, to the institution’s payment of overdrafts for these transactions.
Dodd-Frank Act
The Dodd-Frank Act resulted in significant financial regulatory reform. The Dodd-Frank Act also changed the responsibilities of the current federal banking regulators. Among other things, the Dodd-Frank Act created the Financial Stability Oversight Council, with oversight authority for monitoring and regulating systemic risk, and the Consumer Financial Protection Bureau (“CFPB”), which has broad regulatory and enforcement powers over consumer financial products and services. Effective July 21, 2011, the CFPB became responsible for administering and enforcing numerous federal consumer financial laws enumerated in the Dodd-Frank Act. The Dodd Frank Act also provided that, for banks with total assets of more than $10 billion, the CFPB would have exclusive or primary authority to examine those banks for, and enforce compliance with, the federal consumer financial laws.
The scope of the Dodd-Frank Act impacts many aspects of the financial services industry, and it requires the development and adoption of numerous regulations, some of which have not yet been issued. The effects of the Dodd-Frank Act on the financial services industry will depend, in large part, upon the extent to which regulators exercise the authority granted to them under the Dodd-Frank Act and the approaches taken in implementing those regulations. Additional uncertainty regarding the effects of the Dodd-Frank Act exists due to court decisions and the potential for additional legislative changes to the Dodd-Frank Act.

The Dodd-Frank Act’s provisions that have received the most public attention have generally been those which apply only to larger institutions with total consolidated assets of  $50 billion or more. However, the Dodd-Frank Act contains numerous other provisions that affect all bank holding companies, including Juniata and Liverpool.
The following is a list of significant provisions of the Dodd-Frank Act, and, if applicable, the resulting regulatory rules adopted, that apply (or will apply), most directly to Juniata, Liverpool and JVB:
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Federal deposit insurance — On April 1, 2011, the FDIC’s revised deposit insurance assessment base changed from total domestic deposits to average total assets, minus average tangible equity. In addition, the Dodd-Frank Act created a two scorecard system, one for large depository institutions that have more than $10 billion in assets and another for highly complex institutions that have over $50 billion in assets.

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Debit card interchange fees — In June 2011, the FRB adopted regulations, which became effective on October 1, 2011, setting maximum permissible interchange fees issuers can receive or charge on electronic debit card transaction fees and network exclusivity arrangements.

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Interest on demand deposits — Beginning in July 2011, depository institutions were no longer prohibited from paying interest on business transaction and other accounts.

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Stress testing — In October 2012, the FRB issued final rules regarding company-run stress testing. In accordance with these rules, a company whose assets exceed $10 billion is required to conduct an annual stress test in the manner specified, and using assumptions for baseline, adverse and severely adverse scenarios announced by the FRB. The stress test is designed to assess the potential impact of various scenarios on a company’s earnings, capital levels and capital ratios over at least a nine-quarter time horizon. If applicable, the a company’s board of directors and its senior management are required to consider the results of the stress test in the normal course of business, including as part of its capital planning process and the evaluation of the adequacy of its capital. While Juniata and Liverpool believe that both the quality and magnitude of its capital base are sufficient to support its current operations given its risk profile, this requirement is not applicable to either Juniata or Liverpool because its assets are under $10 billion.

•
Ability-to-pay rules and qualified mortgages — As required by the Dodd-Frank Act, the CFPB issued a series of final rules in January 2013 amending Regulation Z, implementing the Truth in Lending Act, by requiring mortgage lenders to make a reasonable and good faith determination, based on verified and documented information, that a consumer applying for a residential mortgage loan has a reasonable ability to repay the loan according to its terms. These final rules, most of which became effective January 10, 2014, prohibit creditors from extending residential mortgage loans without regard for the consumer’s ability to repay and add restrictions and requirements to residential mortgage origination and servicing practices. In addition, these rules restrict the imposition of prepayment penalties and compensation practices relating to residential mortgage loan origination. Mortgage lenders are required to determine consumers’ ability to repay in one of two ways. The first alternative requires the mortgage lender to consider eight underwriting factors when making the credit decision. Alternatively, the mortgage lender can originate “qualified mortgages,” which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a “qualified mortgage” is a residential mortgage loan that does not have certain high risk features, such as negative amortization, interest-only payments, balloon payments, or a term exceeding 30 years. In addition, to be a qualified mortgage, the points and fees paid by a consumer cannot exceed 3% of the total loan amount, and the borrower’s total debt-to-income ratio must be no higher than 43% (subject to certain limited exceptions for loans eligible for purchase, guarantee or insurance by a government sponsored entity or a federal agency).

Compliance with these rules has increased JVB’s and Liverpool’s overall regulatory compliance costs and required changes to their respective underwriting practices with respect to mortgage loans.
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Integrated disclosures under the Real Estate Settlement Procedures Act and the Truth in Lending

Act — In December 2013, the CFPB issued final rules revising and integrating previously separate disclosures required under the Real Estate Settlement Procedures Act (RESPA) and the Truth in Lending Act (TILA) in connection with certain closed-end consumer mortgage loans. These final rules became effective August 1, 2015 and require lenders to provide a new Loan Estimate, combining content from the former Good Faith Estimate required under RESPA and the initial disclosures required under TILA not later than the third business day after submission of a loan application, and a new Closing Disclosure, combining content of the former HUD-1 Settlement Statement required under RESPA and the final disclosures required under TILA at least three days prior to the loan closing.
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Volcker Rule — As mandated by the Dodd-Frank Act, in December 2013, the OCC, FRB, FDIC, SEC and Commodity Futures Trading Commission issued a final rule (the “Final Rules”) implementing certain prohibitions and restrictions on the ability of a banking entity and non-bank financial company supervised by the FRB to engage in proprietary trading and have certain ownership interests in, or relationships with, a “covered fund” (the so-called “Volcker Rule”). The Final Rules generally treat as a covered fund any entity that would be an investment company under the Investment Company Act of 1940 (the “1940 Act”) but for the application of the exemptions from SEC registration set forth in Section 3(c)(1) (fewer than l00 beneficial owners) or Section 3(c)(7) (qualified purchasers) of the 1940 Act. The Final Rules also require regulated entities to establish an internal compliance program that is consistent with the extent to which it engages in activities covered by the Volcker Rule, which must include making regular reports about those activities to regulators. Although the Final Rules provide some tiering of compliance and reporting obligations based on size, the fundamental prohibitions of the Volcker Rule apply to banking entities of any size, including Juniata, JVB and Liverpool.

While none of Juniata, JVB or Liverpool engages in proprietary trading or in any other activities prohibited by the Final Rules, each will continue to evaluate whether any of its investments fall within the definition of a “covered fund”. However, based on evaluations to date, neither Juniata nor Liverpool currently expects that the Final Rules will have a material effect on its business, financial condition or results of operations.
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Incentive compensation — As required by the Dodd-Frank Act, a joint interagency proposed regulation was issued in April 2011. The proposed rule would require the reporting of incentive-based compensation arrangements by a covered financial institution and prohibit incentive-based compensation arrangements at a covered financial institution that provides excessive compensation or that could expose the institution to inappropriate risks that could lead to material financial loss. The proposed rule, if adopted as currently proposed, could limit the manner in which Juniata structures incentive compensation for its executives.

National Monetary Policy
In addition to being affected by general economic conditions, the earnings and growth of JVB and Liverpool and, therefore, the earnings and growth of Juniata, are affected by the policies of regulatory authorities, including the FRB and the FDIC. An important function of the FRB is to regulate the money supply and credit conditions. Among the instruments used to implement these objectives are open market operations in U.S. government securities, setting the discount rate and changes in financial institution reserve requirements. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits.
The monetary policies and regulations of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future businesses, earnings and growth of Juniata cannot be predicted with certainty.

LIVERPOOL’S SPECIAL MEETING
This proxy statement/prospectus is being furnished to Liverpool shareholders by Liverpool’s board of directors in connection with the solicitation of proxies from the holders of Liverpool common stock for use at the special meeting of Liverpool shareholders and any adjournments or postponements of the special meeting.
Date, Time and Place
The Liverpool special meeting will be held on March 27, 2018 at 11:00 a.m., local time, at Liverpool Community Bank, 104 North Front Street, Liverpool, PA 17045, subject to any adjournments or postponements.
Matters to be Considered
At the special meeting, Liverpool shareholders will be asked to consider and vote upon the following proposals:
1.
Adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 25;

2.
Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

3.
Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, Liverpool board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.
Shareholders Entitled to Vote
The close of business on February 27, 2018 has been fixed by Liverpool’s board of directors as the record date for the determination of those holders of Liverpool common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.
At the close of business on the record date there were 3,100 shares of Liverpool common stock outstanding and entitled to vote, held by approximately 19 holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by Liverpool shareholders.
Quorum and Required Vote
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Liverpool common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. There must be a quorum for the special meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.
Each holder of record of shares of Liverpool common stock as of Liverpool’s record date is entitled to cast one vote per share at the special meeting on each proposal.
The affirmative vote of holders of two-thirds of the outstanding shares of Liverpool common stock entitled to vote at the meeting is required to adopt the merger agreement. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Approval of each of the other proposals requires the affirmative vote of the holders of a majority of the votes present at the meeting, in person or by proxy, except in cases where the vote of a greater number of shares is required by law or under Liverpool’s articles of incorporation. Abstentions and broker non-votes will have no effect on each of these other proposals.
How Shares Will Be Voted at the Special Meeting
All shares of Liverpool common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this proxy statement/prospectus.
If you hold shares of Liverpool common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will not be deemed to have been voted on any of the proposals.
If any other matters are properly brought before the special meeting, the proxies named in the proxy card will vote the shares represented by duly executed proxies in accordance with the direction of Liverpool’s board of directors.
How to Vote Your Shares
Liverpool shareholders may vote at the special meeting by one of the following methods:
Voting by Mail.   You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement/prospectus, your proxy will be voted in favor of that proposal.
Voting in Person.   If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.
How to Change Your Vote
If you are a registered shareholder, you may revoke any proxy at any time before it is voted at the special meeting by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Liverpool or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. Liverpool’s Secretary’s mailing address is 104 North Front Street, P.O. Box A, Liverpool, Pennsylvania 17045. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures. Liverpool will honor the latest vote cast.
Solicitation of Proxies
The board of directors of Liverpool is soliciting proxies for use at the Liverpool special meeting. Liverpool will bear the entire cost of soliciting proxies from you. If necessary, Liverpool may use several of its regular employees, who will not be additionally compensated, to solicit proxies from Liverpool shareholders, either personally or by telephone, facsimile, letter or other electronic means.
Juniata and Liverpool will share equally the expenses incurred in connection with the printing and distribution of this proxy statement/prospectus.

Attending the Meeting
All holders of Liverpool common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.
Voting Agreements
As of the record date, directors and executive officers of Liverpool had the right to vote 1,109 shares of Liverpool common stock, or 35.78% of the outstanding Liverpool common stock entitled to be voted at the special meeting, and Juniata had the right to vote 1,212 shares of Liverpool common stock, or 39.1% of the outstanding Liverpool common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of Juniata and the directors of Liverpool, collectively owning 2,321 shares of Liverpool common stock, or 74.87% of Liverpool’s outstanding common stock, has executed a letter agreement pursuant to which he, she or it has agreed to vote all shares of Liverpool common stock owned in favor of adoption of the merger agreement and the transactions contemplated thereby.
Proposal No. 1 — Adoption of the Merger Agreement
Liverpool is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger”, beginning on page 25. As discussed in detail in the sections entitled “The Merger — Liverpool’s Reasons for the Merger”, and “— Recommendation of Liverpool’s Board of Directors”, beginning on pages 29 and 31, respectively, after careful consideration, Liverpool’s board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Liverpool, and the board unanimously approved the merger agreement. Accordingly, Liverpool’s board of directors unanimously recommends that Liverpool shareholders vote “FOR” adoption of the merger agreement.
Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Liverpool common stock, in person or by proxy, at Liverpool’s special meeting. Abstentions and broker non-votes will effectively act as a vote against adoption of the merger agreement.
Proposal No. 2 — Authorization to Vote on Adjournment or Other Matters
If, at the Liverpool special meeting, the number of shares of Liverpool common stock present, in person or by proxy, is insufficient to constitute a quorum, or the number of shares of Liverpool common stock voting in favor is insufficient to adopt the merger agreement, Liverpool’s board of directors intends to move to adjourn the special meeting in order to enable Liverpool’s board of directors more time to solicit additional proxies in favor of adoption of the merger agreement. In that event, Liverpool will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.
In this proposal, Liverpool is asking you to grant discretionary authority to the holder of any proxy solicited by Liverpool’s board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Liverpool approve the adjournment proposal, Liverpool could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.
Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Pursuant to Liverpool’s bylaws, the adjournment proposal requires the affirmative vote of the holders of a majority of votes present, in person and by proxy, at the Liverpool special meeting. Abstentions and broker non-votes will have no effect on the adjournment proposal.
Liverpool’s board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.
INFORMATION ABOUT LIVERPOOL COMMUNITY BANK
Business
Liverpool Community Bank, or Liverpool, is a Pennsylvania banking institution, originating under a national bank charter in 1906. On December 23, 2011, Liverpool completed its conversion to a Pennsylvania chartered bank. Liverpool conducts a full service commercial banking business, providing personal and business lending products through its office in Liverpool and surrounding areas of Pennsylvania. The bank’s deposits are insured by the FDIC to the extent provided by law. Liverpool’s website can be accessed at www.liverpoolbank.com. The principal executive offices of Liverpool are located at 104 North Front Street, Liverpool, Pennsylvania 17045, and its telephone number is (717) 444-3714. Liverpool is not required to file reports with the Securities and Exchange Commission, and its common stock is not currently quoted by any exchange or quotation system.
As of December 31, 2017, Liverpool had total assets of approximately $46.3 million, and total liabilities of approximately $36.6 million, which includes $36.1 million of deposits. As of December 31, 2017, the bank had 11 full-time employees and 3 part-time employees. Management considers relations with its employees to be good. Liverpool is not a party to any collective bargaining agreement.
Competition
Liverpool’s core service area consists primarily on northeastern Perry, western Dauphin and southwestern Northumberland Counties, Pennsylvania. Within this service area, the banking business in competitive. Liverpool competes with local banks, as well as several regionally based commercial banks, all of which have assets, capital and lending limits far larger than those of Liverpool. To a lesser extent, Liverpool also competes with local credit unions. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.
Many of Liverpool’s competitors enjoy several advantages over it, including larger asset and capital bases, and the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.
Properties
Liverpool owns a single branch, its main office, located at 104 North Front Street, Liverpool, Pennsylvania 17045, free and clear of any lien. The property is in good condition and is deemed by management to be adequate for Liverpool’s purposes.
Legal Proceedings
There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which Liverpool is a party or of which any of its property is subject.
Market Price of and Dividends on Liverpool’s Common Stock
Liverpool common stock is closely held and rarely traded. Liverpool’s common stock is not quoted on any automated quotation system or listed on any exchange. The last reported sales price for Liverpool’s common stock was $2,285.54 on September 1, 2006, and that was the last sale of which Liverpool management is aware. Following is a summary of the dividends paid by Liverpool, for the periods indicated.

	2017 Dividend	2016 Dividend	2015 Dividend
1st quarter	$20.00	$15.00	$15.00
2nd quarter	10.00	10.00	10.00
3rd quarter	10.00	10.00	10.00
4th quarter	10.00	10.00	10.00
Liverpool’s common stock was held by approximately 19 holders of record as of February 27, 2018.
Security Ownership of Certain Beneficial Holders of Liverpool
Beneficial ownership of Liverpool common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:
•
Voting power, which includes power to vote or to direct the voting of the stock;

•
Investment power, which includes the power to dispose or direct the disposition of the stock; or

•
The right to acquire beneficial ownership within 60 days after February 27, 2018.

The following table shows, to the best of Liverpool’s knowledge, those persons or entities, who owned of record or beneficially, on February 27, 2018, more than 5% of Liverpool’s outstanding common stock.
Name and Residential Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Juniata Valley Financial Corp.	1,214(1)	39.16
Robert L. Holmes	256	8.26
Carole L. Holmes	957	30.87
Loran P. Teates	295	9.52

(1)
Includes one share owned by JoAnn McMinn, an executive officer of Juniata and one share owned by Timothy Havice, a director and the chairman of the board of Juniata.

Beneficial Ownership of Executive Officers and Directors
The following table sets forth, as of February 27, 2018, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of Liverpool common stock beneficially owned by each director, each of the executive officers and all executive officers and directors of Liverpool as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Total Shares(1)
Directors
Timothy I. Havice	1	*
Carole L. Holmes	957(2),(3)	30.87
Michael L. Holmes	128(3)	4.13
Robert L. Holmes	256(2),(3)	8.26
JoAnn N. McMinn	1	*
Officers
Jan C. Gibboney	87	2.81
Directors and Officers as a Group (6 persons)	1,109	38.58

(1)
Based on 3,100 shares of common stock issued and outstanding as of March 2, 2018. An “*” indicates ownership of less than 1%.

(2)
Includes 78 shares over which investment and voting power is shared by Robert L. Holmes, Carole L. Holmes and Robert K. Holmes.

(3)
Includes 78 shares over which investment and voting power is shared by Robert L. Holmes, Carole L. Holmes and Michael L. Holmes

Transactions with Related Parties
Certain directors and executive officers of Liverpool and their associates were customers of and had transactions with Liverpool in the ordinary course of business during the fiscal year ended December 31, 2017 and 2016. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and did not involve more than the normal risks of collectability or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis. The Board of Directors must approve all related party transactions that are significant. In turn, the director or officer in question is excused from the Board meeting at the time the decision is made. There were no extensions of credit to any such persons at December 31, 2017 orc December 31, 2016.
COMPARISON OF SHAREHOLDERS’ RIGHTS
The rights of Liverpool shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, which we refer to as the PBCL, and the Pennsylvania Banking Code of 1965, as amended, which we refer to at the PBC, and Liverpool’s articles of incorporation and bylaws. The rights of Juniata shareholders are governed by Pennsylvania law, including the PBCL, and Juniata’s articles of incorporation and bylaws.
Upon consummation of the merger, Liverpool shareholders will become Juniata shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Juniata and Pennsylvania law, including the PBCL.
A comparison of the rights of Liverpool and Juniata shareholders follows. The following discussion summarizes all material differences in the rights of shareholders of Liverpool and Juniata, but is not intended to be a complete statement of all differences or a complete description of the specific provisions referred to therein. The description of the rights of Juniata’s shareholders also constitutes a description of the common stock of Juniata.
Authorized Capital; Dividend and Liquidation Rights
Liverpool:   The authorized capital stock of Liverpool consists of ten thousand (10,000) shares of common stock, par value $10.00 per share. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to vote. All shareholders are entitled to share equally in dividends which are declared. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets after payment of all liabilities.
Juniata:   The authorized capital stock of Juniata consists of twenty million (20,000,000) shares of common stock, par value one dollar ($1.00) per share, and five hundred thousand (500,000) shares of preferred stock, no par value per share. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote. Juniata’s board may issue preferred stock with such rights, preferences and other terms. All shareholders are entitled to share equally in dividends, if any. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities.

Special Meeting of Shareholders
Liverpool:   Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, a majority of the Board of Directors or by shareholders entitled to cast at least a majority of the shareholders’ outstanding votes.
Juniata:   Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, a majority of the Board of Directors or by shareholders entitled to cast at least one-fifth of the shareholders’ outstanding votes.
Preemptive Rights
Liverpool:   If the capital stock of Liverpool is increased by sale of additional shares, each shareholder is entitled to subscribe for a pro-rata portion of such additional shares based on the number of shares owned by him or her at the time of the offering.
Juniata:   Juniata shareholders do not have preemptive rights.
Shareholder Nomination of Directors
Liverpool:   Under Liverpool’s bylaws, any shareholder who intends to nominate any candidate for election to Liverpool’s board of directors is required to notify the secretary of Liverpool, in writing, not less than sixty (60) days prior to the date of the meeting at which directors are to be elected.
Juniata:   Under Juniata’s bylaws, any shareholder who intends to nominate any candidate for election to Juniata’s board of directors (other than any candidate proposed by Juniata’s then existing board of directors) is required to notify the secretary of Juniata, in writing, not less than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders.
Number and Classification of Directors
Liverpool:   The number of directors of Liverpool may not be less than five (5) nor more than twenty-five (25). Directors are not divided into classes, and the term of office of each director is one year.
Juniata:   The number of directors of Juniata may not be more than twenty-five (25) or less than seven (7). Directors are divided into three (3) classes, with each class as nearly equal in number as possible. The term of office of each Class of directors is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified.
Election of Directors; Cumulative Voting
Liverpool:   At each meeting of shareholders for the election of Liverpool directors, the Liverpool shareholders have the right to cumulate their votes for the election of directors. Cumulative voting allows each shareholder to cast a total number of votes, allocated among one or more director candidates as such shareholder shall choose, equal to the number of shares such shareholder is entitled to cast for the election of directors at such meeting times the number of directors to be elected.
Juniata:   At each meeting of shareholders for the election of Juniata directors, the shareholders may cast one vote per share for each director property nominated. There are no cumulative voting rights with respect to the election of directors of Juniata.
Director Qualifications
Liverpool:   Liverpool has not established requirements for qualifications of directors.
Juniata:   To qualify as a director of Juniata, such person may not have attained the age of seventy-two (72) on or before the meeting at which directors are to be elected.
Vacancies
Liverpool:   Vacancies on Liverpool’s board of directors will be filled by a majority vote of the remaining members of the board of directors, and each person so appointed will be a director until the expiration of the term of office of the class of directions to which he was appointed.

Juniata:   Vacancies on Juniata’s board of directors will be filled by a majority vote of the remaining members of the board of directors, and each person so appointed will be a director until the expiration of the term of office of the class of directions to which he was appointed.
Special Meetings of the Board
Liverpool:   Special meetings of the board may be called by the Chairman of the Board or the President of Liverpool or at the request of three (3) or more directors.
Juniata:   Special meetings of the board may be called by the Chairman of the Board or President of Juniata.
Pennsylvania Anti-Takeover Provisions
Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations.” Juniata is a registered corporation, but has opted out of the anti-takeover provisions relating to control share acquisitions and disgorgement of profits by certain controlling persons under Chapter 25, Subchapters G and H, respectively, of the PBCL. Juniata has not opted out of the anti-takeover provisions relating the rights of shareholders to demand fair value for their stock following a control transaction and to business combination transactions with interested shareholders under Chapter 25, Subchapters E and F, respectively, of the PBCL. Liverpool is not a registered corporation and therefore is not subject to these anti-takeover provisions.
Amendment of Articles of Incorporation
Liverpool:   There is no general provision relating to the amendment of Liverpool’s articles of incorporation. Therefore, under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote or class vote may be required, the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon. However, Liverpool’s articles expressly require approval of a greater percentage of the outstanding shares in order to amend certain provisions of the articles as follows: (i) amendment of article 10 (cumulative voting) requires approval of the holders of two-thirds of the outstanding shares of common stock; (ii) amendment of article 11 (board responses to proposed offers) requires approval of two-thirds of the outstanding shares of common stock; and (iii) amendment of article 12 (merger approval requirements) requires approval of seventy-five percent (75%) of the outstanding shares of common stock.
In addition to the foregoing, all amendments to Liverpool’s articles are subject to approval by the PDB.
Juniata:   Amendment of Articles 7, 8, 9, 10, 11 and 12 of Juniata’s Articles of Incorporation requires the affirmative vote of holders of at least eighty-five percent (85%) of the votes which all shareholders are entitled to cast on the matter, but if the amendment, alteration, change or repeal of any of the aforesaid Articles is recommended to the shareholders by two-thirds of the whole Board of Directors, then the affirmative vote of the holders of at least two-thirds of the votes which all shareholders are entitled to cast on the matter is required. Article 5 of Juniata’s Articles of Incorporation may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least two-thirds of the votes which all shareholders are entitled to cast on the matter. All other articles require the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter.
Amendment of Bylaws
Liverpool:   Liverpool’s bylaws may be amended by affirmative vote of the holders of a majority of the outstanding shares of its common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose or by a majority of the members of its Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose (except that directors may not alter any bylaws fixing their qualification, classification or term of office), subject to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of a majority of the outstanding shares of its common stock.

Juniata:   Juniata’s bylaws may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares of its common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of its Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds of the outstanding shares of its common stock.
Required Vote for Certain Business Combinations
Liverpool:   Liverpool’s Articles of Incorporation require the affirmative vote of at least seventy-five percent (75%) of all of the shares of outstanding of Liverpool’s common stock to approve a merger, consolidation, liquidation, dissolution or sale of substantially all of its assets. However, if at least seventy-five percent (75%) of all members of the board of directors approve the transaction, only the affirmative vote of holders of two-thirds of Liverpool’s outstanding common stock is required to approve the transaction.
Juniata:   Juniata’s Articles of Incorporation require the affirmative vote of eighty-five percent (85%) of Juniata’s shareholders to approve certain business combinations such as mergers or sales of assets that involve shareholders who own more than 10% of Juniata’s stock. Juniata’s Articles of Incorporation require the affirmative vote of seventy-five percent (75%) of Juniata’s shareholders in order to approve certain business combinations, such as mergers or sales of assets that do not involve shareholders who own more than 10% of Juniata’s stock; provided, however, that where the transaction is approved by at least 75% of Juniata’s Board of Directors, shareholders only need to approve such a transaction to the extent required by Pennsylvania law. In such cases, Pennsylvania law would require the affirmative vote of a majority of the votes cast by Juniata’s shareholders.
Both Juniata’s and Liverpool’s bylaws provide for the indemnification of directors and officers against certain types of claims made against them. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
LEGAL MATTERS
The validity of the Juniata common stock to be issued in connection with the merger will be passed upon for Juniata by Barley Snyder LLP, 126 East King Street, Lancaster, Pa 17602. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Juniata and Liverpool by Barley Snyder LLP.
EXPERTS
The consolidated financial statements of Juniata as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated herein by reference in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in accounting and auditing.

ANNEX A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
JUNIATA VALLEY FINANCIAL CORP.,
THE JUNIATA VALLEY BANK
AND
LIVERPOOL COMMUNITY BANK
December 29, 2017

A-i

A-ii

A-iii

Schedules
Schedule 4.1(b)	Liverpool Subsidiaries
Schedule 4.2(c)	Liverpool Beneficial Owners
Schedule 4.2(d)	Securities Contractual Rights and Obligations
Schedule 4.3(b)	Conflicts
Schedule 4.4	Consents
Schedule 4.6	Taxes
Schedule 4.8(a)	Material Contracts
Schedule 4.8(b)	Real Estate Consents
Schedule 4.8(c)	Contract Termination Rights
Schedule 4.9(c)	Insurance
Schedule 4.10	Legal Proceedings
Schedule 4.11(c)	Regulatory Agreements
Schedule 4.12	Employee Benefit Plans
Schedule 4.13	Environmental Matters
Schedule 4.14	Brokers, Finders and Financial Advisors
Schedule 4.15(b)	Loans
Schedule 4.15(e)	Loans to Insiders
Schedule 4.16	Related Party Transactions
Schedule 4.17	Credit Card Accounts and Merchant Processing
Schedule 4.20	Risk Management Instruments
Schedule 4.24	Labor Matters
Schedule 5.1(c)	Juniata Subsidiaries
Schedule 5.2(a)	Juniata Options
Schedule 5.2(b)	Equity Interests
Schedule 5.2(d)	Securities Contractual Rights and Obligations
Schedule 5.6	Taxes
Schedule 5.8(a)	Material Contracts
Schedule 5.8(b)	Real Estate Consents
Schedule 5.8(c)	Contract Termination Rights
Schedule 5.9(c)	Insurance
Schedule 5.10	Legal Proceedings
Schedule 5.11(c)	Regulatory Agreements
Schedule 5.12	Employee Benefit Plans
Schedule 5.13	Environmental Matters
Schedule 5.15(b)	Loans
Schedule 5.15(e)	Loans to Insiders
Schedule 5.18	Related Party Transactions
Schedule 5.19	Credit Card Accounts and Merchant Processing
Schedule 5.21	Risk Management Instruments
Schedule 6.1(b)	Negative Covenants
Schedule 6.1(b)(4)	Branch Applications
Schedule 6.1(b)(5)	Employment Compensation
A-iv

Schedule 6.1(b)(6)	Benefit Modifications
Schedule 6.1(b)(21)	Capital Expenditures
Schedule 6.1(b)(22)	Additional Assets and Liabilities
Schedule 7.1(a)	Affirmative Covenant Exceptions
Schedule 7.1(b)	Negative Covenant Exceptions
Schedule 9.2(g)	Employment Agreement
A-v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 29, 2017, is made by and among Juniata Valley Financial Corp., a Pennsylvania corporation (“Juniata”), The Juniata Valley Bank, a Pennsylvania-chartered banking institution (“JVB”), and Liverpool Community Bank, a Pennsylvania chartered banking institution (“Liverpool”).
BACKGROUND
The Board of Directors of each of Juniata, JVB and Liverpool (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and (ii) has approved this Agreement. In accordance with the terms of this Agreement, Liverpool will merge with and into JVB (the “Merger”).
At or prior to the execution and delivery of this Agreement, each of the directors of Liverpool that own shares of Liverpool Common Stock has executed a letter agreement in favor of Juniata, in the form attached hereto as Exhibit A, dated as of the date hereof, and Juniata has executed a letter agreement in favor of Liverpool, in the form attached hereto as Exhibit B, dated as the date hereof  (each, an “Affiliate Letter”), pursuant to which each such person has agreed, among other things, to vote all shares of Liverpool Common Stock (as defined in Article I, Section 1.1) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby.
The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as defined in Section 1.1.
The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1. Certain Definitions.
As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.
“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” means this agreement, together with the Exhibits, the Disclosure Schedules and any amendments hereto.
“Articles of Merger” shall mean the Articles of Merger to be executed by JVB and Liverpool and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.
“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates any of the parties to this Agreement or any of their respective holding companies or subsidiaries, as the case may be.
“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Certificate” shall mean a certificate evidencing shares of Liverpool Common Stock.
“Closing” shall have the meaning set forth in Section 2.2(a).
“Closing Date” shall have the meaning set forth in Section 2.2(a).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.
“Conversion Ratio” shall have the meaning set forth in Section 3.1(b).
“Disclosure Schedule” shall mean each of the written disclosure schedules delivered by Liverpool to Juniata, and by Juniata to Liverpool, in each case specifically referring to the appropriate section of this Agreement.
“Dissenting Shares” shall have the meaning set forth in Section 3.8.
“Effective Time” shall have the meaning set forth in Section 2.2.
“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean a bank or trust company or other agent designated by Juniata, and reasonably acceptable to Liverpool, which shall act as agent for Juniata in connection with the exchange procedures for exchanging certificates for shares of Liverpool Common Stock for either certificates for shares of Juniata Common Stock or cash as provided in Article III.
“FDIA” shall mean the Federal Deposit Insurance Act, as amended.
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.
“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.
“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.
“IRS” shall mean the United States Internal Revenue Service.
“Juniata” shall have the meaning ascribed to it in the heading of this Agreement. References to Juniata shall mean Juniata on a consolidated basis unless the context clearly indicates otherwise.
“JVB” shall have the meaning ascribed to it in the heading of this Agreement.
“Juniata Benefit Plans” shall have the meaning set forth in Section 5.12(a).
“Juniata Common Stock” shall mean the common stock, par value $1.00 per share, of Juniata.
“Juniata Financial Statements” shall mean (i) the audited consolidated financial statements of Juniata as of December 31, 2016, and for the three years ended December 31, 2016, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Juniata as of the end of each calendar quarter following December 31, 2016 and for the periods then ended, including the notes thereto.
“Juniata Holdings” means (i) those certain 1,214 shares of Liverpool Common Stock owned by Juniata as of the date hereof; (ii) that one (1) share owned by Timothy Havice as of the date hereof; and (iii) that one share owned by JoAnn McMinn as of the date hereof.
“Juniata Material Contracts” shall have the meaning set forth in Section 5.8(c).
“Juniata Preferred Stock” shall have the meaning set forth in Section 5.2(a).
“Juniata Regulatory Agreement” shall have the meaning set forth in Section 5.11.
“Juniata Regulatory Reports” means the Call Reports of JVB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2017, through the Closing Date, and all reports filed with the PDB or FRB by Juniata or JVB from March 31, 2017 through the Closing Date.
“Juniata Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Juniata or JVB, excluding, for all purposes, Liverpool, and except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of JVB.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person.
“Liverpool” shall have the meaning set forth in the heading of this Agreement. References to Liverpool shall mean Liverpool on a consolidated basis unless the context clearly indicates otherwise.
“Liverpool Acquisition Proposal” shall have the meaning set forth in Section 6.10.
“Liverpool Acquisition Transaction” shall have the meaning set forth in Section 6.10.
“Liverpool Affiliate Letters” shall have the meaning set forth in the Recitals.
“Liverpool Benefit Plan” shall have the meaning set forth in Section 4.12(a).
“Liverpool Common Stock” shall mean the common stock, $10.00 par value per share, of Liverpool.
“Liverpool Financial Statements” shall mean the internally prepared, unaudited profit and loss statement and balance sheet of Liverpool as of October 31, 2017, and for each month ended thereafter.
“Liverpool Financial Advisor” means The Kafafian Group, Inc.
“Liverpool Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Liverpool Recommendation” shall have the meaning set forth in Section 8.1.
“Liverpool Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).
“Liverpool Regulatory Reports” means the Call Reports of Liverpool and accompanying schedules, as filed with Liverpool’s Bank Regulators, for each calendar quarter beginning with the quarter ended March 31, 2017, through the Closing Date, and all reports filed with a Bank Regulator by Liverpool from March 31, 2017 through the Closing Date.
“Liverpool Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.
“Liverpool Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Liverpool, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Liverpool.
“Material Adverse Effect” shall mean, with respect to Juniata or Liverpool, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of Juniata and the Juniata Subsidiaries taken as a whole, or Liverpool, respectively, or (ii) does or would materially impair the ability of either Liverpool, on the one hand, or Juniata, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); or (h) changes in the banking industry that do not have a materially disproportionate impact on such party.
“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.
“Merger” shall have the meaning set forth in the Recitals to this Agreement.
“Merger Consideration” shall mean the consideration payable in accordance with Article III.
“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.
“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.
“PDS” shall mean the Pennsylvania Department of State.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.
“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).
“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Juniata Common Stock to be offered to holders of Liverpool Common Stock in connection with the Merger.
“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Termination Date” shall mean September 30, 2018.
“Treasury Stock” shall mean Liverpool Common Stock owned as of the Effective Time by Liverpool except for trust account shares or shares acquired in connection with debts previously contracted.
“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.
“U.S. Treasury” shall mean the United States Department of Treasury.
Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1. Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Liverpool shall merge with and into JVB, with JVB surviving as the resulting institution; and (b) the separate existence of Liverpool shall cease, and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Liverpool shall be vested in and assumed by JVB in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of Liverpool Common Stock (other than Treasury Stock and other than the Juniata Holdings) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III.
2.2. Effective Time; Closing.
(a) Closing.   The closing (“Closing”) shall occur no later than the close of business on the fifth (5th) business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), or such other date that may be agreed to in writing by the parties (the “Closing Date”). The Merger shall be effected by the filing of Articles of Merger with the PDS in accordance with the

PBCL and applicable banking laws. The Merger shall be effective at the date (the “Effective Date”) and time (the “Effective Time”) specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing the Articles of Merger. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of shareholder approval, final regulatory approval of the Merger and the expiration of all required waiting periods.
(b) Time and Place of Closing.   Provided that all conditions precedent set forth in Article IX and Section 2.2(c) hereof shall have been satisfied or shall have been waived in accordance with Section 10.3 of this Agreement, the parties shall hold the Closing of the transactions contemplated hereby by the electronic (PDF) facsimile or overnight courier exchange of executed documents or at the offices of Barley Snyder, LLP, 126 East King Street, Lancaster, Pennsylvania 17602, on the Closing Date at 10:00 a.m., or at such other place or time upon which Juniata and Liverpool mutually agree.
(c) Deliveries at Closing.   At or prior to Closing there shall be delivered to Juniata and Liverpool the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Juniata shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.
2.3. Articles of Incorporation and Bylaws.
The Articles of Incorporation and Bylaws of JVB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of JVB after the Effective Time until thereafter amended as provided therein and in accordance with applicable law.
2.4. Directors and Officers.
(a) The officers and directors of JVB immediately prior to the Effective Time shall be the officers and directors of JVB after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.
2.5. Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL and applicable banking laws.
2.6. Tax Consequences.
It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Juniata, Liverpool nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Juniata and Liverpool each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1(e) or include such opinions with the Registration Statement, which certificates shall be effective as of the date of such opinions.
ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES
3.1. Conversion of Shares.
At the Effective Time, the shares of Liverpool Common Stock then outstanding shall be converted into shares of Juniata Common Stock and cash, as follows:
(a) Conversion of Liverpool Shares.   Except for the Cancelled Shares (defined below), each share of Liverpool Common Stock (a “Liverpool Share” and, collectively, the “Liverpool Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding and be cancelled and extinguished and converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 3.2, the Juniata Stock Consideration or the Cash Consideration, without any interest thereon, as specified in this Article (the “Merger Consideration”). Shares of Liverpool Common Stock owned as of the Effective Time by Juniata (including the Juniata Holdings), JVB, Timothy Havice, JoAnn McMinn, Liverpool or any direct or indirect subsidiary of Liverpool (except for trust account shares or shares acquired in connection with debts previously contracted) (“Cancelled Shares”) shall not be converted into Juniata Common Stock or cash and shall be cancelled at the Effective Time.
(b) Definitions.   For purposes hereof, the following terms have the following respective meanings:
(i) “Cash Consideration” means a cash amount of  $4,050.00 per Liverpool Share.
(ii) “Conversion Ratio” means 202.6286 shares of Juniata Common Stock per Liverpool Share; provided, however, that if Juniata or Liverpool shall at any time before the Effective Time change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, the Juniata Stock Consideration shall be proportionately adjusted, rounded to four decimal places. For example, if Juniata were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 202.6286 to 212.7600 shares.
(iii) “Outstanding Shares” means the aggregate number of Liverpool Shares outstanding immediately prior to the Effective Time, but excluding the Cancelled Shares, which number will not be greater than the number of shares outstanding on the date of this Agreement.
(iv) “Juniata Stock Consideration” means a number of shares of Juniata Common Stock equal to the number of Liverpool Shares to be converted into Juniata Common Stock times the Conversion Ratio.
(c) No Fractional Shares.   No fractional shares of Juniata Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a shareholder would otherwise be entitled, each former shareholder of Liverpool shall receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Cash Consideration. For purposes of determining any fractional share interest, all shares of Liverpool Common Stock owned by a Liverpool shareholder shall be combined so as to calculate the maximum number of whole shares of Juniata Common Stock issuable to such Liverpool shareholder.
3.2. Exchange of Stock Certificates.
Liverpool Common Stock certificates shall be exchanged for the Juniata Stock Consideration and the Cash Consideration in accordance with the following procedures:
(a) Election Procedure.   Each holder of Liverpool Shares (other than holders of Cancelled Shares) shall have the right to submit a request (an “Election”) to convert the Liverpool Shares owned by such holder into: (1) the right to receive the Juniata Stock Consideration in the Merger (a “Stock Election”); (2) the right to receive the Cash Consideration in the Merger (a “Cash Election”); or (3) the right to receive the Cash Consideration in the Merger for a portion of the Liverpool Shares owned, and the right to receive the Juniata Stock Consideration in the Merger for the remainder of the Liverpool Shares owned (a “Cash/Stock Election”).
(i) Juniata shall prepare a form (the “Form of Election”), which shall be in form and substance reasonably acceptable to Liverpool, pursuant to which each holder of Liverpool Shares, no later than at the close of business on the Election Deadline, may make an Election. The Form of Election shall be mailed to shareholders of Liverpool with a letter of transmittal as soon as reasonably practicable after the Liverpool Shareholders’ Meeting. Juniata and Liverpool shall each use its reasonable best efforts to mail or otherwise make available the Form of Election to all persons entitled to make an election.
(ii) Holders of record of Liverpool Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all Liverpool Shares held by such representative for a particular beneficial owner.
(iii) Not later than the effective date of the Proxy Statement-Prospectus filed with the SEC, Juniata shall appoint the Exchange Agent as the person to receive Forms of Election and to act as exchange agent under this Agreement. Any Liverpool shareholder’s Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Liverpool Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States, provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Liverpool Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, “Election Deadline” means the date announced by Juniata (which date shall be agreed upon by Liverpool), as the last day on which Forms of Election will be accepted. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return all Forms of Election and certificates for Liverpool Shares to the appropriate Liverpool shareholders.
(iv) Any Liverpool shareholder may at any time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.
(v) Any Liverpool shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates for Liverpool Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Juniata or Liverpool that this Agreement has been terminated. Any Liverpool shareholder who shall have deposited certificates for Liverpool Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent prior to the Election Deadline and thereby revoke his or her Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.
(vi) Juniata and Liverpool shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, the issuance and delivery of certificates for Juniata Common Stock into which Liverpool Shares are converted in the Merger and the payment of cash for Liverpool Shares converted into the right to receive the Cash Consideration in the Merger.
(vii) Outstanding Shares as to which an Election is not in effect at the Election Deadline are referred to as “Non-Electing Shares.” If Juniata shall determine that any Election is not properly made with respect to any Liverpool Shares, such Election shall be deemed to be not in effect, and the Liverpool Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares. Juniata, JVB, Liverpool and the Exchange Agent shall have no obligation to notify any person of any defect in any Form of Election submitted to the Exchange Agent.

(b) Issuance of Juniata Stock Consideration and Payment of Cash Consideration; Proration.   The manner in which each Liverpool Share (except Cancelled Shares) shall be converted into the Juniata Stock Consideration or the Cash Consideration at the Effective Time shall be as set forth in this Section 3.2(b).
(i) The number of Outstanding Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall not be less than fifteen percent (15%) (the “Minimum Cash”) nor more than twenty percent (20%) (the “Maximum Cash”) of the Outstanding Shares (i.e., the minimum aggregate amount of cash to be paid, excluding Juniata Holdings, shall not be less than $1,145,745, and the maximum aggregate amount of cash to be paid, excluding Juniata Holdings, shall not exceed $1,527,660), in each case taking into consideration all Dissenting Shares by assuming that all Dissenting Shareholders will receive cash equal to the Cash Consideration per Dissenting Share.
(ii) If the number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Election, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is greater than the Minimum Cash, and less than the Maximum Cash, all Elections shall be honored as submitted, and all Non-Electing Shares shall be converted into Juniata Stock Consideration.
(iii) If the number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) exceeds the Maximum Cash:
(A) each Outstanding Share for which the holder made a Stock Election, the portion of each Cash/Stock Election electing Juniata Stock Consideration (collectively, the “Aggregate Stock Elections”) and each Non-Electing Share shall be converted in the Merger into the Juniata Stock Consideration; and
(B) each Outstanding Share for which the holder made a Cash Election and the portion of each Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted into the right to receive Cash Consideration or Juniata Stock Consideration in the following manner:
(1) Each Liverpool shareholder shall receive Cash Consideration for the Pro-rated Cash Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the cash portion of any Cash/Stock Election), where “Pro-rated Cash Percentage” means the percentage determined by the following formula:
100% – [(Aggregate Cash Election Percentage – 20%)/Aggregate Cash Election Percentage]
For purposes of the foregoing, “Aggregate Cash Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Cash Elections.
(2) Each Liverpool shareholder shall have the Remaining Stock Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the portion of any Cash/Stock Election electing Cash Consideration) converted into the Juniata Stock Consideration, where “Remaining Stock Percentage” means 100% minus the Pro-rated Cash Percentage.
(iv) If the Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections) is less than the Minimum Cash, all Non-Electing Shares shall be converted, pro-rata among all holders of Non-Electing Shares based on the number of Non-Electing Shares owned, into the Cash Consideration until the Minimum Cash is reached and thereafter into Juniata Stock Consideration. If all Non-Electing Shares are converted into the Cash Consideration pursuant to the foregoing sentence, and total Cash Elections, including all such Non-Electing Shares, are still less than the Minimum Cash, all remaining shares shall be converted as follows:

(A) each Outstanding Share for which the holder made a Cash Election and the portion of each Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted in the Merger into the Cash Consideration; and
(B) each Outstanding Share for which the holder made a Juniata Stock Election and the portion of each Cash/Stock Election electing Juniata Stock Consideration (collectively, the “Aggregate Stock Elections”) shall be converted into the right to receive Cash Consideration or Juniata Stock Consideration in the following manner:
(1) Each Liverpool shareholder shall receive Juniata Stock Consideration for the Pro-rated Stock Percentage of the number of Outstanding Shares for which he or she elected to receive Juniata Stock Consideration (including the stock portion of any Cash/Stock Election), where “Pro-rated Stock Percentage” means the percentage determined by the following formula:
100% – [(Aggregate Stock Election Percentage – (15% – Aggregate Cash Election Percentage))/Aggregate Stock Election Percentage]
For purposes of the foregoing formula, “Aggregate Stock Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Stock Elections.
For purposes of the foregoing formula only, “Aggregate Cash Election Percentage” shall include all Non-Electing Shares being converted into Cash Consideration.
(2) Each Liverpool shareholder shall have the Remaining Cash Percentage of the number of Outstanding Shares for which he or she elected Juniata Stock Consideration (including the portion of any Cash/Stock Election electing Juniata Stock Consideration) converted into the Cash Consideration, where “Remaining Cash Percentage” means 100% minus the Pro-rated Stock Percentage.
(v) If Non-Electing Shares are not converted under Sections (i)-(iv) above, the Exchange Agent shall convert each Non-Electing Share into the Cash Consideration.
(vi) The Exchange Agent shall make all computations contemplated by this Section 3.2, and all such computations shall be conclusive and binding on the holders of Liverpool Shares absent manifest error.
(c) Issuance of Juniata Stock Consideration.
(i) Immediately prior to the Effective Time, Juniata shall deliver to the Exchange Agent, in trust for the benefit of the holders of Liverpool Shares, certificates representing an aggregate number of shares of Juniata Common Stock equal, as nearly as practicable, to the number of shares to be converted into Juniata Common Stock as determined in Section 3.2(b). Notwithstanding the foregoing, Juniata may, at its election, deliver the required shares of Juniata Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of Juniata Common Stock.
(ii) As soon as practicable following the Effective Time, each holder of Liverpool Shares that are to be converted into Juniata Stock Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Liverpool Shares for cancellation (to the extent not previously surrendered with a Form of Election), accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) certificates representing the number of shares of Juniata Common Stock into which such Liverpool Shares shall have been converted in the Merger.
(iii) No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Juniata Common Stock until such persons surrender their certificates for Liverpool Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such Juniata Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Liverpool Shares for any Juniata Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(d) Payment of Cash Consideration.
Immediately prior to the Effective Time, Juniata shall deposit with the Exchange Agent, in trust for the benefit of the holders of Liverpool Shares, an amount of cash equal to (i) the Cash Consideration to be paid to holders of Liverpool Shares to be converted into Cash Consideration as determined in Section 3.2(b); and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 3.1(c). As soon as practicable following the Effective Time, each holder of Liverpool Shares that are to be converted into Cash Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Liverpool Shares for cancellation (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the Cash Consideration multiplied by the number of Liverpool Shares to be converted into Cash Consideration. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Liverpool Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
3.3. Letter of Transmittal.
Juniata will instruct the Exchange Agent to mail to each holder of record of Liverpool Shares, as soon as reasonably practical after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by Liverpool and Juniata prior to the Effective Time); and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (collectively, the “Letter of Transmittal”).
3.4. Missing Certificates.
If any holder of Liverpool Shares (other than Cancelled Shares) is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:
(a) evidence to the reasonable satisfaction of Juniata that any such certificate has been lost, wrongfully taken or destroyed;
(b) such security or indemnity as may be reasonably requested by Juniata in accordance with industry standards to indemnify and hold harmless Juniata and the Exchange Agent; and
(c) evidence satisfactory to Juniata that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.
3.5. Undisbursed Consideration.
(a) The Exchange Agent shall return to Juniata any remaining Cash Consideration and Juniata Stock Consideration on deposit with the Exchange Agent on the date which is one year after the Effective Date. Any shareholder of Liverpool who has not surrendered his or her certificate(s) to the

Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration, without interest, upon the surrender of such certificate(s) to Juniata, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on Juniata Stock Consideration will be paid to Unexchanged Shareholders entitled to receive Juniata Stock Consideration until such persons surrender their certificates (or electronic equivalents) for Juniata Common Stock, at which time all such dividends and distributions shall be paid, without interest.
(b) None of Juniata, JVB, Liverpool, the Exchange Agent or any other person shall be liable to any former holder of Liverpool Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(c) No Unexchanged Shareholder shall be considered a “shareholder of record” of Juniata for purposes of voting at any special or annual meeting of Juniata’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive Juniata Stock Consideration shall commence only upon the surrender of their Liverpool certificate(s) and the issuance to them of certificates for the Juniata Stock Consideration in exchange therefor.
3.6. Withholding Rights.
Juniata shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Liverpool Shares, the minimum amounts (if any) that Juniata is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by Juniata, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Liverpool Shares in respect of which such deduction and withholding was made by Juniata.
3.7. Expenses.
All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Juniata.
3.8. Rights of Dissenting Shareholders.
The shareholders of Liverpool shall be entitled to and may exercise dissenters’ rights, if and to the extent they are entitled to do so under the provisions of Subchapter D of Chapter 15 of the PBCL and applicable banking laws. Shareholders of Liverpool who have properly exercised their dissenters’ rights are referred to herein as “Dissenting Shareholders,” and each Liverpool Share held by a Dissenting Shareholder is referred to herein as a “Dissenting Share.”
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LIVERPOOL
Liverpool represents and warrants to Juniata that the statements contained in this Article VI are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered by Liverpool to Juniata on the date hereof. Liverpool has made a good faith effort to ensure that the disclosure on its Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Liverpool’s Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent on the face of such schedule that such item applies to such other schedule.
4.1. Organization.
(a) Liverpool is a Pennsylvania chartered banking institution, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Liverpool has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in all jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of Liverpool are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Liverpool when due. Liverpool is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(b) There are no Liverpool Subsidiaries.
(c) The minute books of Liverpool accurately reflect, in all material respects, all material corporate actions of its shareholders and board of directors (including all committees thereof).
(d) Prior to the date of this Agreement, Liverpool has made available to Juniata true and correct copies of the articles of incorporation or charter and bylaws of Liverpool, each as in effect on the date hereof.
4.2. Capitalization.
(a) The authorized capital stock of Liverpool consists of 10,000 shares of common stock, $10.00 par value. No preferred stock is authorized. There are 3,100 shares of Liverpool Common Stock outstanding, and each of such shares is validly issued, fully paid and nonassessable. There are no shares of Liverpool preferred stock issued and outstanding. There are no shares of Liverpool Common Stock held by Liverpool as Treasury Stock. As of the date hereof, no shares of Liverpool Common Stock are reserved for issuance. Liverpool does not have nor is bound by any Rights of any character or any rights relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Liverpool Common Stock. Liverpool has no issued or outstanding options, warrants or other rights to purchase, or securities convertible or exchangeable into, Liverpool Common Stock.
(b) Liverpool does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Liverpool, equity interests held by Liverpool in a fiduciary capacity, and equity interests held in connection with the lending activities of Liverpool, including stock in the FHLB.
(c) To Liverpool’s Knowledge, except as set forth on Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Liverpool Common Stock.
(d) All contractual or other rights or obligations (including preemptive rights) of Liverpool to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Schedule 4.2(d).
4.3. Authority; No Violation.
(a) Liverpool has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Liverpool’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Liverpool and the consummation by Liverpool of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Liverpool, and no other corporate proceedings on the part of Liverpool, except for the approval of the Liverpool shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Liverpool and, subject to (i) approval by the shareholders of Liverpool, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Juniata, constitutes the valid and binding obligation of Liverpool, enforceable against Liverpool in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(b) Subject to receipt of Regulatory Approvals and Liverpool’s and Juniata’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of Liverpool, (i) the execution and delivery of this Agreement by Liverpool, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Liverpool with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Liverpool, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Liverpool or any of its properties or assets, or (C) except as set forth on Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Liverpool under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Liverpool is a party, or by which it or any of its properties or assets may be bound or affected.
4.4. Consents.
Except as set forth on Schedule 4.4 and except for the Regulatory Approvals, approval of the shareholders of Liverpool, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Liverpool and (b) the completion by Liverpool of the transactions contemplated hereby. Liverpool has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Liverpool to complete the transactions contemplated by this Agreement.
4.5. Financial Statements; Undisclosed Liabilities.
(a) Liverpool has previously made available, or will make available, to Juniata the Liverpool Regulatory Reports. The Liverpool Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Liverpool as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.
(b) Liverpool has previously made available or will make available to Juniata the Liverpool Financial Statements. The Liverpool Financial Statements fairly present in each case in all material respects (subject to normal year-end adjustments and to any other adjustments described therein) the financial position, results of operations and cash flows of Liverpool as of and for the respective periods ending on the dates thereof.
(c) As of the date of each balance sheet included in the Liverpool Financial Statements, Liverpool has not had, nor will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Liverpool Financial Statements or Liverpool Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.
(d) The records, systems, controls, data and information of Liverpool are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Liverpool or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5(d).
(e) Since December 31, 2016, (i) neither Liverpool nor, to the Knowledge of Liverpool, any director, officer, employee, auditor, accountant or representative of Liverpool has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Liverpool or its internal accounting controls, including any material complaint, allegation, assertion or claim that Liverpool has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Liverpool, whether or not employed by Liverpool, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Liverpool or any of its officers, directors, employees or agents to the Board of Directors of Liverpool or any committee thereof or to any director or officer of Liverpool.
4.6. Taxes.
Liverpool has duly filed, and will file, all federal, state and local tax returns required to be filed on or prior to the Closing Date, taking into account any extensions, by, or with respect to, Liverpool (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Liverpool by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in Schedule 4.6, as of the date of this Agreement, Liverpool has received no written notice of, and to Liverpool’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Liverpool, and no written claim has been made by any authority in a jurisdiction where Liverpool does not file tax returns that Liverpool is subject to taxation in that jurisdiction. Liverpool has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Liverpool has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Liverpool, to Liverpool’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Liverpool is not a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.
4.7. No Material Adverse Effect.
Liverpool has not suffered any Material Adverse Effect since December 31, 2016, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Liverpool.
4.8. Material Contracts; Leases; Defaults.
(a) Except as set forth in Schedule 4.8(a), Liverpool is not a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Liverpool, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Liverpool; (iii) any collective bargaining agreement with any labor union relating to employees of Liverpool; (iv) any agreement which by its terms limits the payment of dividends by Liverpool; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Liverpool is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Liverpool for the payment of more than $10,000 annually or for the payment of more than $25,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Liverpool (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Liverpool. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in Schedule 4.8(b), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Liverpool is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (“Liverpool Material Contracts”) have been made available to Juniata on or before the date hereof, and are in full force and effect on the date hereof, and Liverpool (nor, to the Knowledge of Liverpool, any other party to any Liverpool Material Contract) has not materially breached any provision of, or is in default in any respect under any term of, any Liverpool Material Contract. Except as listed on Schedule 4.8(c), no party to any Liverpool Material Contract will have the right to terminate any or all of the provisions of any such Liverpool Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
(d) Since December 31, 2016, through and including the date of this Agreement, Liverpool has not (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2016 (which amounts have been previously made available to Juniata), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Liverpool Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any plan set forth on Schedule 4.12, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Liverpool, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of  $2,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Liverpool affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.
4.9. Ownership of Property; Insurance Coverage.
(a) Liverpool has good and, as to real property, marketable title to all material assets and properties owned by Liverpool in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Liverpool Regulatory Reports and in the Liverpool Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Liverpool acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii)

non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Liverpool Financial Statements. Liverpool, as lessee, has the right under valid and existing leases of real and personal properties used by Liverpool in the conduct of its businesses to occupy or use all such properties as presently occupied and used by it. Liverpool is not in default in any material respect under any lease for any real or personal property to which either Liverpool is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Liverpool.
(b) With respect to all agreements pursuant to which Liverpool has purchased securities subject to an agreement to resell, if any, Liverpool has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(c) Liverpool currently maintains insurance considered by Liverpool to be reasonable for their respective operations in accordance with industry practice. Liverpool, except as set forth in Schedule 4.9(c), has not received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Liverpool under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect. Within the last three years, Liverpool has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Schedule 4.9(c) identifies all material policies of insurance maintained by Liverpool.
4.10. Legal Proceedings.
Except as set forth in Schedule 4.10, Liverpool is not a party to any, and there are no pending or, to Liverpool’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Liverpool, (b) to which Liverpool’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Liverpool to perform under this Agreement.
4.11. Compliance With Applicable Law.
(a) Liverpool is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and Liverpool has not received any written notice to the contrary. The Board of Directors of Liverpool has adopted, and Liverpool has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
(b) Liverpool has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Liverpool; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.
(c) Other than those listed on Schedule 4.11(c), since January 1, 2017, Liverpool has not received any written notification or any other communication from any Bank Regulator (i) asserting that Liverpool is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Liverpool; (iii) requiring, or threatening to require, Liverpool, or indicating that Liverpool may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Liverpool, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Liverpool, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Liverpool Regulatory Agreement”). Copies of all Liverpool Regulatory Agreements, if any, and all related correspondence between or among Liverpool and any Bank Regulator have heretofore been made available to Juniata. Liverpool has not consented to or entered into any Liverpool Regulatory Agreement that is currently in effect or that was in effect since January 1, 2017. The most recent regulatory rating given to Liverpool as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.
4.12. Employee Benefit Plans.
(a) Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements under which any current or former employee, director or independent contractor of Liverpool has any present or future right to benefits or under which Liverpool has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Liverpool Benefit Plans.”
(b) With respect to each Liverpool Benefit Plan, Liverpool has made available to Juniata a current, accurate and complete copy thereof  (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Liverpool Benefit Plan which is required to file such annual return/report.
(c) (i) Each Liverpool Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Liverpool Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Liverpool, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Schedule 4.12, no Liverpool Benefit Plan provides, and Liverpool has no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (v) Liverpool has made or provided for all contributions required under the terms of each Liverpool Benefit Plan and all contributions have been made within the time required by applicable law; and (vi) to the Knowledge of Liverpool, Liverpool has not engaged in a transaction with respect to any Liverpool Benefit Plan which would subject Liverpool to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
(d) Except as set forth in Schedule 4.12, Liverpool does not maintain, and has never maintained, a defined benefit plan. None of the Liverpool Benefit Plans is a “multiemployer plan” (within the meaning of ERISA section 3(37)) and none of Liverpool or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
(e) Except as set forth in Schedule 4.12, with respect to any Liverpool Benefit Plan, the assets of any trust under such Liverpool Benefit Plan, Liverpool Benefit Plan sponsor, Liverpool Benefit Plan fiduciary or Liverpool Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Liverpool, threatened and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.
(f) Except as set forth in Schedule 4.12, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Liverpool to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.
(g) All Liverpool Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in compliance with Section 409A of the Code. Except as set forth in Schedule 4.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Schedule 4.12 sets forth the amounts of any unfunded deferred compensation payable to any employee or director of Liverpool.
(h) Liverpool has not communicated to any current or former employee thereof any intention or commitment to modify any Liverpool Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.
(i) Except as set forth in Schedule 4.12, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Liverpool with respect to any ongoing, frozen, or terminated Liverpool Benefit Plan.
(j) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Liverpool Benefit Plan within the past twelve (12) months.
4.13. Environmental Matters.
Except as may be set forth in Schedule 4.13, with respect to Liverpool:
(a) Neither (i) the conduct nor operation of the business of Liverpool nor (ii) any condition of any property currently or previously owned or operated by Liverpool (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Liverpool. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Liverpool by reason of any Environmental Laws. Liverpool during the past five years has not received any written notice from any Person or Governmental Entity that Liverpool or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by it (including any Other Real Estate Owned or property pledged as collateral for any loan held by Liverpool) is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Liverpool;
(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Liverpool’s Knowledge, threatened, before any court, Governmental Entity or other forum against Liverpool (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Liverpool; and
(c) To the knowledge of Liverpool, there are no underground storage tanks on, in or under any properties owned or operated by Liverpool, and no underground storage tanks have been closed or removed from any properties owned or operated by Liverpool except in compliance with Environmental Laws in all material respects.
4.14. Brokers, Finders and Financial Advisors.
Neither Liverpool, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of the Liverpool Financial Advisor by Liverpool and the fee payable pursuant thereto, which is described on Schedule 4.14.
4.15. Loan Matters.
(a) The allowance for loan losses reflected in Liverpool’s Regulatory Reports was or will be, adequate, as of the date thereof.
(b) Schedule 4.15(b) sets forth a listing, as of the date indicated thereon, by account, of: (i) all loans (including loan participations) of Liverpool that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Liverpool which have been terminated by Liverpool during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Liverpool during the past twelve months of, or has asserted against Liverpool, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Liverpool, each borrower, customer or other party which has given Liverpool any oral notification of, or orally asserted to or against Liverpool, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Liverpool as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Schedule 4.15(b), all loans of Liverpool have been classified as of December 15, 2017 in accordance with the loan policies and procedures of Liverpool.
(c) All loans receivable (including discounts) and accrued interest entered on the books of Liverpool arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Liverpool’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Liverpool are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Liverpool free and clear of any liens.
(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
(e) Schedule 4.15(e) sets forth, as of December 29, 2017, a schedule of all executive officers and directors of Liverpool who have outstanding loans from Liverpool, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(f) To the Knowledge of Liverpool, no shares of Liverpool Common Stock were purchased with the proceeds of a loan made by Liverpool.
4.16. Related Party Transactions.
Except as set forth in Schedule 4.16, Liverpool is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Liverpool. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Liverpool is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Liverpool has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Liverpool is inappropriate.
4.17. Credit Card Accounts and Merchant Processing.
(a) Credit Card Accounts. Except as set forth on Schedule 4.17, Liverpool does not originate, maintain or administer credit card accounts.
(b) Merchant Processing. Except as set forth on Schedule 4.17, Liverpool does not provide, or has provided, merchant credit card processing services to any merchants.
4.18. Required Vote.
The affirmative vote of the holders of two thirds of the outstanding shares of Liverpool Common Stock is required to approve this Agreement and the Merger under Liverpool’s articles of incorporation and the Pennsylvania Banking Code of 1965, as amended (“PBC”).
4.19. Registration Obligations.
Liverpool is not under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.20. Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Liverpool’s own account, or for the account of one or more of its customers (all of which are set forth in Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Liverpool, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Liverpool, nor to the Knowledge of Liverpool any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
4.21. Fairness Opinion.
Liverpool has received a written opinion from the Liverpool Financial Advisor to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair to Liverpool shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.22. Trust Accounts.
Liverpool has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. Neither Liverpool, nor has any of its directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
4.23. Intellectual Property.
Liverpool owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Liverpool’s business, and Liverpool has not received any notice of conflict with respect thereto that asserts the rights of others. Liverpool has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Liverpool’s Knowledge, the conduct of the business of Liverpool as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
4.24. Labor Matters.
There are no labor or collective bargaining agreements to which Liverpool is a party. To the Knowledge of Liverpool, there is no activity involving Liverpool seeking to certify a collective bargaining unit involving any of its employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Liverpool. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Liverpool, threatened against Liverpool (other than routine employee grievances that are not related to union employees). Liverpool is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. Except as disclosed in Schedule 4.24, as of the Effective Time, Liverpool will have no liability for employee termination rights or payments arising out of any Employment Obligation, and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Liverpool to any “change of control” payments or benefits. Except as set forth on Schedule 4.24, no payment that is owed or may become due to any director, officer, employee, or agent of Liverpool as a result of the consummation of the Merger will be non-deductible to Liverpool or subject to tax under Internal Revenue Code of 1986, §280G or §4999; nor, except as set forth on Schedule 4.24, will Liverpool be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.
4.25. Liverpool Information Supplied.
The information relating to Liverpool to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26. Quality of Representations.
The representations made by Liverpool in this Agreement are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF JUNIATA
Juniata represents and warrants to Liverpool that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedules delivered by Juniata to Liverpool on the date hereof. Juniata has made a good faith effort to ensure that the disclosure on each schedule of the Juniata Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Juniata Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.
5.1. Organization.
(a) Juniata is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Juniata has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
(b) JVB is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. JVB has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of JVB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. JVB is a member in good standing of the FHLB and owns the requisite amount of stock therein.
(c) Schedule 5.1(c) sets forth each Juniata Subsidiary, the state of organization of each Juniata Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Juniata Subsidiary owned by Juniata or JVB. Each Juniata Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Juniata Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
(d) The respective minute books of Juniata and each Juniata Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).
(e) Prior to the date of this Agreement, Juniata has made available to Liverpool true and correct copies of the articles of incorporation and bylaws of Juniata and JVB and each other Juniata Subsidiary, each as in effect on the date hereof.
5.2. Capitalization.
(a) The authorized capital stock of Juniata consists of 20,000,000 shares of common stock, $1.00 par value, of which 4,767,656 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 500,000 shares of preferred stock, no par value (“Juniata Preferred Stock”), none of which are outstanding. Juniata holds 43,955 shares of Juniata Common Stock as treasury stock. Neither Juniata nor any Juniata Subsidiary has or is bound by any Rights of any character or any rights relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Juniata Common Stock or Juniata Preferred Stock, or any other security of Juniata or any Juniata Subsidiary, other than those set forth on Schedule 5.2(a). Schedule 5.2(a) sets forth the name of each holder and the number of outstanding options, warrants, or other rights to purchase, and securities convertible or exchangeable into Juniata Common Stock or Juniata Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options and warrants, the grant and vesting dates, and the exercise price relating to the options or warrants held.
(b) Juniata owns all of the capital stock of JVB free and clear of any lien or encumbrance. Except for the Juniata Subsidiaries, or as set forth Schedule 5.2(b) Juniata does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Juniata Subsidiaries, equity interests held by Juniata Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Juniata Subsidiaries, including stock in the FHLB. Either Juniata or JVB owns all of the outstanding shares of capital stock or equity interests of each Juniata Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
(c) To Juniata’s Knowledge, except as set forth in any Schedule 13d or 13g filed with the SEC regarding ownership of Juniata Common Stock, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Juniata Common Stock.
(d) All contractual or other rights or obligations (including preemptive rights) of Juniata or any Juniata Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Schedule 5.2(d).
5.3. Authority; No Violation.
(a) Each of Juniata and JVB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, complete the Merger to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Juniata and JVB and the completion by Juniata and JVB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by their Boards of Directors, and no other corporate proceedings on the part of Juniata or JVB are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Juniata and JVB and, subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Liverpool, constitutes the valid and binding obligations of Juniata and JVB, enforceable against Juniata and JVB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(b) Subject to receipt of Regulatory Approvals and Liverpool’s, Juniata’s and JVB’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Juniata and JVB, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Juniata and JVB with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Juniata or any Juniata Subsidiary, including JVB, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Juniata or any Juniata Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Juniata or any Juniata Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4. Consents.
Except for the Regulatory Approvals and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Juniata or JVB and (b) the completion by Juniata and JVB of the transactions contemplated hereby. Juniata has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Juniata or JVB to complete the transactions contemplated by this Agreement.
5.5. SEC Reports; Financial Statements; Undisclosed Liabilities.
(a) Juniata has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2017, pursuant to the federal securities laws and the SEC’s rules and regulations thereunder (collectively, the “SEC Reports”), all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act. Except to the extent that information contained in any such SEC Report has been revised, amended, supplemented or superseded by a subsequent SEC Report, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b) Juniata has previously made available, or will make available, to Liverpool the Juniata Regulatory Reports. The Juniata Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Juniata as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.
(c) The consolidated balance sheets and the related consolidated statements of operations and cash flows (including the related notes thereto) of Juniata included in SEC Reports, as of their respective dates, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of Juniata and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).
(d) Except (i) as reflected in Juniata’s unaudited balance sheet at September 30, 2017 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (ii) for liabilities incurred in the ordinary course of business since September 30, 2017 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, or (iii) as would not individually or in the aggregate have a Material Adverse Effect, neither Juniata nor any of its Subsidiaries has any material liabilities or obligations of any nature. SEC Reports describe, and Juniata has delivered to Liverpool copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated under the 1933 Act) effected by Juniata or its Subsidiaries since BDO USA, LLP expressed its opinion with respect to the financial statements of Juniata and its Subsidiaries included in SEC Reports (including the related notes).
(e) BDO USA, LLP is a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “SOX Act”)), (y) is and has been throughout the periods of Juniata’s financial statements audited by it, “independent” with respect to Juniata within the meaning of

Regulation S-X, and (z) was, during all such periods, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. SEC Reports describe the types of non-audit services performed by BDO USA, LLP for Juniata and its Subsidiaries since December 31, 2016, other than non-audit services performed in connection with the transactions contemplated by this Agreement.
(f) Each of Juniata and the Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Juniata and to maintain accountability for Juniata’s consolidated assets; (iii) access to Juniata’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Juniata’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(g) Juniata maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning Juniata and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Juniata’s filings with the SEC and other public disclosure documents. To Juniata’s Knowledge, except as set forth in SEC Reports, each director and executive officer of Juniata has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2017. As used in this Section, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. None of Juniata’s or any Subsidiary’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Juniata or such Subsidiary or their independent accountants.
(h) Each of the Chief Executive Officer and the Chief Financial Officer of Juniata has signed, and Juniata has furnished to the SEC, all certifications required by Sections 302 and 906 of the SOX Act; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Juniata nor any of its officers has received notice from any federal, state, local or foreign government, any court, any administrative, regulatory (including any stock exchange) or other Government Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.
(i) To the Knowledge of Juniata, the matters and statements made in all certifications filed with the SEC pursuant to Sections 302 and 906 of the SOX Act were true as of the date thereof.
(j) Except as would not individually or in the aggregate have a Company Material Adverse Effect, Juniata is in compliance with the SOX Act.
5.6. Taxes.
Juniata and the Juniata Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Juniata has duly filed, and will file, all federal, state and local tax returns required to be filed on or prior to the Closing Date, taking into account any extensions, by, or with respect to, Juniata and each Juniata Subsidiary (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes that have been incurred by or are due or claimed to be due from Juniata and any Juniata Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Juniata has received no written notice of, and to Juniata’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Juniata or any Juniata Subsidiary, and no written claim has been made by any authority in a jurisdiction where Juniata or any Juniata Subsidiary does not file tax returns that Juniata or any Juniata Subsidiary is subject to taxation in that jurisdiction. Juniata and the Juniata Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Juniata and each Juniata Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Juniata and each Juniata Subsidiary, to the Knowledge of Juniata, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in Schedule 5.6, neither Juniata nor any Juniata Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.
5.7. No Material Adverse Effect.
Juniata has not suffered any Material Adverse Effect since December 31, 2016, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Juniata.
5.8. Material Contracts; Leases; Defaults.
(a) Except as set forth in Schedule 5.8(a) or in Juniata’s SEC Reports, neither Juniata nor any Juniata Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Juniata or any Juniata Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Juniata or any Juniata Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Juniata or any Juniata Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Juniata or any Juniata Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Juniata or any Juniata Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Juniata or any Juniata Subsidiary for the payment of more than $150,000 annually or for the payment of more than $500,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Juniata or any Juniata Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).
(b) Each real estate lease of Juniata, JVB or a Juniata Subsidiary that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in Schedule 5.8(b), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Juniata nor any Juniata Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 5.8(a) and 5.8(b) (“Juniata Material Contracts”) have been made available to Liverpool on or before the date hereof, and are in full force and effect on the date hereof, and neither Juniata nor any

Juniata Subsidiary (nor, to the Knowledge of Juniata, any other party to any Juniata Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Juniata Material Contract. Except as listed on Schedule 5.8(c), no party to any Juniata Material Contract will have the right to terminate any or all of the provisions of any such Juniata Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
(d) Since December 31, 2016, through and including the date of this Agreement, neither Juniata nor any Juniata Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2016 (which amounts have been previously made available to Liverpool), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Schedule 5.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Juniata Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any option or benefit plan and set forth on Schedule 5.2(a), (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Juniata or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of  $50,000 other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Juniata or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.
5.9. Ownership of Property; Insurance.
(a) Juniata and each Juniata Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Juniata or any Juniata Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Juniata Financial Statements or Juniata Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Juniata Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property that do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Juniata Financial Statements. Juniata and the Juniata Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by Juniata and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Juniata or any Juniata Subsidiary is in default in any material respect under any lease for any real or personal property to which either Juniata or any Juniata Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Juniata.

(b) With respect to all agreements pursuant to which Juniata or any Juniata Subsidiary has purchased securities subject to an agreement to resell, if any, Juniata or such Juniata Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(c) Juniata and each Juniata Subsidiary currently maintain insurance considered by Juniata to be reasonable for their respective operations in accordance with industry practice. Neither Juniata nor any Juniata Subsidiary, except as set forth in Schedule 5.9(c), has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Juniata or any Juniata Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect. Within the last three years, Juniata and each Juniata Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Schedule 5.9(c) identifies all material policies of insurance maintained by Juniata and each Juniata Subsidiary.
5.10. Legal Proceedings.
Except as set forth in Schedule 5.10, neither Juniata nor any Juniata Subsidiary is a party to any, and there are no pending or, to the Knowledge of Juniata, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Juniata or any Juniata Subsidiary, (b) to which Juniata or any Juniata Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Juniata or JVB to perform under this Agreement.
5.11. Compliance With Applicable Law.
(a) Each of Juniata and each Juniata Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Juniata nor any Juniata Subsidiary has received any written notice to the contrary. The Board of Directors of JVB has adopted and JVB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
(b) Each of Juniata and each Juniata Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Juniata; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2017, neither Juniata nor any Juniata Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Juniata or any Juniata Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Juniata or any Juniata Subsidiary; (iii) requiring or threatening to require Juniata or any Juniata Subsidiary, or indicating that Juniata or any Juniata Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Juniata or any Juniata Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed in Schedule 5.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Juniata or any Juniata Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Juniata Regulatory Agreement”). Copies of all Juniata Regulatory Agreements, if any, and all related correspondence between or among Juniata or any Juniata Subsidiary and any Bank Regulator have heretofore been made available to Liverpool. Neither Juniata nor any Juniata Subsidiary has consented to or entered into any Juniata Regulatory Agreement that is currently in effect or that was in effect since January 1, 2017. The most recent regulatory rating given to JVB as to compliance with the CRA is satisfactory or better.
5.12. Employee Benefit Plans.
(a) Schedule 5.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements under which any current or former employee, director or independent contractor of Juniata or any Juniata Subsidiary has any present or future right to benefits or under which Juniata or any Juniata Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Juniata Benefit Plans.”
(b) With respect to each Juniata Benefit Plan, Juniata has made available to Liverpool a current, accurate and complete copy thereof  (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Juniata Benefit Plan which is required to file such annual return/report.
(c) Each Juniata Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Juniata Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Juniata or any Juniata Subsidiary, solely by reason of its affiliation with any past or present “ERISA

Affiliate”, to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Schedule 5.12, no Juniata Benefit Plan provides, and Juniata and the Juniata Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (v) Juniata and the Juniata Subsidiaries, as applicable, have made or provided for all contributions required under the terms of each Juniata Benefit Plan and all contributions have been made within the time required by applicable law; and (vi) to the Knowledge of Juniata, neither Juniata or any Juniata Subsidiary has engaged in a transaction with respect to any Juniata Benefit Plan which would subject Juniata or any Juniata Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
(d) Except as disclosed on Schedule 5.12, Juniata and the Juniata Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the Juniata Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Juniata, the Juniata Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
(e) Except as set forth in Schedule 5.12, with respect to any Juniata Benefit Plan, the assets of any trust under such Juniata Benefit Plan, Juniata Benefit Plan sponsor, Juniata Benefit Plan fiduciary or Juniata Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Juniata, threatened and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.
(f) Except as set forth in Schedule 5.12, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Juniata or any Juniata Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.
(g) All Juniata Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in compliance with Section 409A of the Code. Except as set forth in Schedule 5.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Schedule 5.12 sets forth the amounts of any unfunded deferred compensation payable to any employee or director of Juniata.
(h) Juniata has not communicated to any current or former employee thereof any intention or commitment to modify any Juniata Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.
(i) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Juniata or any Juniata Subsidiary with respect to any ongoing, frozen, or terminated Juniata or Juniata Subsidiary Plan.
(j) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Juniata Benefit Plan within the past twelve (12) months.
5.13. Environmental Matters.
Except as may be set forth in Schedule 5.13, with respect to Juniata and each Juniata Subsidiary:
(a) Neither the conduct nor operation of the business of Juniata or any Juniata Subsidiary nor any condition of any property currently or previously owned or operated by Juniata or any Juniata Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Juniata or any Juniata Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Juniata or any Juniata Subsidiary by reason of any Environmental Laws. Neither Juniata nor any Juniata Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Juniata or any Juniata Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Juniata or any Juniata Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Juniata or any Juniata Subsidiary;
(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Juniata’s Knowledge, threatened, before any court, Governmental Entity or other forum against Juniata or any Juniata Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Juniata or any Juniata Subsidiary; and
(c) There are no underground storage tanks on, in or under any properties owned or operated by Juniata or any of the Juniata Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Juniata or any of the Juniata Subsidiaries except in compliance with Environmental Laws in all material respects.
5.14. Brokers, Finders and Financial Advisors
Neither Juniata nor any Juniata Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill + Partners, L.P. and the fee payable pursuant thereto.
5.15. Loan Matters.
(a) The allowance for loan losses reflected in Juniata’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on Juniata’s balance sheets for periods ending after December 31, 2016 was or will be, adequate, as of the date thereof, under GAAP.
(b) Schedule 5.15(b) sets forth a listing, as of November 30, 2017, by account, of: (i) all loans (including loan participations) of JVB or any other Juniata Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of JVB or any other Juniata Subsidiary which have been terminated by JVB or any other Juniata Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified JVB or any other Juniata Subsidiary during the past twelve months of, or has asserted against JVB or any other Juniata Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of JVB, each borrower, customer or other party which has given JVB or any other Juniata Subsidiary any oral notification of, or orally asserted to or against JVB or any other Juniata Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by JVB or any JVB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on

Schedule 5.15(b), all loans of JVB have been classified as of December 29, 2017 in accordance with the loan policies and procedures of JVB.
(c) All loans receivable (including discounts) and accrued interest entered on the books of Juniata and the Juniata Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Juniata’s or the appropriate Juniata Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Juniata and the Juniata Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Juniata or the appropriate Juniata Subsidiary free and clear of any liens.
(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
(e) Schedule 5.15(e) sets forth, as of December 29, 2017, a schedule of all executive officers and directors of Juniata who have outstanding loans from Juniata or JVB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(f) To the Knowledge of Juniata, no shares of Juniata Common Stock were purchased with the proceeds of a loan made by Juniata or any Juniata Subsidiary.
5.16. Liverpool Capital Stock.
Except for the Juniata Holdings, neither Juniata nor any Juniata Subsidiary beneficially owns, directly or indirectly, any shares of Liverpool Common Stock, or any options, warrants or other rights to acquire any Liverpool Common Stock, except pursuant to the Merger as contemplated in this Agreement.
5.17. Juniata Common Stock
The shares of Juniata Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights. Juniata has or as of the Effective Time will have sufficient authorized and unissued shares to issue the Merger Consideration at the Effective Time.
5.18. Related Party Transactions.
Except as set forth in Schedule 5.18, neither Juniata nor any Juniata Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Juniata or any Juniata Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Juniata or any Juniata Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Juniata nor any Juniata Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Juniata is inappropriate.
5.19. Credit Card Accounts and Merchant Processing.
(a) Credit Card Accounts. Except as set forth on Schedule 5.19, neither Juniata nor any Juniata Subsidiary originates, maintains or administers credit card accounts.
(b) Merchant Processing. Except as set forth on Schedule 5.19, neither Juniata nor any Juniata Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

5.20. Registration Obligations.
Except for the shares of Juniata Common Stock to be issued under Article III of this Agreement, neither Juniata nor any Juniata Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
5.21. Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Juniata’s own account, or for the account of one or more of Liverpool’s Subsidiaries or their customers (all of which are set forth in Schedule 5.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Juniata or any Juniata Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Juniata nor any Juniata Subsidiary, nor to the Knowledge of Juniata any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
5.22. Trust Accounts.
Juniata and each Juniata Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither JVB nor any other Juniata Subsidiary, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
5.23. Intellectual Property.
Juniata and each Juniata Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Juniata’s or each of Juniata’s Subsidiaries’ business, and neither Juniata nor any Juniata Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Juniata and each Juniata Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Juniata’s Knowledge, the conduct of the business of Juniata and each Juniata Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
5.24. Labor Matters.
There are no labor or collective bargaining agreements to which Juniata or any Juniata Subsidiary is a party. To the Knowledge of Juniata, there is no activity involving Juniata or any Juniata Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Juniata or any Juniata Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Juniata, threatened against Juniata or any Juniata Subsidiary (other than routine employee grievances that are not related to union employees). Juniata and each Juniata Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.25. Low Income Housing Tax Credits.
To the Knowledge of Juniata, each syndication of property in which Juniata or JVB has invested for the purpose of allowing Juniata or JVB to claim a low income housing tax credit or similar tax credit is eligible and qualifies for the relevant tax credit in an amount no less than the amount that it was intended to produce. For avoidance of doubt, to the Knowledge of Juniata, the Mann Edge Terrace Low Income Housing Syndication, in which Juniata has invested, is eligible and qualifies for the relevant tax credit relating thereto in an amount no less than $905,000 per year through the year 2022.
5.26. Juniata Information Supplied.
The information relating to Juniata and any Juniata Subsidiary to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.27. Quality of Representations.
The representations made by Juniata in this Agreement are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
ARTICLE VI
COVENANTS OF LIVERPOOL
6.1. Conduct of Business.
(a) Affirmative Covenants.   From the date of this Agreement to the Effective Time, except with the written consent of Juniata (which shall not be unreasonably withheld, conditioned or delayed), Liverpool will (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.
(b) Negative Covenants.   Liverpool agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Schedule 6.1(b), (iii) consented to by Juniata in writing and, except with respect to paragraphs 1, 2, 7 and 8 of this Section 6.1(b), such consent not to be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Liverpool will not:
(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;
(2) change the number of authorized or issued shares of its capital stock, issue any shares of Liverpool capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that if the Effective Date has not yet occurred, Liverpool may declare and pay, consistent with past practices, its regular dividends. Notwithstanding the foregoing, the parties acknowledge that the timing of the record dates and payment dates of their respective regular cash dividends is not aligned and, as a result, and in order to avoid the Liverpool shareholders missing a dividend for any period, or receiving two dividends for any period, Liverpool’s ability to declare and pay its regular dividend shall be subject to the following requirements: (A) if the Effective Date occurs before the record date for the first regular cash dividend of Juniata immediately following the Effective Time, but after the record date for the corresponding Liverpool regular cash dividend, such that Liverpool shareholders would be entitled to receive a cash dividend from both Liverpool and Juniata for all or a portion of the same period, then, in lieu of the payment by Liverpool of its regular cash dividend, Liverpool may instead declare and pay a special cash dividend of up to such amount as would render Liverpool shareholders to be in the same financial position, taking into account the amount of the Juniata cash dividend they will also be entitled to receive, as if Liverpool’s regular dividend was declared and paid, and Liverpool shareholders shall then be entitled to participate in any dividends paid by Juniata post-Effective Time; and (B) if the Effective Date occurs before the normal payment date for Liverpool’s last regular cash dividend declared immediately prior to the Effective Time, but before the record date for the corresponding Juniata regular cash dividend, Liverpool may pay such dividend prior to the Effective Date, subject to the limitations stated in subsection (i)(A) of this Section, above, and Liverpool’s shareholders shall then be entitled to participate in any dividends paid by Juniata post-Effective Time. Notwithstanding the foregoing, after receipt of all regulatory approvals required for the Merger, and prior to the Closing Date, Liverpool may declare and pay a special, one-time dividend in the aggregate amount of  $100,000 (i.e., $32.26 per share);
(3) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;
(4) other than as set forth in Schedule 6.1(b)(4), make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(5) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Schedule 4.8(a), Schedule 4.12 or Schedule 6.1(b)(5) (ii) pay increases in the ordinary course of business consistent with past practice to employees, (iii) its normal bonuses for fiscal year 2017 to each employee in accordance with Schedule 6.1(b)(5), regardless of when the Closing occurs, and (iv) as required by statute, regulations or regulatory guidance. Liverpool shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of  $30,000 except as set forth in Schedule 6.1(b)(5), provided that Liverpool may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. Any bonus or incentive plan adopted for services performed on or after the date of this Agreement shall be in such form and with such terms as mutually agreed to by Liverpool and Juniata (provided that all such plans in place for 2017 shall operate in accordance with their current terms for the performance period ending December 31, 2017);
(6) except as otherwise expressly permitted under this Agreement or as set forth on Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(7) except as otherwise provided in Section 6.10, merge or consolidate Liverpool with any other corporation; sell or lease all or any substantial portion of the assets or business of Liverpool; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Liverpool and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by Liverpool its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
(8) except as otherwise provided in Section 6.10, sell or otherwise dispose of the capital stock of Liverpool or sell or otherwise dispose of any asset of Liverpool other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Liverpool to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
(9) voluntarily take any action that would result in any of the representations and warranties of Liverpool set forth in this Agreement becoming untrue as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;
(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Liverpool;
(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Liverpool is a party;
(12) purchase any securities, including equity securities, except in accordance with past practice pursuant to policies approved by the Liverpool Board of Directors and in effect on the date hereof;
(13) except as permitted under Section 6.1(b)(2), issue or sell any equity or debt securities;
(14) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), either: (i) in excess of  $500,000 or (ii) that would not be in accordance with past practice pursuant to policies approved by the Liverpool Board of Directors and in effect on the date hereof;
(15) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;
(16) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
(18) enter into any new line of business;
(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Liverpool Employee Plan;
(21) except as set forth in Schedule 6.1(b)(21), make any capital expenditures in excess of $10,000 individually or $30,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;
(22) except as set forth in Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
(23) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Liverpool of more than $50,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;
(24) Except as a result of settlement negotiations that commenced prior to the date of this Agreement that were previously disclosed to Juniata, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of  $15,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Liverpool may not charge-off through settlement, compromise or discharge more than $5,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Juniata;
(25) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or first discussing the matter with Juniata, or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;
(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;
(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Juniata (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Juniata (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(28) other than charitable contributions contractually committed on the date hereof, make any charitable contribution prior to the Effective Time in excess of Liverpool’s budgeted amount for 2018 previously submitted to Juniata or agree to make any such contribution for any period after the Effective Time;
(29) change the dividend payout on Liverpool Common Stock to a level inconsistent with the level on the date of this Agreement; or
(30) agree to do any of the foregoing.
6.2. Current Information.
(a) During the period from the date of this Agreement to the Effective Time, Liverpool will cause one or more of its representatives to confer with representatives of Juniata and report the general status of its ongoing operations at such times as Juniata may reasonably request. Liverpool will promptly notify Juniata of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Liverpool. Without limiting the foregoing, senior officers of Juniata and Liverpool shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Liverpool, in accordance with applicable law. Provided, however, Liverpool shall not be required to take any action that would provide access to or disclose information where such access or disclosure would, in Liverpool’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by Liverpool of the privilege protecting communications between Liverpool and any of its legal counsel.
(b) Liverpool and JVB shall meet on a regular basis to discuss and plan for the conversion of Liverpool’s data processing and related electronic informational systems to those used by JVB, which planning shall include, but not be limited to, discussion of the possible termination of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither party shall be obligated to take any such actions prior to the Effective Time and, unless the parties otherwise agree, no conversion shall take place prior to the Effective Time.
(c) Liverpool shall provide JVB, within ten (10) business days after the end of each calendar month, a written list of Nonperforming Assets. On a monthly basis, Liverpool shall provide JVB with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.
(d) Liverpool shall promptly inform Juniata upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Liverpool under any labor or employment law.
6.3. Access; Confidentiality.
(a) From the date of this Agreement through the Effective Time, Liverpool shall afford to Juniata and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Liverpool will furnish Juniata and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Juniata or its representatives shall from time to time reasonably request.
(b) Juniata agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Liverpool.
(c) In addition, Liverpool shall permit employees of Juniata reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of Liverpool, provided that nothing contained in this subparagraph shall be construed to grant Juniata or any Juniata employee any decision-making authority with respect to such matters.
(d) Prior to the Effective Time, Juniata shall hold in confidence all confidential information of Liverpool on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Juniata will continue to comply with the terms of such Confidentiality Agreement.

6.4. Financial and Other Statements.
(a) Promptly upon receipt thereof, Liverpool will furnish to Juniata copies of each annual, interim or special audit of the books of Liverpool made by its independent auditors and copies of all internal control reports submitted to Liverpool by such auditors in connection with each annual, interim or special audit of the books of Liverpool made by such auditors, if any.
(b) Liverpool will furnish to Juniata copies of all documents, statements and reports as it shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 15 days after the end of each month, Liverpool will deliver to Juniata a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.
(c) Liverpool will advise Juniata promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Liverpool.
(d) With reasonable promptness, Liverpool will furnish to Juniata such additional financial data that Liverpool possesses and as Juniata may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
6.5. Maintenance of Insurance.
Liverpool shall maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, consistent with past practice.
6.6. Disclosure Supplements.
From time to time prior to the Effective Time, Liverpool will promptly supplement or amend its Disclosure Schedule with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
6.7. Consents and Approvals of Third Parties.
Liverpool shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.
6.8. Commercially Reasonable Efforts.
Subject to the terms and conditions herein provided, Liverpool agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Liverpool.
6.9. Failure to Fulfill Conditions.
In the event that Liverpool determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Juniata.
6.10. No Other Bids and Related Matters.
(a) Except as set forth in Section 6.10(b), Liverpool shall not, and shall cause its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Liverpool Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to a Liverpool Acquisition Proposal; (ii) respond to any inquiry relating to a Liverpool Acquisition Proposal or a Liverpool Acquisition Transaction (defined below); (iii) recommend or endorse a Liverpool Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Liverpool

Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Juniata) any information or data with respect to Liverpool or otherwise relating to a Liverpool Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Liverpool is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Liverpool Acquisition Proposal or approve or resolve to approve any Liverpool Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Liverpool Acquisition Proposal. Any violation of the foregoing restrictions by Liverpool or any Liverpool Representative, whether or not such Liverpool Representative is so authorized and whether or not such Liverpool Representative is purporting to act on behalf of Liverpool or otherwise, shall be deemed to be a breach of this Agreement by Liverpool. Liverpool shall, and shall cause each of the Liverpool Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Liverpool Acquisition Proposal.
For purposes of this Agreement, “Liverpool Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Juniata), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Liverpool Acquisition Transaction. For purposes of this Agreement, “Liverpool Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Liverpool; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Liverpool representing, in the aggregate, twenty-five percent (25%) or more of the assets of Liverpool; (C) any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Liverpool; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Liverpool; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
(b) Notwithstanding Section 6.10(a), Liverpool may respond to or engage in any discussions or negotiations with, or provide any confidential information or data to, any Person in response to an unsolicited bona fide Liverpool Acquisition Proposal, if, but only if: (A) the Liverpool Shareholders’ Meeting shall not have occurred; (B) Liverpool shall have complied in all material respects with the provisions of this Section 6.10; (C) Liverpool’s Board of Directors shall have determined, based on the advice of its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (D) Liverpool has received a bona fide unsolicited written Liverpool Acquisition Proposal that did not result from a breach of this Section 6.10; (E) Liverpool’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Liverpool Acquisition Proposal constitutes or is reasonably likely to result in a Liverpool Superior Proposal and; (F) Liverpool has provided Juniata with notice of such determination within one (1) business day thereafter; and (G) prior to furnishing or affording access to any information or data with respect to Liverpool or otherwise relating to a Liverpool Acquisition Proposal, Liverpool receives from such Person a confidentiality agreement with terms no less favorable to Liverpool than those contained in the Confidentiality Agreement. Liverpool shall promptly provide to Juniata any non-public information regarding Liverpool provided to any other Person that was not previously provided to Juniata, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, “Liverpool Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Liverpool Acquisition Transaction on terms that the Liverpool Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Liverpool Common Stock or all, or substantially all, of the assets of Liverpool; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate to all of Liverpool’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
(c) Liverpool shall promptly (and in any event within twenty-four (24) hours) notify Juniata in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Liverpool or any Liverpool Representatives, in each case in connection with any Liverpool Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Liverpool agrees that it shall keep Juniata informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d) Except as set forth in Section 6.10(e), neither the Liverpool Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Juniata in connection with the transactions contemplated by this Agreement (including the Merger), the Liverpool Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the Liverpool Shareholders Meeting or otherwise, inconsistent with the Liverpool Recommendation (it being understood that taking a neutral position or no position with respect to a Liverpool Acquisition Proposal shall be considered an adverse modification of the Liverpool Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Liverpool Acquisition Proposal; or (iii) enter into (or cause Liverpool to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Liverpool Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring Liverpool to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding Section 6.10(d), prior to the date of the Liverpool Shareholders’ Meeting, the Liverpool Board of Directors may approve or recommend to the shareholders of Liverpool a Liverpool Superior Proposal and withdraw, qualify or modify the Liverpool Recommendation in connection therewith (an “Liverpool Subsequent Determination”) after the fifth (5th) business day following Juniata’s receipt of a notice (the “Notice of Liverpool Superior Proposal”) from Liverpool advising Juniata that the Liverpool Board of Directors has decided that a bona fide unsolicited written Liverpool Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Liverpool Superior Proposal (it being understood that Liverpool shall be required to deliver a new Notice of Liverpool Superior Proposal in respect of any revised Liverpool Superior Proposal from such third party or its Affiliates that Liverpool proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Liverpool Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to Liverpool’s shareholders under applicable law, and (ii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Juniata since its receipt of such Notice of Liverpool Superior Proposal (provided, however, that Juniata shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Liverpool’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Liverpool Acquisition Proposal constitutes a Liverpool Superior Proposal; and Liverpool shall provide written notice (the “Final Notice of Liverpool Superior Proposal”) to Juniata of its determination to accept the Liverpool Superior Proposal no later than one (1) business day following expiration of such five (5) business day period.

(f) Nothing contained in this Section 6.10 or elsewhere in this Agreement shall prohibit Liverpool from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to Liverpool’s shareholders is required under applicable law.
6.11. Reserves and Merger-Related Costs.
Liverpool agrees to consult with Juniata with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Juniata and Liverpool shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Juniata shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until Juniata shall have irrevocably certified to Liverpool that all conditions set forth in Article IX to the obligation of Juniata to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.
6.12. Affiliate Letters.
Liverpool shall deliver to Juniata, concurrently with the execution of this Agreement, the Liverpool Affiliate Letters.
ARTICLE VII
COVENANTS OF JUNIATA
7.1. Conduct of Business.
(a) Affirmative Covenants.   From the date of this Agreement to the Effective Time, except with the written consent of Liverpool (which shall not be unreasonably withheld, conditioned or delayed) or as disclosed in Schedule 7.1(a), Juniata will, and it will cause each Juniata Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.
(b) Negative Covenants.   Juniata agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Schedule 7.1(b), (iii) consented to by Liverpool in writing, such consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Juniata will not, and it will cause each Juniata Subsidiary not to:
(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;
(2) voluntarily take any action that would result in any of the representations and warranties of Juniata or JVB set forth in this Agreement becoming untrue as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;
(3) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Juniata or JVB;
(4) acquire another depository institution or depository institution holding company if the proposed transaction, in Juniata’s reasonable judgment, could be expected to adversely affect the likelihood or timing of the regulatory approvals required under this Agreement.; or

(5) agree to do any of the foregoing.
7.2. Current Information.
(a) Juniata shall promptly inform Liverpool upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Juniata or any Juniata Subsidiary under any labor or employment law.
7.3. Access; Confidentiality.
(a) From the date of this Agreement through the Effective Time, Juniata shall afford to, and shall cause each Juniata Subsidiary to afford to, Liverpool and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Juniata and each Juniata Subsidiary will furnish Liverpool and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Liverpool or its representatives shall from time to time reasonably request.
(b) Liverpool agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Juniata and its Subsidiaries.
(c) Prior to the Effective Time, Liverpool shall hold in confidence all confidential information of Juniata on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Liverpool will continue to comply with the terms of such Confidentiality Agreement.
7.4. Financial and Other Statements.
(a) Promptly upon receipt thereof, Juniata will furnish to Liverpool copies of each annual, interim or special audit of the books of Juniata and the Juniata Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Juniata by such auditors in connection with each annual, interim or special audit of the books of Juniata and the Juniata Subsidiaries made by such auditors.
(b) Juniata will furnish to Liverpool copies of all documents, statements and reports as it or any Juniata Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 15 days after the end of each month, Juniata will deliver to Liverpool a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.
(c) Juniata will advise Liverpool promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Juniata or any of the Juniata Subsidiaries.
(d) With reasonable promptness, Juniata will furnish to Liverpool such additional financial data that Juniata possesses and as Liverpool may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
7.5. Maintenance of Insurance.
Juniata shall maintain, and cause each Juniata Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.
7.6. Disclosure Supplements.
From time to time prior to the Effective Time, Juniata will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.7. Consents and Approvals of Third Parties.
Juniata shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.8. Commercially Reasonable Efforts.
Subject to the terms and conditions herein provided, Juniata agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Juniata.
7.9. Failure to Fulfill Conditions.
In the event that Juniata determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Liverpool.
7.10. Employee Benefits.
(a) After the Closing Date, the Liverpool Benefit Plans may, at Juniata’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that any Liverpool Benefit Plan that contains a cash or deferred arrangement under Code Section 401(k) will, after the Closing Date, be merged with and into the Juniata Benefit Plan that contains a cash or deferred arrangement under Code Section 401(k). Employees of Liverpool who become participants in a Juniata Benefit Plan shall, for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels under such plans, be given credit for service as an employee of Liverpool or any predecessor thereto prior to the Effective Time. This Agreement shall not be construed to limit the ability of Juniata or JVB to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.
(b) In the event of any termination or consolidation of any Liverpool health plan with any Juniata health plan, Juniata shall make available to employees of Liverpool who continue employment with Juniata or a Juniata Subsidiary (“Continuing Employees”) and their dependents health coverage on the same basis as it provides such coverage to Juniata employees. Unless a Continuing Employee affirmatively terminates coverage under a Liverpool health plan prior to the time that such Continuing Employee becomes eligible to participate in the Juniata health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Liverpool health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Juniata and their dependents. In the event of a termination or consolidation of any Liverpool health plan, terminated Liverpool employees and qualified beneficiaries will have the right to continuation coverage under group health plans of Juniata in accordance with COBRA and/or other applicable law. With respect to any Continuing Employee, any coverage limitation under the Juniata health plan due to any pre-existing condition shall be waived by the Juniata health plan to the degree that such condition was covered by the Liverpool health plan and such condition would otherwise have been covered by the Juniata health plan in the absence of such coverage limitation. Juniata shall cause the applicable Juniata Benefit Plan to recognize any medical or other health expense incurred by a Continuing Employee in the plan year that includes the Effective Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.
(c) In the event Juniata terminates the employment (other than as a result of unsatisfactory performance of their respective duties) of any employees of Liverpool (other than employees of Liverpool who are subject to employment contracts), Juniata shall pay severance benefits to such employees as follows: (A) in the event employment is terminated without cause on or prior to the date which is one year after the Effective Date, two weeks’ salary for each year of service with Liverpool, with a minimum severance benefit of four (4) weeks’ salary and a maximum severance benefit of 26 weeks’ salary; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Juniata or its successor; or (C) as otherwise agreed between Liverpool and Juniata.
(d) Juniata agrees to honor, or cause one of its Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority and subject to the requirement that Liverpool cause the agreements designated on Schedule 9.2(g). to be terminated as provided; provided, however, that the foregoing shall not prevent Juniata or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.
7.11. Directors and Officers Indemnification and Insurance.
(a) For a period of six (6) years after the Effective Time, Juniata shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Liverpool (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Juniata, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Liverpool if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Liverpool under the PBC and under Liverpool’s articles of incorporation and bylaws. Juniata shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Liverpool under the PBC and under Liverpool’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Juniata (but the failure so to notify Juniata shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Juniata) and shall deliver to Juniata the undertaking referred to in the previous sentence.
(b) In the event that either Juniata or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Juniata shall assume the obligations set forth in this Section.
(c) Juniata shall maintain, or shall cause JVB to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Liverpool (provided, that Juniata may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Juniata be required to expend pursuant to this subsection more than 150% of the annual cost currently expended by Liverpool with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Juniata shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Liverpool agrees in order for Juniata to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Juniata provided under this Section are intended to be enforceable against Juniata directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Juniata.
7.12. Stock Reserve.
Juniata agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.
7.13. Name.
For a minimum of two (2) years following the effective time of the Merger, Juniata shall operate the former Liverpool franchise as a division of JVB under the name “Liverpool Community Banking Office of The Juniata Valley Bank”. Juniata shall have the right to terminate its obligations under this Section as a result of  (i) regulatory requirements, (ii) safe and sound banking practices as enunciated by bank regulatory agencies, or (iii) based upon the advice of outside legal counsel in the exercise of their fiduciary duties by Juniata’s directors.
7.14. Affiliate Letter.
Juniata shall deliver to Liverpool, concurrently with the execution of this Agreement, the Juniata Affiliate letter.
ARTICLE VIII
REGULATORY AND OTHER MATTERS
8.1. Shareholder Meeting.
Liverpool will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Liverpool Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Liverpool’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Liverpool shareholders (the “Liverpool Recommendation”) and otherwise support the Merger.
8.2. Proxy Statement-Prospectus.
(a) For the purposes of  (i) registering Juniata Common Stock to be offered to holders of Liverpool Common Stock with the SEC under the Securities Act and (ii) holding the Liverpool Shareholders’ Meeting, Juniata shall draft and prepare, and Liverpool shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Liverpool shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Juniata shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Juniata and Liverpool shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Liverpool and Juniata shall thereafter promptly mail the Proxy Statement-Prospectus to the Liverpool shareholders. Juniata shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Liverpool shall furnish all information concerning Liverpool and the holders of Liverpool Common Stock as may be reasonably requested in connection with any such action.
(b) Liverpool shall provide Juniata with any information concerning itself that Juniata may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Juniata shall notify Liverpool promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Liverpool promptly copies of all correspondence between Juniata or any of its representatives and the SEC. Juniata shall give Liverpool and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Liverpool and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Juniata and Liverpool agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Liverpool Common Stock entitled to vote at the Liverpool Shareholders Meeting at the earliest practicable time.
(c) Liverpool and Juniata shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Liverpool shall cooperate with Juniata in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Juniata shall file an amended Registration Statement with the SEC, and Juniata and Liverpool shall mail an amended Proxy Statement-Prospectus to the Liverpool shareholders.
8.3. Regulatory Approvals.
Each of Liverpool and Juniata will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Liverpool and Juniata will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Liverpool or Juniata to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Liverpool shall have the right to review and approve in advance all characterizations of the information relating to Liverpool which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Juniata shall give Liverpool and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Liverpool and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Juniata shall notify Liverpool promptly of the receipt of any comments of any Bank Regulator with respect to such filings.
ARTICLE IX
CLOSING CONDITIONS
9.1. Conditions to Each Party’s Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
(a) Shareholder Approval.   This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Liverpool.
(b) Injunctions.   None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
(c) Regulatory Approvals.   All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a

Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Liverpool or Juniata, as the case may be, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Liverpool, JVB, and Juniata or materially impair the value of Liverpool to Juniata or of Juniata and JVB to Liverpool.
(d) Effectiveness of Registration Statement.   The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Juniata Common Stock in the Merger is subject to the blue sky laws of any state, the offer and sale shall not be subject to a stop order of any state securities commissioner.
(e) Tax Opinions.   On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, the parties shall have received an opinion of Barley Snyder LLP, reasonably acceptable in form and substance to Juniata and Liverpool, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), Barley Snyder LLP may require and rely upon customary representations contained in certificates of officers of Juniata and Liverpool and their respective subsidiaries.
9.2. Conditions to the Obligations of Juniata under this Agreement.
The obligations of Juniata under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:
(a) Representations and Warranties.   Each of the representations and warranties of Liverpool set forth in this Agreement or in any certificate or agreement delivered by Liverpool pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For purposes of this condition to Closing, no representation or warranty of Liverpool contained in Article IV shall be deemed untrue or incorrect, and Liverpool shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 4.1(a), 4.1(b) and 4.1(c), and in Sections 4.2, 4.3 and 4.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects based on the qualifications and standards therein contained.
(b) Agreements and Covenants.   Liverpool shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.
(c) Permits, Authorizations, Etc.   Liverpool shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.
(d) No Change Resulting in Material Adverse Effect.   From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Liverpool.

(e) Officer’s Certificate.   Liverpool shall have delivered to Juniata a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 9.2 have been satisfied.
(f) Liverpool Dissenters’ Rights.   Holders of no more than 20% of Liverpool Common Stock shall have exercised dissenters’ rights under Section 1222 of the PBC.
(g) Employment Agreement.   The Employment Agreement identified on Schedule 9.2(g) shall have been terminated, with an effective date of termination prior to the Closing Date, and all sums required to be paid as a result thereof shall have been paid in full prior to the Effective Date.
9.3. Conditions to the Obligations of Liverpool under this Agreement.
The obligations of Liverpool under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:
(a) Representations and Warranties.   Each of the representations and warranties of Juniata set forth in this Agreement or in any certificate or agreement delivered by Juniata pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For the purposes of this condition to Closing, no representation or warranty of Juniata contained in Article V shall be deemed untrue or incorrect, and Juniata shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 5.1(a), 5.1(b), and 5.1(c), and in Sections 5.2, 5.3, 5.7, and 5.17, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects based on the qualifications and standards therein contained.
(b) Agreements and Covenants.   Juniata shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.
(c) Permits, Authorizations, Etc.   Juniata shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.
(d) No Change Resulting in Material Adverse Effect.   From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Juniata or JVB.
(e) Payment of Merger Consideration.   Juniata shall have delivered the Merger Consideration to the Exchange Agent on or before the Closing Date, and the Exchange Agent shall provide Liverpool with a certificate evidencing such delivery.
(f) Officer’s Certificate.   Juniata shall have delivered to Liverpool a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
10.1. Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Liverpool:
(a) At any time by the mutual written agreement of Juniata and Liverpool;
(b) By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Liverpool) or Section 9.3(a) (in the case of a breach of a representation or warranty by Juniata);
(c) By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of covenant by Liverpool) or Section 9.3(b) (in the case of a breach of covenant by Juniata);
(d) By either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Juniata and Liverpool; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(e) By either party if the shareholders of Liverpool fail to approve the transactions contemplated by this Agreement at a meeting of Liverpool’s shareholders called for that purpose; provided, however, that no termination right of Liverpool shall exist hereunder if, prior to such shareholder vote, Liverpool’s board of directors shall have withdrawn, modified or changed in a manner adverse to Juniata its approval or recommendation of this Agreement and the transactions contemplated thereby;
(f) By either party if  (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
(g) By the Board of Directors of Juniata (i) if Liverpool has received a Liverpool Superior Proposal and (ii) in accordance with Section 6.10 of this Agreement, the Board of Directors of Liverpool (A) enters into an acquisition agreement with respect to the Liverpool Superior Proposal, (B) terminates this Agreement, (C) withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Juniata, or (D) delivers a Final Notice of Liverpool Superior Proposal;

(h) By the Board of Directors of Liverpool if Liverpool has received a Liverpool Superior Proposal and, in accordance with Section 6.10, the Board of Directors of Liverpool has delivered a Final Notice of Liverpool Superior Proposal; or
(i) By the Board of Directors of Liverpool, through a resolution adopted by its Board of Directors, if the Juniata Price Ratio is both: (x) less than .80; and (y) less than .80 of the Index Ratio.
(i) For purposes of this Section 10.1, the following terms shall have the meanings indicated:
(A) “Starting Price” shall mean $20.00.
(B) The “Closing Market Price” shall be the average of the per share closing bid and asked prices for Juniata Common Stock, calculated to two decimal places, for the Price Determination Period, as reported on the OTC Markets Group OTC Pink marketplace (“OTC Pink”).
(C) “Pre-Announcement Date” shall mean December 28, 2017, i.e., the business day immediately preceding the date of the announcement of this Agreement.
(D) “Juniata Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Closing Market Price by the Starting Price, calculated to four (4) decimal places.
(E) “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average NASDAQ Bank Stock Index Value For The Price Determination Period by the NASDAQ Bank Stock Index Value on the Pre-Announcement Date, calculated to four (4) decimal places.
(F) “Average NASDAQ Bank Stock Index Value For The Price Determination Period” means the average of the NASDAQ Bank Stock Index Value as quoted by NASDAQ for the Price Determination Period.
(G) “Price Determination Period” means the thirty (30) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date. (For example, if March 30, 2018 were to be the Effective Date, then the Price Determination Period would be February 13 – 16, 20 – 23 and 26 – 28 and March 1 – 2, 5 – 9, 12 – 16, 19 – 23 and 26 – 27). In the event that OTC Pink shall fail to report closing bid and asked prices for Juniata Common Stock for any trading day during the Price Determination Period, the closing bid and asked prices for that day shall be equal to the average of the closing bid and asked prices as quoted (i) by Boenning and Morgan Stanley; or (ii) in the event that both of these firms are not then making a market in Juniata Common Stock, by two brokerage firms then making a market in Juniata Common Stock to be selected by Juniata and approved by Liverpool, such approval not to be unreasonably withheld.
(ii) The Starting Price, the Closing Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio in Section 3.1(b) herein.
(iii) In the event Liverpool desires to effect a Market Termination, it shall give prompt written notice thereof to Juniata. Juniata shall have the right, through a resolution adopted by its Board of Directors, to cause Liverpool to amend this Agreement to increase the Conversion Ratio or increase the Cash Consideration such that the combined Cash Consideration and Juniata Stock Consideration, based on the Closing Market Price, is at least $10,044,000, in lieu of terminating the agreement (and, upon such amendment, Liverpool shall not have the right to terminate this Agreement pursuant to this Section 10.1(i)).

10.2. Effect of Termination.
(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.7, 11.10, 11.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
(iii) In the event this Agreement is terminated by Juniata pursuant to Section 10.1(e) and (A) prior to such termination any person shall have publicly proposed or announced a Liverpool Acquisition Transaction or (B) within twelve (12) months after such termination, Liverpool enters into an agreement with respect to a Liverpool Acquisition Transaction or completes a Liverpool Acquisition Transaction, then Juniata, in its sole and absolute discretion, and as its sole and exclusive remedy, may elect, upon written notice to Liverpool within ten (10) business days after such termination (the “Juniata Break-Up Election Notice”), to require Liverpool to make a cash payment in the amount of  $439,425 (the “Juniata Termination Fee”). Liverpool shall pay to Juniata the Juniata Termination Fee within ten (10) business days after written demand by Juniata after closing of a Liverpool Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by Juniata.
(iv) In the event that Juniata terminates this Agreement in accordance with Section 10.1(g) or Liverpool terminates this Agreement in accordance with Section 10.1(h), Liverpool shall pay to Juniata the Juniata Termination Fee within ten (10) business days after Juniata gives notice of such termination. Such payments shall be made by wire transfer of immediately available funds to an account designated by Juniata.
(c) The right to receive payment of the Juniata Termination Fee under Section 10.2(b)(iv) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.
10.3. Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Liverpool), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Liverpool, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Liverpool’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI
MISCELLANEOUS
11.1. Confidentiality.
Except as specifically set forth herein, Juniata and Liverpool mutually agree to be bound by the terms of the confidentiality agreement dated December 13, 2017 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.
11.2. Public Announcements.
Liverpool and Juniata shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Liverpool nor Juniata shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.
11.3. Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
11.4. Expenses.
Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Juniata, the registration fee to be paid to the SEC in connection with the Registration Statement.
11.5. Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next business day delivery, addressed as follows:
If to Liverpool, to:	Robert L. Holmes Chairman and President P.O. Box 7 Liverpool, PA 17045
With required copies (which shall not constitute notice) to:	Kenneth J. Rollins, Esq. Pillar + Aught 4201 E. Park Circle Harrisburg, PA 17111 Fax: (717) 686-9862
If to Juniata, to:	Marcie A. Barber President and Chief Executive Officer 218 Bridge Street Mifflintown, PA 17059 Fax: (717) 436-7551

With required copies (which shall not constitute notice) to:	Paul G. Mattaini, Esq. Kimberly J. Decker, Esq. Barley Snyder LLP 126 East King Street Lancaster, PA 17602 Fax: (717) 291-4660
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier and requesting next business day delivery.
11.6. Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.11, and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
11.7. Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.
11.8. Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
11.9. Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
11.10. Governing Law.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.
11.11. Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of  “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
11.12. Specific Performance; Jurisdiction.
The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.
[Signature Page Follows]

IN WITNESS WHEREOF, Juniata, JVB and Liverpool have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.
JUNIATA VALLEY FINANCIAL CORPORATION
Dated: December 29, 2017	By: /s/ Marcie A. Barber Name: Marcie A. Barber Title: President and Chief Executive Officer
JUNIATA VALLEY BANK
Dated: December 29, 2017	By: /s/ Marcie A. Barber Name: Marcie A. Barber Title: President and Chief Executive Officer
LIVERPOOL COMMUNITY BANK
Dated: December 29, 2017	By: /s/ Robert Holmes Name: Robert Holmes Title: Chairman and President

ANNEX B

Opinion of The Kafafian Group, Inc.
December 29, 2017

Board of Directors
Liverpool Community Bank
104 North Front Street
Liverpool, PA 17045
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders, excluding Juniata (defined below), of the Liverpool Community Bank (“Liverpool” or the “Company”) common shares (“Common Share(s)”), of the Merger Consideration (as defined in the Agreement) to be paid pursuant to the December 29, 2017 “Agreement and Plan of Merger By and Between Juniata Valley Financial Corp., The Juniata Valley Bank and Liverpool Community Bank” (the “Agreement”).
For the purpose of this fairness opinion letter, Juniata Valley Financial Corp. and The Juniata Valley Bank may be individually or collectively referred to as “Juniata” or the “Proposed Acquiror” of the Liverpool Common Shares not currently owned by Juniata (the “Transaction”). We understand that as of December 29, 2017, Juniata owns 39.16%, or 1,214, of the Liverpool Common Shares. The 1,214 Liverpool Common Shares owned by Juniata will not receive any Merger Consideration.
Liverpool Common Share holders, excluding Juniata, will have the option to elect, subject to allocation procedures, (i) cash totaling between 15% and 20% of the Merger Consideration, at a per share Cash Consideration of  $4,050.00 and, (ii) in Juniata’s common stock totaling between 80% and 85% of the Merger Consideration (the “Juniata Stock Consideration”).
The Juniata Stock Consideration will be calculated as the product of  (i) a Conversion Ratio of 202.6286 shares multiplied by (ii) the volume weighted average of Juniata’s stock price on thirty (30) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date of the Transaction. The per share Juniata Stock Consideration is $4,050.00, given a volume weighted average price for a fifteen day period ended December 26, 2017 of  $19.99 for Juniata multiplied by the Conversion Ratio of 202.6286 shares of Juniata for one Liverpool Common Share. On a per share basis, the Juniata Stock Consideration at closing may be less then, equal to or greater than, the per share Cash Consideration. The exact mix of the Merger Consideration is also subject to an Allocation procedure in the event that either (i) less than 15% of the Liverpool Common Share holders, excluding Juniata, elect Cash Consideration or (ii) greater than 20% of the Liverpool Common Share holders, excluding Juniata, elect Cash Consideration.
The Kafafian Group, Inc. (“TKG”), as part of our financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit improvement; and various other financial advisory services. TKG has not provided any services to either the Company or the Proposed Acquiror within the past two years.

In rendering this opinion, TKG, among other things:
 –
Reviewed the Agreement;

 –
Analyzed regulatory filings and other financial information concerning Liverpool;

 –
Analyzed regulatory filings and other financial information concerning Juniata;

 –
Discussed past, present, and future financial performance and operating philosophies with Liverpool and Juniata senior management and other representatives;

 –
Reviewed certain internal financial data and projections of Liverpool and Juniata;

 –
Compared the financial condition and financial performance of Liverpool and Juniata to similar financial institutions;

 –
Compared the Merger Consideration to be paid to Liverpool Common Share holders pursuant to the Agreement with the consideration paid in comparable merger transactions of other financial institutions;

 –
Reviewed the pro forma impact of the Merger Consideration on the earnings and book value of Liverpool and Juniata and compared the contributions of each institution to the proposed combined company in a number of key financial categories;

 –
Considered other financial studies, analyses, and investigations and reviewed other information deemed appropriate to render this opinion.

TKG spoke with certain members of senior management and other representatives of Liverpool and Juniata to discuss the foregoing, as well as matters TKG deemed relevant. As part of its analyses, TKG took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG’s opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates thereof.
TKG has assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation. TKG assumed that financial forecasts were reasonably prepared on basis reflecting the best currently available estimates and judgments of senior management and are based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.
TKG did not make any independent evaluation or appraisals of either Liverpool or Juniata or their respective assets or liabilities, nor was it furnished with any such appraisals. TKG has not made a review of the loans or loan loss reserves or reviewed any individual loan files of Liverpool or Juniata. TKG did not conduct a physical inspection of any properties or facilities of Liverpool or Juniata. TKG also assumed, without independent verification, that the aggregate allowances for loan losses for Liverpool and Juniata were adequate and that the Juniata had the financial resources to provide the Cash Consideration.
TKG relied upon assurances from management of Liverpool and Juniata that they are not aware of any facts or circumstances that may cause the information reviewed by it to contain a misstatement of omission of a fact material to its opinion. TKG has assumed that the Transaction will be completed in accordance with the terms of the Agreement and all applicable laws and regulations. TKG has assumed in all respects material to its analysis that all of the representations and warranties contained in the Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement have not been nor will be waived. TKG has assumed that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the completion of the Transaction will be satisfied without any waivers or modifications to the Agreement. Furthermore, that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Transaction, including the cost savings, revenue enhancements and related expenses expected to result from the Transaction. TKG also has assumed that there has been no material change to Liverpool’s or Juniata’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us.
This opinion is being furnished for the use and benefit of the Board of Directors of Liverpool Community Bank and is not a recommendation to any Liverpool Common Share holder to tender their Common Shares to the Proposed Acquiror.
Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration, as defined herein and described in the Agreement is fair from a financial point of view, to the holders of the Common Shares of the Liverpool Community Bank.
Very truly yours,
The Kafafian Group, Inc.

ANNEX C
Dissenters’ Rights Statute
§1571. Application and effect of subchapter
(a)
General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).
Section 333 (relating to approval of merger).
Section 343 (relating to approval of interest exchange).
Section 353 (relating to approval of conversion).
Section 363 (relating to approval of division).
Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).
(b)
Exceptions. —

(1)
Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)
listed on a national securities exchange registered under section 6 of the Exchange Act;1 or

(ii)
held beneficially or of record by more than 2,000 persons.

(2)
Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)
(Repealed).

(ii)
Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)
Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3)
The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)
Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d)
Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1)
a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)
a copy of this subchapter.

(e)
Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f)
Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.

(g)
Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)
Cross references. — See:

Section 315 (relating to nature of transactions).
Section 1105 (relating to restriction on equitable relief).
Section 1763(c) (relating to determination of shareholders of record).
Section 2512 (relating to dissenters rights procedure).
§1572. Definitions
The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§1573. Record and beneficial holders and owners
(a)
Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)
Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§1574. Notice of intention to dissent
If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§1575. Notice to demand payment
(a)
General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1)
State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)
Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3)
Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4)
Be accompanied by a copy of this subchapter.

(b)
Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§1576. Failure to comply with notice to demand payment, etc.
(a)
Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b)
Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c)
Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§1577. Release of restrictions or payment for shares
(a)
Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b)
Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c)
Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1)
The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2)
A statement of the corporation’s estimate of the fair value of the shares.

(3)
A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d)
Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§1578. Estimate by dissenter of fair value of shares
(a)
General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b)
Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§1579. Valuation proceedings generally
(a)
General rule. — Within 60 days after the latest of:

(1)
effectuation of the proposed corporate action;

(2)
timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)
timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
(b)
Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 C.S.A. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)
Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d)
Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e)
Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§1580. Costs and expenses of valuation proceedings
(a)
General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b)
Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
(c)
Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.
Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.
Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 20 of Juniata’s bylaws provides indemnification of directors, officers and other agents of Juniata and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL, unless a majority of Juniata’s directors who are uninvolved in the proceeding or, in the absence of at least three such directors, the holders of one-third of the outstanding shares of Juniata, determine that such person is not entitled to indemnification.
Section 20.5 of Juniata’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Section 20.7 of Juniata’s bylaws, Juniata maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Juniata for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Juniata.
The foregoing is only a general summary of certain aspects of Pennsylvania law and Juniata’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article 20 of the bylaws of Juniata.

Item 21.   Exhibits and Financial Statement Schedules.
(a)
Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 29, 2017, between Juniata Valley Financial Corp. and Liverpool Community Bank (included as Annex A of the Proxy statement/Prospectus contained in this Registration Statement). The registrant agrees to provide to the Securities and Exchange Commission, upon request, a copy of the schedules to this Agreement.
3.1	Amended and Restated Articles of Incorporation of Juniata (Incorporated by reference to Exhibit 4.1 to Form S-3 No. 333-129023, filed October 14, 2005)
3.2	Bylaws of Juniata, as amended (Incorporated by reference to (i) Exhibit 3.2 to Form 8-K, filed on December 21, 2007; and (ii) Form 8-K, filed on February 28, 2012)
4.1	Form of Common Stock Certificate of Juniata Valley Financial Corp. (Incorporated by reference to Exhibit 4.1 to Form S-4 No. 333-206545, filed on August 24, 2015)
5.1*	Opinion of Barley Snyder, LLP as to the legality of the securities to be registered
8.1	Opinion of Barley Snyder, LLP as to the tax consequences of the merger
21.1	Subsidiaries of Juniata Valley Financial Corp. (Incorporated by reference to Exhibit 21.1 of Form 10-K, filed March 15, 2017)
23.1	Consent of Barley Snyder, LLP (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)
23.2	Consent of BDO USA, LLP
23.3	Consent of The Kafafian Group, Inc.
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Form of Proxy Card for Special Meeting of Shareholders of Liverpool Community Bank
99.2	Opinion of The Kafafian Group, Inc. (included as Annex B to the Proxy statement/Prospectus contained in this Registration Statement)
(d)
Financial statement schedules:   Not applicable.

(e)
Reports, opinion or appraisals:   The opinion of The Kafafian Group, Inc. is included as Annex B to the proxy statement/prospectus.

*
Previously Filed

Item 22.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act (the “Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(c)
The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g)
The undersigned registrant hereby undertakes that:

(1)
For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4)
For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Juniata Valley Financial Corp. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mifflintown, Commonwealth of Pennsylvania, on March 9, 2018.
JUNIATA VALLEY FINANCIAL CORP.
By:
/s/ Marcie A. Barber

Name:
Marcie A. Barber

Title:
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S 4 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Marcie A. Barber Marcie A. Barber	Director, President and Chief Executive Officer (Principal Executive Officer)	March 9, 2018
/s/ Michael A. Buffington* Michael A. Buffington	Director	March 9, 2018
/s/ Martin L. Dreibelbis* Martin L. Dreibelbis	Director	March 9, 2018
/s/ Philip E. Gingerich, Jr.* Philip E. Gingerich, Jr.	Vice Chairman	March 9, 2018
/s/ Timothy I. Havice* Timothy I. Havice	Chairman	March 9, 2018
/s/ Gary E. Kelsey* Gary E. Kelsey	Director	March 9, 2018
/s/ Richard M. Scanlon, DMD* Richard M. Scanlon, DMD	Director	March 9, 2018
/s/ Bradley J. Wagner* Bradley J. Wagner	Director	March 9, 2018
/s/ JoAnn N. McMinn JoAnn N. McMinn	Chief Financial Officer (Principal Accounting and Financial Officer)	March 9, 2018
*By	Marcie A. Barber, Attorney-in-fact